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As filed with the Securities and Exchange Commission on September 3, 2015

Registration No. 333-206287

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC. (Exact name of Registrant as specified in its charter)	CONSOLIDATED COMMUNICATIONS, INC. (Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)		Illinois (State or other jurisdiction of incorporation or organization)
02-0636095 (I.R.S. Employer Identification No.)	4813 (Primary Standard Industrial Classification Code Number)	02-0636475 (I.R.S. Employer Identification No.)

121 South 17th Street
Mattoon, Illinois 61938-3987
(217) 235-3311
(Address, including zip code, and telephone number, including area code, of Registrants' principal executive offices)

See Table of Additional Registrants Below

Steven L. Childers
Chief Financial Officer
Consolidated Communications Holdings, Inc.
121 South 17th Street
Mattoon, Illinois 61938-3987
(217) 235-3311
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Alexander B. Young
Schiff Hardin LLP
233 S. Wacker Drive, Suite 6600
Chicago, Illinois 60606
(312) 258-5500

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after the effective date of this registration statement.

         If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

         If applicable, place an ☒ in the box to designate the appropriate rule provision relied upon in conducting this transaction:

         Exchange Act Rule 13e-4(i) (Cross-Border Issue Tender Offer)    ☐

         Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    ☐

         The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Table of Additional Registrants(1)(2)(3)

Exact Name of Registrant as Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification No.
Consolidated Communications Enterprise Services, Inc.	Delaware	02-0636464
Consolidated Communications of Pennsylvania Company, LLC	Delaware	26-3872130
Consolidated Communications Services Company	Texas	75-2797369
Consolidated Communications of Fort Bend Company	Texas	74-0629710
Consolidated Communications of Texas Company	Texas	75-2073931
SureWest Fiber Ventures, LLC	Delaware	46-0596477
SureWest Kansas, Inc.	Delaware	20-4467074
SureWest Telephone	California	94-0817190
SureWest TeleVideo	California	30-0088182
Enventis Corporation	Minnesota	41-1524393
Cable Network, Inc.	Minnesota	41-1504149
Crystal Communications, Inc.	Minnesota	41-1865166
Enventis Telecom, Inc.	Minnesota	41-1885764
Heartland Telecommunications Company of Iowa	Minnesota	41-1834561
Mankato Citizens Telephone Company	Minnesota	41-0392270
Mid-Communications, Inc.	Minnesota	41-0793139
National Independent Billing, Inc.	Minnesota	41-0875886
IdeaOne Telecom Inc.	Minnesota	45-4522585
Enterprise Integration Services, Inc.	Minnesota	45-4101005

(1)
The address and telephone number for the principal executive offices of each of the Additional Registrants organized in the U.S. is 121 South 17th Street, Mattoon, Illinois 61938-3987, (217) 235-3311.

(2)
The name, address, including zip code, and telephone number, including area code, of agent for service for each of the Additional Registrants is Steven L. Childers, Chief Financial Officer, Consolidated Communications Holdings, Inc., 121 South 17th Street, Mattoon, Illinois 61938-3987, (217) 235-3311.

(3)
Copies of communications to any Additional Registrant should be sent to Alexander B. Young, Schiff Hardin LLP, 233 S. Wacker Drive, Suite 6600, Chicago, Illinois 60606, (312) 258-5500.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED SEPTEMBER 3, 2015

PROSPECTUS

CONSOLIDATED COMMUNICATIONS, INC.

OFFER TO EXCHANGE
$500,000,000 OF 6.50% SENIOR NOTES DUE 2022
FOR
$500,000,000 OF 6.50% SENIOR NOTES DUE 2022
WHICH HAVE BEEN REGISTERED
UNDER THE SECURITIES ACT OF 1933, AS AMENDED

UNCONDITIONALLY GUARANTEED BY
CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.
AND CERTAIN SUBSIDIARIES OF CONSOLIDATED COMMUNICATIONS, INC.
THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
5:00 P.M., NEW YORK CITY TIME, ON                    , 2015, UNLESS EXTENDED.

Terms of the exchange offer:

  •
  The notes being offered hereby (the "Exchange Notes") are being registered with the Securities and Exchange Commission and are being offered in exchange for all of outstanding 6.50% Senior Notes due 2022 (the "Original Notes") of Consolidated Communications, Inc. (the "Company") that were previously issued in an offering exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). The terms of the exchange offer are summarized below and are more fully described in this prospectus.

  •
  The Company will exchange all Original Notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer.

  •
  You may withdraw tenders of Original Notes at any time prior to the expiration of the exchange offer.

  •
  The Company believes that the exchange of Original Notes will not be a taxable event for U.S. federal income tax purposes, but you should see "The Exchange Offer—Tax Consequences of the Exchange Offer" on page 65 of this prospectus for more information.

  •
  The Company will not receive any proceeds from the exchange offer.

  •
  The terms of the Exchange Notes are substantially identical to the Original Notes, except that the Exchange Notes are registered under the Securities Act and the transfer restrictions and registration rights applicable to the Original Notes do not apply to the Exchange Notes.

  •
  The Exchange Notes will be guaranteed on a senior unsecured basis by the Company's parent, Consolidated Communications Holdings, Inc., and by certain subsidiaries of Consolidated Communications, Inc.

  •
  The Company does not intend to list the Exchange Notes on any securities exchange or to have them approved for any automated quotation system.

         See the section entitled "Description of the Notes" that begins on page 67 for more information about the Exchange Notes to be issued in this exchange offer.

         Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for outstanding Original Notes where such outstanding Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after consummation of this exchange offer (or such shorter period until the date on which all broker-dealers have disposed of their registrable securities), it will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

         This investment involves risks. See the section entitled "Risk Factors" that begins on page 14 for a discussion of the risks that you should consider prior to tendering your Original Notes in the exchange.

         Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                    , 2015.

This prospectus and the letter of transmittal are first being mailed to all holders of the Original Notes on                    , 2015.

        NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CONSOLIDATED COMMUNICATIONS HOLDINGS, INC., CONSOLIDATED COMMUNICATIONS, INC. OR ITS SUBSIDIARY GUARANTORS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL CREATE UNDER ANY CIRCUMSTANCES AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF CONSOLIDATED COMMUNICATIONS HOLDINGS, INC., CONSOLIDATED COMMUNICATIONS, INC. OR ITS SUBSIDIARY GUARANTORS SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES OTHER THAN THOSE SPECIFICALLY OFFERED HEREBY OR AN OFFER TO SELL ANY SECURITIES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. THE INFORMATION CONTAINED IN THIS PROSPECTUS SPEAKS ONLY AS OF THE DATE OF THIS PROSPECTUS UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

IMPORTANT TERMS USED IN THIS PROSPECTUS

        In this prospectus, unless the context indicates otherwise, (1) the terms the "Company" and the "Issuer" refer to Consolidated Communications, Inc. and not to its parent, subsidiaries or affiliates, and (2) the terms "Consolidated," "we," "us" and "our" refer to Consolidated Communications Holdings, Inc. and its consolidated subsidiaries.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        This prospectus incorporates important business and financial information about Consolidated that is not included in or delivered with this prospectus. We incorporate by reference the following documents filed with the Securities and Exchange Commission (the "SEC"):

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2014;

  •
  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015;

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  our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015;

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  our Current Report on Form 8-K filed on June 8, 2015;

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  our Current Report on Form 8-K filed on June 11, 2015;

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  our Current Report on Form 8-K filed on August 10, 2015; and

  •
  the audited consolidated financial statements contained in pages 48 through 76 of Enventis Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

        We also incorporate by reference any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to the extent such documents are deemed "filed" for purposes of the Exchange Act, until we complete the offering of the Exchange Notes.

        Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        You can obtain any of the documents incorporated by reference through us, the SEC or the SEC's website, http://www.sec.gov. Documents we have incorporated by reference are available from us without charge, excluding exhibits to those documents unless we have specifically incorporated by reference such exhibits in this prospectus. Any person, including any beneficial owner, to whom this prospectus is delivered, may obtain the documents we have incorporated by reference in, but not delivered with, this prospectus by requesting them by telephone or in writing at the following address:

Consolidated Communications Holdings, Inc.
121 South 17th Street
Mattoon, Illinois 61938
(217) 235-3311
Attn: Investor Relations

        To obtain timely delivery you must request this information no later than five (5) business days before the date you must make your investment decision. Such date is                  , 2015.

i

 WHERE YOU CAN FIND MORE INFORMATION

        Consolidated files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain additional information about the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including Consolidated.

        We maintain an Internet site at www.consolidated.com which contains information concerning Consolidated and its subsidiaries. The information contained at our Internet site is not incorporated by reference in this prospectus, and you should not consider it a part of this prospectus.

        This prospectus forms part of the registration statement on Form S-4 filed by the Company and the other registrants named therein with the SEC under the Securities Act. This prospectus does not contain all the information set forth in the registration statement. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual document. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

        You should rely only on the information incorporated by reference or provided in this prospectus or any supplement to this prospectus. We have not authorized anyone else to provide you with different information. This prospectus is used to offer and sell the Exchange Notes referred to in this prospectus, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of the date of this prospectus.

FORWARD-LOOKING STATEMENTS

        This prospectus includes "forward-looking statements." Any statements contained in this prospectus that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such.

        Forward-looking statements may be identified by the use of words such as "anticipate," "believe," "expect," "intend," "plan," "may," "estimate," "target," "project," "should," "will," "can," "likely," or other similar expressions and any other statements that predict or indicate future events or trends or that are not statements of historical facts. These forward-looking statements are subject to numerous risks and uncertainties. Such forward-looking statements reflect, among other things, our current expectations, plans, strategies and anticipated financial results and involve a number of known and unknown risks, uncertainties and factors that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements. These risks, uncertainties and factors include, but are not limited to, the following:

  •
  the substantial amount of our debt and our ability to incur additional debt in the future;

  •
  our need for a significant amount of cash to service and repay our debt and to pay dividends on our common stock;

  •
  restrictions contained in our debt agreements that limit the discretion of management in operating the business;

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  our ability to refinance our existing debt as necessary and interest rate risk associated with variable-rate debt;

  •
  rapid development and introduction of new technologies in the telecommunications industry;

  •
  intense competition in the telecommunications industry;

  •
  risks associated with shifts in our product mix;

  •
  substantial and increasing costs;

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  cash distributions from our subsidiaries and partnership interests;

  •
  unanticipated higher capital spending for, or delays in, the deployment of new technologies, and the pricing and availability of equipment, materials and inventories;

  •
  risks associated with the integration of Enventis Corporation ("Enventis") following the Enventis acquisition in October 2014;

  •
  continuing transaction, integration and restructuring costs incurred in connection with the Enventis acquisition;

  •
  risks associated with our possible pursuit of further acquisitions;

  •
  economic conditions in our service areas;

  •
  system failures;

  •
  losses of large customers, wireless partnerships, government contracts, receipts of governmental funds, or certifications;

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  losses of large numbers of other customers, or an inability to secure new customers at the pace and cost at which they have previously been secured;

  •
  risks associated with the rights-of-way for the network;

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  loss of our certification or designation by key equipment manufacturers or business partners, or a partner losing its position as a leading provider of technology solutions, which could adversely impact our suite of business products and services;

  •
  disruptions in the relationships with third party vendors;

  •
  negotiations of collective bargaining agreements with employees;

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  losses of key management personnel and the inability to attract and retain highly qualified management and personnel in the future;

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  changes in the extensive governmental legislation and regulations governing telecommunications providers and the provision of telecommunications services;

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  change in the level of support we receive from the FCC, which is subject to change in accounting treatment and which may impact how future support is recorded to our financial statements;

  •
  increased regulation of the Internet;

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  telecommunications carriers disputing and/or avoiding their obligations to pay network access charges for use of our network;

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  high costs of regulatory compliance;

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  the cost and competitive impact of legislation and regulatory changes in the telecommunications industry;

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  maintenance of data security;

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  significant costs associated with lawsuits and regulatory inquiries;

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  liability and compliance costs regarding environmental regulations; and

  •
  risks related to litigation in which we are or may become involved.

        These and other uncertainties related to our business are described in greater detail in the section entitled "Risk Factors." Many of these risks are beyond our management's ability to control or predict. All forward-looking statements attributable to us or persons acting on behalf of us are expressly qualified in their entirety by the cautionary statements contained, and risk factors identified, in this prospectus. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the SEC, we undertake no obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

PROSPECTUS SUMMARY

        The following summary highlights some of the information from this prospectus and does not contain all the information that is important to you. Before deciding to participate in the exchange offer, you should read the entire prospectus, including the section entitled "Risk Factors" and our consolidated financial statements and the related notes and other information incorporated by reference herein. Some statements in this Prospectus Summary are forward-looking statements. See "Forward-Looking Statements."

 Consolidated Communications Holdings, Inc.

Our Company

        We are a regional communications service provider offering a wide range of communications services in consumer, commercial, and carrier channels in California, Illinois, Iowa, Kansas, Minnesota, Missouri, North Dakota, Pennsylvania, South Dakota, Texas, and Wisconsin. Depending on the market, we operate as either the Incumbent Local Exchange Carrier ("ILEC") or as a Competitive Local Exchange Carrier ("CLEC"). We offer an array of integrated communications services to residential and business customers, including: high-speed broadband Internet access, video services, local and long distance service, Voice over Internet Protocol ("VoIP") and custom calling features. Additionally, services to our business customers also include private line services, carrier grade access services, network capacity services over our regional fiber optic networks, data center and managed services, directory publishing, cloud services, and equipment sales. We deliver these services over our technologically advanced broadband network which gives us the ability to deliver high-quality communications services in all of the markets we serve. We have made significant investments in our technologically advanced telecommunications networks and continue to enhance and expand our network by deploying technologies to provide additional capacity to our customers. We believe our investment to extend our fiber network closer, and in select cases directly to, the customer premises enables us to provide our customers with innovative solutions that meet their bandwidth and service quality requirements. We also own minority equity interests in five wireless partnerships with Verizon Wireless that overlap with our ILEC and CLEC service markets. We were organized in 2002 and are the successor to businesses engaged in providing telecommunications services since 1894.

        As of June 30, 2015, we had 1,064,639 total connections, including 493,540 voice connections, 448,944 data connections and 122,155 video conections.

Our Competitive Strengths

  Technologically Advanced Network

        We have made significant investments, building technologically-advanced telecommunications networks. As a result, we are able to deliver high- quality, reliable data, video and voice services in the markets we serve. Our wide-ranging network and extensive use of fiber provide an easy reach into existing and new areas. By bringing the fiber network closer to the customer premises, we can increase our service offerings, quality and bandwidth services. Our existing network enables us to efficiently respond and adapt to changes in technology and is capable of supporting the rising customer demand for bandwidth in order to support the growing amount of wireless data devices in the home.

        Our internet protocol ("IP") backbone network provides a high-quality, flexible platform that allows us to deliver broadband applications to our customers at both competitive speeds and prices. Our existing network supports the delivery of standard and IPTV services to approximately 75% of the homes in our market. We have deployed an extensive MPLS (multi-protocol label switching) core network that is highly scalable in order to more efficiently deliver Metro- Ethernet, VoIP services and other additional IP services.

        Our networks are supported by advanced 100% digital switches, with a fiber network connecting in all but one of our exchanges. We continue to enhance our copper network to increase bandwidth in order to provide additional products and services to our marketable homes. In addition to our copper plant enhancements, we have deployed fiber-optic cable extensively throughout our network, resulting in a 100% fiber backbone network that supports all of the inter-office and host-remote links, as well as the majority of business parks within our ILEC and CLEC service areas. In addition, this fiber infrastructure provides the connectivity required to provide video service, Internet and long-distance services to all Consolidated residential and enterprise customers. Our fiber network utilizes fiber-to-the-home ("FTTH") and fiber-to- the-node ("FTTN") networks to offer bundled residential and commercial services.

        In our CLEC markets, we operate fiber networks which we own or have entered into long-term leases for fiber network access. Our CLEC's operate approximately 7,200 route-miles of fiber, which includes approximately 4,200 miles of fiber network in Minnesota and surrounding areas, 2,000 miles of fiber network in Texas, approximately 600 route-miles of fiber-optic facilities in the Pittsburgh metropolitan area, approximately 350 route-miles of fiber optic facilities in California that cover large parts of the greater Sacramento metropolitan area and over 60 route-miles of fiber optic facilities in Kansas City that service the greater Kansas City area including both Kansas and Missouri. Our CLEC operations provide both residential and commercial services. Residential service includes VoIP, data and video service. For commercial services, we sell competitive wholesale capacity on our fiber network to other carriers, wireless providers, CLECs and large commercial customers. We also provide carrier hotel space and data center space in the various markets we serve. In all the markets we serve, we have launched initiatives to support fiber backhaul services to cell sites. As of June 30, 2015, we had 1,124 cell sites under contract with 865 connected and approximately 180 scheduled for completion in 2015.

  Attractive Markets

        The geographic areas we serve are characterized by a balanced mix of growing suburban areas and stable, rural territories. Our ILECs in central Illinois, Texas, Pennsylvania, California, Minnesota and Iowa have an established brand associated with, and reputation for, providing high quality communications services and responsive, local customer service.

        Our rural markets are characterized by low population and business employment growth, low customer density and are predominately residential. Our rural markets include central Illinois, Lufkin, Texas, south-central Minnesota, specifically Mankato, Minnesota, and in northwest Iowa.

        Our suburban markets are characterized by above-average population and business employment growth, higher customer density, high average householder income and a balanced mix between residential and business customers. Our suburban markets include Conroe and Katy, Texas markets (suburbs of the Houston metropolitan area), Roseville, California (suburb of the Sacramento metropolitan area), Gibsonia, Pennsylvania (suburb of Pittsburgh metropolitan area), and Johnson County, Kansas with cities such as Lenexa, Overland Park and Shawnee (suburbs of Kansas City).

        Given the greater number of business customers operating near our suburban ILEC territories, we will leverage our broadband networks and established brand identity of high quality service to provide communication services primarily targeting businesses customers in adjacent territories to our ILEC footprint in Pennsylvania, California and the greater Kansas City, Kansas and Missouri areas. We also provide competitive services in the regions of northern Minnesota and the Minneapolis-Saint Paul metropolitan area, southern Minnesota, Des Moines, Iowa and Fargo, North Dakota. We will continue to invest in our CLEC operations for opportunities that present attractive financial returns on our investment.

  Product Offerings

        We are able to leverage our technologically advanced networks and long-standing relationship with our customers to introduce new products and services to the market. We market services to our residential customers either individually or as a bundled package. Our "triple play" bundle includes our voice, video and data services. Data and Internet connections continue to increase as a result of consumer trends toward increased Internet usage and our enhanced product and service offerings, such as our progressively increasing consumer data speeds. We introduced data speeds of up to 1 Gbps to approximately 20,000 of our fiber-to-the-home customers in our Kansas market in December 2014, our Texas market in the first quarter of 2015 and a limited portion of our Pennsylvania market in December 2014, with our California market to follow in late 2015 and 2016. Where 1 Gbps speeds are not yet offered, the maximum broadband speed is 100 Mbps, depending on the geographic market availability. As of June 30, 2015, approximately 29% of the homes in the areas we serve subscribe to our data service.

        We tailor our services to business customers by developing solutions to fit their specific needs, providing services to a wide range of commercial enterprises from sole proprietors and other small businesses to multi-location corporations and telecommunications carriers. Our business suite of services include local and long distance calling plans, hosted voice services using cloud network servers, the added capacity for multiple phone lines, scalable broadband Internet, online back-up, business directory listings, and equipment sales.

        For larger businesses, we offer data services including dedicated Internet access through our Metro Ethernet network. Wide Area Network ("WAN") products include point-to-point and multi-point deployments from 2.5 Mbps to 10 Gbps, accommodating the growth patterns of our business customers. Our data centers provide redundant, scalable bandwidth over a self-healing fiber- optic backbone that is protected by uninterrupted power supplies and generator back-ups with direct connection to broadband. We also offer wholesale services to regional and national interexchange and wireless carriers, including cellular backhaul and other fiber transport solutions.

  Experienced Management Team with Proven Track Record

        On average our management team has more than 25 years of experience in both regulated and non-regulated telecommunications businesses. Our management team has demonstrated that it can deliver profitable growth while providing high levels of customer satisfaction. Specifically, our management team has a proven track record of:

  •
  Providing superior quality services to rural customers in a regulated environment;

  •
  Launching and growing new services, such as high speed internet services and TV Everywhere;

  •
  Managing CLEC and complementary businesses, such as transport, business systems and directory publishing; and

  •
  Implementing successful business acquisitions and integrations.

Business Strategy

  Diversify Revenues and Increase Revenues per Customer

        We continue to transform our business and diversify our revenue streams as we adapt to changes in the regulatory environment and advances in technology. As a result of acquisitions, our wireless partnerships and increases in the consumer and commercial demand for data services, we continue to reduce our reliance on subsidies and access revenue. Utilizing our existing network and strategic network expansion initiatives, we are able to acquire and serve a more diversified business customer base and create new long-term revenue streams such as wireless carrier backhaul services. We will continue to focus on growing our broadband and commercial services through the expansion and extension of our fiber network to communities and corridors near our primary fiber routes where we believe we can offer competitive services and increase market share.

        We continue to focus on increasing our revenue per customer, primarily by improving our data and market penetration, by increasing the sale of other value-added services and by encouraging customers to subscribe to our service bundles, higher data speeds, and additional products and services to our commercial customers.

  Improve Operating Efficiency

        We continue to seek to improve operating efficiency through technology, better practices and procedures and through cost containment measures. Our current focus is on the integration of Enventis into our existing operations and creating operating synergies for the combined company. In recent years, we have made significant operational improvements in our business through the centralization of work groups, processes and systems, which has resulted in significant cost savings and reductions in headcount. Because of these efficiencies, we are better able to deliver a consistent customer experience, service our customers in a more cost-effective manner and lower our cost structure. We continue to evaluate our operations in order to align our cost structure with operating revenues while continuing to launch new products and improve the overall customer experience.

  Maintain Capital Expenditure Discipline

        Across all of our service territories, we have successfully managed capital expenditures to optimize returns through disciplined planning and targeted investment of capital. For example, investments in our networks allows significant flexibility to expand our commercial footprint, offer new service offerings and provide services in a cost-efficient manner while maintaining our reputation as a high-quality service provider. We will continue to invest in strategic growth initiatives to expand our fiber network to new markets and customers in order to optimize new business, backhaul and wholesale opportunities.

  Pursue Selective Acquisitions

        We have in the past taken, and expect to continue to take in the future, a disciplined approach in pursuing company acquisitions. When we evaluate potential transactions, important factors include:

  •
  The market;

  •
  The quality of the network;

  •
  The ability to integrate the acquired company efficiently;

  •
  Existence of significant potential operating synergies; and

  •
  The transaction will be cash flow accretive from day one.

        We believe all of the above criteria were met in connection with the Enventis acquisition. In the long term, we believe that the Enventis acquisition gives us additional scale and better positions us financially, strategically and competitively to pursue additional acquisitions.

Summary Corporate Structure

        The chart below illustrates our expected basic corporate and principal debt structure upon completion of this offering. This chart is provided for illustrative purposes only and does not represent all legal entities affiliated with, or all obligations of, the Company.

(1)
Certain regulated subsidiaries of ours, including Illinois Consolidated Telephone Company, and certain immaterial subsidiaries, do not guarantee the Original Notes. For the six months ended June 30, 2015 and the year ended December 31, 2014, the non-guarantor subsidiaries represented 7.6% and 10.1% of our revenues and 13.8% and 13.6% of our EBITDA, respectively. Please see page 24 for a reconciliation of EBITDA, which is a non-GAAP financial measure, to net income. At June 30, 2015, the non-guarantor subsidiaries represented 6.0% of our total assets and 2.3% of our total liabilities.

Consolidated Communications, Inc.

        The Company, which is the Issuer of the Original Notes, is a wholly-owned subsidiary of Consolidated and is the parent of all of Consolidated's operating subsidiaries. The principal executive offices of the Company are located at 121 South 17th Street, Mattoon, Illinois 61938.

The Exchange Offer

        On September 18, 2014, Consolidated Communications Finance II Co. ("Finance Co."), a wholly-owned subsidiary of the Company, completed the offering (the "Initial Offering") of $200.0 million aggregate principal amount of the Original Notes (the "Initial Notes"). On October 16, 2014, Finance Co. merged with and into the Company, and the Company succeeded Finance Co. as the obligor under the Initial Notes. On June 8, 2015, the Company completed an offering (the "Additional Offering") of $300.0 million aggregate principal amount of the Original Notes (the "New Notes"). All of the Original Notes were sold to qualified institutional buyers in accordance with Rule 144A under the Securities Act and outside the United States only to non-U.S. persons in accordance with Regulation S under the Securities Act. In addition, some Original Notes were sold to "accredited investors" (as defined in Rule 501 under the Securities Act). As part of each of the Initial Offering and the Additional Offering, we entered into separate registration rights agreements with the respective initial purchasers of the Original Notes in which we agreed, among other things, to deliver this prospectus and to complete an exchange offer for the Original Notes, under certain circumstances, if the restrictive legend initially contained on the New Notes has not been removed and any Original Notes are not freely transferable by non-affiliates pursuant to Rule 144 under the Securities Act as of the 366th day after the date the Initial Notes (September 18, 2015) were issued. The summary below describes the principal terms of the exchange offer. The section of this prospectus entitled "The Exchange Offer" contains a more detailed description of the terms and conditions of the exchange offer.

Securities Offered	Up to $500.0 million aggregate principal amount of 6.50% Senior Notes due 2022 which have been registered under the Securities Act, which we refer to as the "Exchange Notes". The form and terms of the Exchange Notes are identical in all material respects to those of the Original Notes. The Exchange Notes, however, will not contain transfer restrictions and registration rights applicable to the Original Notes.
The Exchange Offer	The Company is offering to exchange $1,000 principal amount of the Exchange Notes for each $1,000 principal amount of outstanding Original Notes.

In order to be exchanged, an Original Note must be properly tendered and accepted. All Original Notes that are validly tendered and not validly withdrawn will be exchanged. As of the date of this prospectus, there are $500.0 million in aggregate principal amount of the Original Notes outstanding. The Company will issue Exchange Notes promptly after the expiration of the exchange offer.

Resales

We are registering the exchange offer in reliance on the position enunciated by the staff of the SEC in Exxon Capital Holdings Corp., SEC No-Action Letter (May 13, 1988), Morgan Stanley & Co, Inc., SEC No-Action Letter (June 5, 1991), and Shearman & Sterling, SEC No-Action Letter (July 2, 1993). Based on interpretations by the staff of the SEC, as set forth in these no-action letters issued to third parties not related to us, we believe that the Exchange Notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

• you are acquiring the Exchange Notes in the ordinary course of your business;
• you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, the distribution of the Exchange Notes; and
• you are not our affiliate.

Rule 405 under the Securities Act defines "affiliate" as a person that, directly or indirectly, controls or is controlled by, or is under common control with, a specified person. In the absence of an exemption, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the Exchange Notes. If you fail to comply with these requirements, you may incur liabilities under the Securities Act, and we will not indemnify you for such liabilities.

Each broker or dealer that receives Exchange Notes for its own account in exchange for Original Notes that were acquired as a result of market-making or other trading activities is deemed to acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer to resell, resale, or other transfer of the Exchange Notes issued in the exchange offer.

Commencement Date	We are delivering this prospectus and the related offer documents to the registered holders of the Original Notes on , 2015.
Expiration Date	5:00 p.m., New York City time, on , 2015, unless we extend the expiration date.
Withdrawal Rights

You may withdraw tenders of the Original Notes at any time prior to 5:00 p.m., New York City time, on the expiration date. For more information, see the section entitled "The Exchange Offer—Withdrawal of Tenders."

Conditions to the Exchange Offer

The exchange offer is subject to certain customary conditions, which we may waive in our sole discretion. For more information, see the section entitled "The Exchange Offer—Conditions to the Exchange Offer." The exchange offer is not conditioned upon the exchange of any minimum principal amount of Original Notes.

Procedures for Tendering Original Notes	A tendering holder must, at or prior to the expiration date:

•

Transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to the exchange agent at the address listed in this prospectus; or

•

If Original Notes are tendered in accordance with the book-entry procedures described in this prospectus, the tendering holder must transmit an agent's message to the exchange agent at the address listed in this prospectus.

Substantially all of the Original Notes are held in book-entry form through The Depository Trust Company ("DTC"). If you are a broker, dealer, commercial bank, trust company or other owner that holds Original Notes in book-entry form through DTC for your own account and you wish to accept the exchange offer, you must tender such Original Notes through DTC's automated tender offer program. If you are an owner of Original Notes that are held in book-entry form by a broker, dealer, commercial bank, trust company or other nominee on your behalf and you wish to accept the exchange offer, you must contact the broker, dealer, commercial bank, trust company or other nominee through which you own your Original Notes and instruct such nominee to tender on your behalf through DTC's automated tender offer program.

See "The Exchange Offer—Procedures for Tendering".

By tendering your Original Notes, you will be deemed to represent to us, among other things, (1) that you are, or the person or entity receiving the Exchange Notes is, acquiring the Exchange Notes in the ordinary course of business, (2) that neither you nor any such other person or entity are engaged in, or intend to engage in, or has any arrangement or understanding with any person to participate in, the distribution of the Exchange Notes within the meaning of the Securities Act and (3) that neither you nor any such other person or entity is our affiliate within the meaning of Rule 405 under the Securities Act.

No Guaranteed Delivery Procedures	Because substantially all of the Original Notes are held in book-entry form, we have not provided guaranteed delivery procedures.
Registration Rights Agreement

Contemporaneously with the Initial Offering and the Additional Offering of the Original Notes, we entered into separate registration rights agreements with the initial purchasers of the Original Notes pursuant to which we agreed, among other things, (1) to consummate an exchange offer under certain circumstances, if the restrictive legend initially contained on the Original Notes have not been removed and any Original Notes are not freely transferable by non-affiliates pursuant to Rule 144 under the Securities Act as of the 366th day after the date the Initial Notes (September 18, 2015) were issued, and (2) if required, to have a shelf registration statement declared effective with respect to resales of the Original Notes. This exchange offer is intended to satisfy our obligations set forth in the registration rights agreements. After the exchange offer is complete, except in limited circumstances with respect to specific types of holders of Original Notes, we will have no further obligation to provide for the registration under the Securities Act of such Original Notes. See the section entitled "The Exchange Offer."

Federal Income Tax Considerations

The exchange pursuant to the exchange offer will generally not be a taxable event for U.S. federal income tax purposes. For more details, see the section entitled "The Exchange Offer—Tax Consequences of the Exchange Offer."

Consequences of Failure to Exchange

If you do not exchange the Original Notes, they will remain entitled to all the rights and preferences and will continue to be subject to the limitations contained in the indenture governing the Original Notes. However, following the exchange offer, except in limited circumstances with respect to specific types of holders of Original Notes, we will have no further obligation to provide for the registration under the Securities Act of such Original Notes.

Absence of an Established Market for the Notes

The Exchange Notes will be a new class of securities for which there is currently no market. We do not intend to apply for listing of the Exchange Notes on any securities exchange or for quotation of such notes. Although we understand that the initial purchaser of the Original Notes intends to make a market in the Exchange Notes, they are not obligated to do so, and may discontinue market-making activities at any time without notice. Accordingly, we cannot assure you that a liquid market for the Exchange Notes will develop or be maintained.

Use of Proceeds	We will not receive any proceeds from the exchange offer. For more details, see the "Use of Proceeds" section.
Exchange Agent

Wells Fargo Bank, National Association is serving as the exchange agent in connection with the exchange offer. The address, telephone number and facsimile number of the exchange agent are listed under the heading "The Exchange Offer—Exchange Agent."

 The Exchange Notes

        The form and terms of the Exchange Notes are the same as the form and terms of the Original Notes for which they are being exchanged, except that the Exchange Notes will be registered under the Securities Act. As a result, the Exchange Notes will not bear legends restricting their transfer and will not have provisions providing for the benefit of the registration rights or the obligation to pay additional interest because of our failure to register the Exchange Notes and complete this exchange offer as required. The Exchange Notes represent the same debt as the Original Notes for which they are being exchanged. Both the Original Notes and the Exchange Notes are governed by the same indenture. The summary below describes the principal terms of the Exchange Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The "Description of the Notes" section of this prospectus contains a more detailed description of the terms and conditions of the Exchange Notes. We use the term "Notes" in this prospectus to collectively refer to the Original Notes and the Exchange Notes.

Issuer	Consolidated Communications, Inc.
Notes Offered	$500.0 million aggregate principal amount of 6.50% senior notes due 2022.
Maturity	October 1, 2022.
Interest Payment Dates	April 1 and October 1 of each year, beginning on October 1, 2015. Interest will accrue from April 1, 2015.
Guarantees

The Exchange Notes will be jointly and severally unconditionally guaranteed on a senior unsecured basis by the Company's parent, Consolidated Communications Holdings, Inc., and by the Company's subsidiaries that are guarantors under its credit agreement. However, the guarantee by Consolidated will only be a guarantee of the due and punctual payment of the principal or premium, if any, and interest, and additional interest, if any, on the Notes, whether at maturity, by acceleration, redemption or otherwise. Consolidated will not be subject to any of the covenants in the indenture that restrict the guarantors. See "Description of the Notes—Guarantees."

Ranking	The Exchange Notes will be the Company's general unsecured obligations and will be:
• general unsecured obligations of the Company;

•

effectively subordinated to all existing and future secured indebtedness of the Company (including indebtedness under its credit agreement) to the extent of the value of the assets securing such indebtedness;

• structurally subordinated to any existing and future indebtedness and other liabilities of the Company's subsidiaries that are not guarantors;
• equal in right of payment with all existing and future senior indebtedness of the Company (including indebtedness under its credit agreement);

• senior in right of payment to any future subordinated indebtedness of the Company; and
• guaranteed on a senior unsecured basis by each guarantor.

As of June 30, 2015, the Company had approximately $1,416.7 million of indebtedness outstanding, approximately $916.7 million of secured indebtedness outstanding under its credit agreement and revolving credit facility thereunder, $5.1 million of capital leases and approximately $49.4 million of secured borrowing capacity available under its revolving credit facility.

Each guarantee will be:
• a general unsecured obligation of the guarantor;

•

effectively subordinated to all existing and future secured indebtedness of the guarantor (including guarantees under the credit agreement) to the extent of the value of the assets securing such indebtedness;

• equal in right of payment with all existing and future senior indebtedness of the guarantor (including guarantees under the credit agreement); and
• senior in right of payment to any future subordinated indebtedness of the guarantor.

As of June 30, 2015, the guarantors had approximately $1,415.9 million of consolidated indebtedness. For each of the six months ended June 30, 2015 and the year ended December 31, 2014, the Company's non-guarantor subsidiaries represented 7.6% and 10.1% of our revenues and 13.8% and 13.6% of our EBITDA, respectively. At June 30, 2015, the Company's non-guarantor subsidiaries represented 6.0% of our total assets and 2.3% of our total liabilities. Please see page 24 for a reconciliation of EBITDA, which is a non-GAAP financial measure, to net income.

Use of Proceeds	We will not receive any proceeds from the issuance of the Exchange Notes.
Optional Redemption

The Issuer may redeem the Exchange Notes, in whole or in part, at any time prior to October 1, 2017, in each case at the redemption prices plus an applicable "make-whole" premium described in this prospectus under the heading "Description of the Notes—Optional Redemption," together with any accrued and unpaid interest to, but excluding, the date of such redemption.

At any time on or after October 1, 2017, the Issuer may redeem the Exchange Notes, in whole or in part, at redemption prices described under the heading "Description of the Notes—Optional Redemption," together with any accrued and unpaid interest to, but excluding, the date of such redemption.

At any time prior to October 1, 2017, the Issuer may redeem up to 35% of the aggregate principal amount of the Notes at the redemption price described in this prospectus under the heading "Description of the Notes—Optional Redemption," together with any accrued and unpaid interest to, but excluding, the date of such redemption, with the net cash proceeds of one or more equity offerings, provided that at least 65% of the Notes remain outstanding after any redemption and the redemption must occur within 90 days of the closing of such equity offering.

Change of Control; Certain Asset Sales

Upon the occurrence of a change of control (as defined in the indenture for the Notes), holders of the Exchange Notes will have the right to require the Issuer to repurchase all or a portion of the Exchange Notes at a price equal to 101% of the aggregate principal amount of the Exchange Notes repurchased, together with any accrued and unpaid interest to the date of purchase. In connection with certain asset sales, the Issuer will be required to use the net cash proceeds of the asset sale to make an offer to purchase the Exchange Notes at 100% of the principal amount, together with any accrued and unpaid interest to the date of purchase.

Certain Covenants	The indenture limits the Issuer's and its restricted subsidiaries' ability to:
• incur additional indebtedness or issue certain preferred stock;
• pay dividends or make other distributions on capital stock or prepay subordinated indebtedness;
• purchase or redeem any equity interests;
• make investments;
• create liens;
• sell assets;
• enter into agreements that restrict dividends or other payments by restricted subsidiaries;
• consolidate, merge or transfer all or substantially all of its assets;
• engage in transactions with the Issuer's affiliates; or
• enter into any sale and leaseback transactions.

However, during any period that both Standard and Poor's Ratings Services and Moody's Investors Service, Inc. have assigned the Exchange Notes an investment grade rating and no default has occurred and is continuing with respect to the Exchange Notes, most of the covenants will cease to be in effect.

These covenants are subject to important exceptions and qualifications, which are described under "Description of the Notes—Certain Covenants."
Additional Notes	The Issuer may from time to time create and issue additional notes having the same terms as the Notes, so that such additional notes shall be consolidated and form a single series with the Notes.
No Prior Market

The Exchange Notes will be new securities for which there is no market. Although the initial purchasers of the Original Notes have informed the Issuer that they intend to maintain a market for the Notes and, if the Exchange Notes are issued, make a market for such Exchange Notes, the initial purchasers are not obligated to do so and may discontinue market maintaining or making at any time without notice. Accordingly, a liquid market for the Notes and, if issued, the exchange notes, may not be maintained or develop, as the case may be.

Governing Law	The Exchange Notes offered hereby and the indenture relating to the Notes are governed by New York law.
Risk Factors

Holding the Exchange Notes involves risks. Please see "Risk Factors" beginning on page 14 of this prospectus, as well as the other cautionary statements throughout this prospectus, for a discussion of factors you should carefully consider before deciding to participate in this exchange offer.

RISK FACTORS

        Investing in the Exchange Notes involves risk. Please see the "Risk Factors" section in Consolidated's 2014 Annual Report on Form 10-K, which is incorporated by reference in this prospectus. Prospective participants in the exchange offer should carefully consider all of the information contained or incorporated by reference in this prospectus, including the risks and uncertainties described below, in evaluating your participation in the exchange offer. The risks set forth below (with the exception of the "Risk Factors Associated with the Exchange Offer") are generally applicable to the Original Notes as well as the Exchange Notes.

Risk Factors Associated with the Exchange Offer

If you fail to follow the exchange offer procedures, your Original Notes will not be accepted for exchange.

        We will not accept your Original Notes for exchange if you do not follow the exchange offer procedures as set forth in the letter of transmittal. We will issue Exchange Notes as part of this exchange offer only after timely receipt of your properly executed letter of transmittal and Original Notes or a proper "Agent's Message" and all other required documents. Therefore, if you want to tender your Original Notes, please allow sufficient time to allow for completion of the delivery procedures. If we do not receive your properly executed letter of transmittal and Original Notes or an Agent's Message and all other required documents by the expiration date of the exchange offer, we will not accept your Original Notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of Original Notes for exchange. If there are defects or irregularities with respect to your tender of Original Notes, we will not accept your Original Notes for exchange unless we decide in our sole discretion to waive such defects or irregularities.

If you fail to exchange your Original Notes for Exchange Notes, they will continue to be subject to the existing transfer restrictions and you may not be able to sell them.

        We did not register the Original Notes under the Securities Act or any applicable state or foreign securities laws, nor do we intend to do so following the exchange offer. Original Notes that are not tendered in the exchange offer will therefore continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under applicable securities laws. As a result, if you hold Original Notes after the exchange offer, you may not be able to sell them. To the extent any Original Notes are tendered and accepted in the exchange offer, the trading market, if any, for the Original Notes that remain outstanding after the exchange offer may be adversely affected due to a reduction in market liquidity.

Because there is no public market for the Exchange Notes, you may not be able to resell them.

        The Exchange Notes will be registered under the Securities Act but will constitute a new issue of securities with no established trading market, and there can be no assurance as to the liquidity of any trading market that may develop, the ability of holders to sell their Exchange Notes or the price at which the holders will be able to sell their Exchange Notes.

        We understand that the initial purchasers of the Original Notes intend to make a market in the Exchange Notes. However, they are not obligated to do so, and any market-making activity with respect to the Exchange Notes may be discontinued at any time without notice. In addition, any market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the exchange offer or the pendency of an applicable shelf registration statement. There can be no assurance that an active market will exist for the Exchange Notes or that any trading market that does develop will be liquid.

If you are a broker-dealer, your ability to transfer the Exchange Notes may be restricted.

        A broker-dealer that purchased the Original Notes for its own account as part of market-making or trading activities must comply with the prospectus delivery requirements of the Securities Act when it sells the Exchange Notes. Our obligation to make this prospectus available to broker-dealers is limited. Consequently, we cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their Exchange Notes.

Risk Factors Related to the Notes

We have a substantial amount of debt outstanding and may incur additional indebtedness in the future, which could restrict our ability to pay dividends and fund working capital and planned capital expenditures.

        As of June 30, 2015, we had $1,411.5 million of long-term debt and $5.1 million of capital leases outstanding, along with $286.1 million of stockholders' equity. This amount of leverage could have important consequences, including:

  •
  we may be required to use a substantial portion of our cash flow from operations to make interest payments on our debt, which will reduce funds available for operations, future business opportunities and dividends;

  •
  we may have limited flexibility to react to changes in our business and our industry;

  •
  it may be more difficult for us to satisfy our other obligations;

  •
  we may have a limited ability to borrow additional funds or to sell assets to raise funds if needed for working capital, capital expenditures, acquisitions, dividends or other purposes;

  •
  we may become more vulnerable to general adverse economic and industry conditions, including changes in interest rates; and

  •
  we may be at a disadvantage compared to our competitors that have less debt.

        We cannot guarantee that we will generate sufficient revenues to service our debt and have adequate funds left over to achieve or sustain profitability in our operations, meet our working capital and capital expenditure needs, compete successfully in our markets, or pay dividends to our stockholders.

        If we cannot generate sufficient cash from our operations to meet our debt service obligations, we may need to reduce or delay capital expenditures, the development of our business generally and any acquisitions. If we became unable to meet our debt service and repayment obligations, we would be in default under the terms of our credit agreement and the indenture governing the Notes, which would allow our lenders and holders of the Notes to declare all outstanding borrowings to be due and payable. If the amounts outstanding under our credit facilities or the Notes were to be accelerated, we cannot assure you that our assets would be sufficient to repay in full the money owed, including the Notes.

Our credit agreement and the indenture governing the Notes contain operating and financial restrictions that may restrict our business and financing activities.

        Our credit agreement and the indenture governing the Notes contain, and any future indebtedness we incur may contain, a number of restrictive covenants that will impose significant operating and financial restrictions on us, including restrictions on our ability to, among other things:

  •
  make investments and prepay or redeem debt;

  •
  incur additional indebtedness or issue preferred stock;

  •
  make restricted payments, including paying dividends on, redeeming, repurchasing, or retiring our capital stock;

  •
  create liens;

  •
  sell or otherwise dispose of assets, including capital stock of subsidiaries;

  •
  enter into agreements restricting our subsidiaries' ability to pay dividends, make loans, or transfer assets to us;

  •
  consolidate, merge or transfer all or substantially all of the assets of our company;

  •
  engage in transactions with our affiliates;

  •
  engage in sale and leaseback transactions;

  •
  make capital expenditures; and

  •
  engage in a business other than telecommunications.

        As a result of these covenants, we will be limited in the manner in which we conduct our business, and we may be unable to engage in favorable business activities or finance future operations or capital needs.

        Our ability to comply with some of the covenants and restrictions contained in our credit agreement and the indenture governing the Notes may be affected by events beyond our control. If market or other economic conditions deteriorate, our ability to comply with these covenants may be impaired. A failure to comply with the covenants, ratios or tests in our credit agreement, the indenture or any future indebtedness could result in an event of default under our credit agreement, the indenture or our future indebtedness, which, if not cured or waived, could have a material adverse effect on our business, financial condition and results of operations.

        In addition, our credit agreement requires us to comply with specified financial ratios, including ratios regarding total leverage and interest coverage. Our ability to comply with these ratios may be affected by events beyond our control. These restrictions limit our ability to plan for or react to market conditions, meet capital needs, or otherwise constrain our activities or business plans. They also may adversely affect our ability to finance our operations, enter into acquisitions, or engage in other business activities that would be in our interest.

        A breach of any of the covenants contained in our credit agreement, in any future credit agreement or the indenture governing the Notes or our inability to comply with the financial ratios could result in an event of default, which would allow the lenders to declare all borrowings outstanding to be due and payable. If the amounts outstanding under our credit facilities, the indenture or other future indebtedness were to be accelerated, we cannot assure that our assets would be sufficient to repay in full the money owed, including the Notes. In such a situation, the lenders could foreclose on the assets and capital stock pledged to them. See "Description of the Notes" and "Description of Other Indebtedness."

We may not be able to refinance our existing debt if necessary, or we may only be able to do so at a higher interest expense.

        We may be unable to refinance or renew our credit facilities and our failure to repay all amounts due on the maturity dates would cause a default under the credit agreement. Alternatively, any renewal or refinancing may occur on less favorable terms. If we refinance our credit facilities on terms that are less favorable to us than the terms of our existing debt, our interest expense may increase significantly, which could impact our results of operations and impair our ability to use our funds for other purposes, such as to pay dividends.

Your right to receive payments on the Notes is effectively subordinated to the rights of our and the guarantors' existing and future secured creditors.

        Holders of our secured indebtedness and the secured indebtedness of the guarantors will have claims that are prior to your claims as holders of the Notes to the extent of the value of the assets securing that other indebtedness. Notably, we and the subsidiary guarantors are parties to our credit agreement, which is secured by liens on substantially all of our assets and the assets of the guarantors. The Notes will be effectively subordinated to the extent of the value of the assets constituting collateral securing such indebtedness. In the event of any distribution or payment of our or any guarantor's assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured indebtedness will have prior claim to assets constituting collateral securing such indebtedness. Holders of Notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the Notes, and potentially with all of our or any guarantor's other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the Notes. As a result, holders of Notes may receive less, ratably, than holders of secured indebtedness.

        As of June 30, 2015, we had $916.7 million of secured indebtedness outstanding under our credit agreement and revolving credit facility thereunder, $5.1 million of capital leases and approximately $49.4 million of available borrowing capacity under the revolving credit facility. In addition, we will be permitted to borrow additional secured indebtedness in the future under the terms of the indenture governing the Notes. See "Description of the Notes—Certain Covenants—Incurrence of Indebtedness" and "Description of the Notes—Certain Covenants—Liens."

Because all of our operations are conducted through our subsidiaries, our ability to service our debt is largely dependent on our receipt of distributions or other payments from our subsidiaries.

        As a holding company, we have no direct operations, and our principal assets are the equity interests we hold in our subsidiaries. However, our subsidiaries are legally distinct and have no obligation to transfer funds to us. As a result, we are dependent on our subsidiaries' results of operations and distributions to us from our subsidiaries to meet our obligations and to pay dividends will be subject to restrictions under, among other things, existing and future debt agreements of such subsidiaries, governing federal or state law and regulatory requirements. Our subsidiaries have no obligations, contingent or otherwise, to make funds available, whether in the form of loans, dividends or other distributions to us. Any inability to receive distributions from our subsidiaries could materially adversely affect our business, results of operations and financial conditions, and our ability to satisfy our obligations under the Notes.

Claims of creditors of any existing and future subsidiaries which do not guarantee the Notes will be structurally senior and have priority over holders of the Notes with respect to the assets and earnings of such subsidiaries.

        All liabilities of any of our existing and future subsidiaries that do not guarantee the Notes will be structurally senior to the Notes to the extent of the value of the assets of such non-guarantor subsidiaries. Accordingly, claims of holders of the Notes will be structurally subordinate to the claims of creditors of such non-guarantor subsidiaries, including trade creditors. All obligations of our non-guarantor subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to the Company or a guarantor of the Notes. For each of the six months ended June 30, 2015 and the year ended December 31, 2014, the Company's non-guarantor subsidiaries represented 7.6% and 10.1% of our revenues and 13.8% and 13.6% of our EBITDA, respectively. At June 30, 2015, the Company's non-guarantor subsidiaries represented 6.0% of our total assets and 2.3% of our total liabilities.

Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt.

        Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the Notes, will depend upon our future operating performance, which is subject to general economic and competitive conditions and to financial, business and other factors, many of which we cannot control. If we do not have sufficient funds on hand to pay our debt, we may be required to seek a waiver or amendment from our lenders, refinance our indebtedness, sell assets or sell additional shares of securities. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at the time. We may not be able obtain such financing or complete such transactions on terms acceptable to us, or at all. In addition, we may not be able to consummate an asset sale to raise capital or sell assets at prices that we believe are fair, and proceeds that we do receive may not be adequate to meet any debt service obligations then due. Our credit agreement and the indenture under which the Notes are issued restrict our ability to use the proceeds from asset sales. Our failure to generate sufficient funds to pay our debts or to undertake any of these actions successfully could result in a default on our debt obligations, which would materially adversely affect our business, results of operations and financial condition and our ability to satisfy our obligation under the Notes.

Despite our current leverage, we may still be able to incur substantially more debt. This could further exacerbate the risks that we and our subsidiaries face.

        We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of our credit agreement and the indenture governing the Notes restrict, but will not prohibit, us from doing so. The indenture governing the Notes allows us to issue additional Notes under certain circumstances which will also be guaranteed by the guarantors. The indenture governing the Notes allows us to incur certain other additional secured debt and allows our subsidiaries that do not guarantee the Notes to incur additional debt, which would be structurally senior to the Notes. In addition, the indenture governing the Notes does not prevent us from incurring other liabilities that do not constitute indebtedness. See "Description of the Notes." If new debt or other liabilities are added to our current debt levels, the related risks that we and our subsidiaries now face could intensify.

A subsidiary guarantee could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of the Notes from relying on that subsidiary to satisfy claims.

        Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee can be voided, or claims under the guarantee may be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee or, in some states, when payments become due under the guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee and:

  •
  is insolvent or rendered insolvent by reason of such incurrence;

  •
  was engaged in a business or transaction for which the guarantors' remaining assets constituted unreasonably small capital; or

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

        A guarantee may also be voided, without regard to the above factors, if a court finds that the guarantor entered into the guarantee with the actual intent to hinder, delay or defraud its creditors.

        A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its guarantee if the guarantor did not substantially benefit directly or indirectly from the issuance of the guarantees. If a court were to void a guarantee, you would no longer have a claim against the guarantor.

        Sufficient funds to repay the Notes may not be available from other sources, including the remaining guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from the subsidiary guarantor.

        The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the governing law. Generally, a guarantor would be considered insolvent if:

  •
  the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all its assets;

  •
  the present fair saleable value of its assets is less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they become due.

        Each subsidiary guarantee will contain a provision intended to limit the guarantors' liability to the maximum amount that it could incur without causing the incurrence of obligations under its subsidiary guarantee to be a fraudulent transfer. This provision may not be effective to protect the subsidiary guarantees from being voided under fraudulent transfer law or may eliminate the guarantors' obligations or reduce the guarantors' obligations to an amount that effectively makes the guarantee worthless. In a Florida bankruptcy case, this kind of provision was found to be ineffective to protect the guarantees.

Holders of the Notes may not be able to determine when a change of control giving rise to their right to have the Notes repurchased has occurred following a sale of "substantially all" of our assets.

        The definition of change of control in the indenture that governs the Notes includes a phrase relating to the sale of "all or substantially all" of our assets. There is no precise established definition of the phrase "substantially all" under applicable law. Accordingly, the ability of a holder of Notes to require us to repurchase its Notes as a result of a sale of less than all our assets to another person may be uncertain.

Upon a change of control, we may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture governing the Notes, which would violate the terms of the Notes.

        Upon the occurrence of a change of control, holders of the Notes have the right to require the Company to purchase all or any part of such holders' Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. Additionally, certain changes of control constitute an event of default under the credit agreement that allows the lenders to accelerate the maturity of borrowings under such facility and terminate their commitments to lend. There can be no assurance that either we or our subsidiary guarantors would have sufficient financial resources available to satisfy all of our or their obligations under these Notes in the event of a change in control. Our failure to purchase the Notes as required under the indenture governing the Notes would result in a default under such indenture, which could have material adverse consequences for us and the holders of the Notes.

We cannot assure you that an active trading market will be maintained for the Notes.

        Prior to this offering, there has been no trading market for the Exchange Notes. We do not intend to apply for listing of the Exchange Notes on any securities exchange or to arrange for quotation of the Exchange Notes on any automated dealer quotation system. We have been informed by the initial purchasers that they intend to maintain a market in the Exchange Notes after the exchange offer is completed. However, the initial purchasers are not obligated to make or maintain a market in the Exchange Notes and, if commenced, may cease their market-maintaining activities at any time without notice.

        In addition, the liquidity of the trading market in the Exchange Notes, and the market price quoted for the Exchange Notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market will be maintained for the Exchange Notes. If an active trading market is not maintained, the market price and liquidity of the Exchange Notes may be adversely affected. In that case, you may not be able to sell your Exchange Notes at a particular time, or you may not be able to sell your Exchange Notes at a favorable price.

The market price for the Notes may be volatile.

        Even if an active trading market for the Exchange Notes does develop, there is no guarantee that an active trading market for the Exchange Notes will continue. Historically, the market for non-investment grade debt has been subject to severe disruptions that have caused substantial volatility in the prices of securities similar to the Exchange Notes. The market, if any, for the Exchange Notes may experience similar disruptions, and any such disruptions may adversely affect the liquidity in that market or the prices at which you may sell your Exchange Notes. In addition, the Exchange Notes may trade at a discount from their face amount, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

Any rating downgrade for the Notes may cause the price of the Notes to fall.

        We have received credit ratings from certain rating services for the Notes. In the event a rating service were to lower its rating on the Notes below the rating initially assigned to the Notes or otherwise announce its intention to put the Notes on credit watch, the price of the Notes could decline.

USE OF PROCEEDS

        The exchange offer is intended to satisfy our obligations under the registration rights agreements that we entered into with the initial purchasers in connection with the private offerings of the Original Notes. We will not receive any cash proceeds from the issuance of the Exchange Notes. The Original Notes that are surrendered in exchange for the Exchange Notes will be retired and cancelled and cannot be reissued. As a result, the issuance of the Exchange Notes will not result in any increase or decrease in our indebtedness.

        The Initial Notes in the Initial Offering were priced at par, which resulted in total gross proceeds of $200 million. We used the net proceeds from the private offering of the Initial Notes in the Initial Offering to partially finance the acquisition of Enventis, including related fees and expenses and for the repayment of the existing indebtedness of Enventis, and to repurchase a portion of our then-outstanding 10.875% Senior Notes due 2020.

        The net cash proceeds from the private offering of the New Notes in the Additional Offering were approximately $294.8 million. We used the net proceeds from the private offering of the New Notes in the Additional Offering to redeem all of our then-outstanding 10.875% Senior Notes due 2020, to repay a portion of outstanding borrowings under our revolving credit facility and to pay related fees and expenses.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

For the Fiscal Year Ended December 31,						For the Six Months Ended June 30
2010	2011	2012	2013	2014	2014	2015
Actual					Pro Forma
1.71	1.74	1.04	1.49	1.31	1.69	0.66

        For the purpose of calculating the ratio of earnings to fixed charges, earnings consist of income from continuing operations before provision (benefit) for income taxes excluding income or loss from equity investments, adjusted for fixed charges and distributed income from equity investments. Fixed charges consist of interest, whether expensed or capitalized, amortization of debt expenses and estimated by management interest expense associated with operating leases.

SELECTED FINANCIAL DATA

        The selected financial data set forth below should be read in conjunction with Part II, Item 7—"Management's Discussion and Analysis of Financial Condition and Results of Operations", our consolidated financial statements and the related notes, and other financial data included elsewhere in our 2014 Annual Report on Form 10-K as revised by Consolidated's Current Report on Form 8-K filed on August 10, 2015, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, incorporated herein by reference. Historical results are not necessarily indicative of the results to be expected in future periods.

	Six Months Ended June 30,		Year Ended December 31,
(In millions, except per share amounts)	2015	2014(1)	2014(1)	2013	2012(2)	2011	2010
Operating revenues	$393.6	$300.6	$635.7	$601.6	$477.9	$349.0	$360.3
Cost of products and services (exclusive of depreciation and amortization)	166.3	111.2	242.7	222.5	175.9	121.7	127.0
Selling, general and administrative expense	85.1	65.3	140.6	135.4	108.2	77.8	84.2
Acquisition and other transaction costs(3)	0.6	1.3	11.8	0.8	20.8	2.6	—
Intangible asset impairment	—	—	—	—	1.2	—	—
Depreciation and amortization	87.2	71.5	149.4	139.3	120.3	88.0	86.5

Income from operations	54.4	51.3	91.2	103.6	51.5	58.9	62.6
Interest expense, net and loss on extinguishment of debt(4)(5)(6)	(82.3)	(39.5)	(96.3)	(93.5)	(77.1)	(49.4)	(50.7)
Other income, net	15.3	16.5	33.5	37.3	31.2	27.9	26.1

Income (loss) from continuing operations before income taxes	(12.6)	28.3	28.4	47.4	5.6	37.4	38.0
Income tax expense (benefit)	(4.5)	10.0	13.0	17.5	0.7	13.1	7.4

Income (loss) from continuing operations	(8.1)	18.3	15.4	29.9	4.9	24.3	30.6
Discontinued operations, net of tax	—	—	—	1.2	1.2	2.7	2.5

Net income (loss)	(8.1)	18.3	15.4	31.1	6.1	27.0	33.1
Net income of noncontrolling interest	0.1	0.2	0.3	0.3	0.5	0.6	0.6

Net income (loss) attributable to common shareholders	$(8.2)	$18.1	$15.1	$30.8	$5.6	$26.4	$32.5

Income (loss) per common share—basic and diluted:
Income (loss) from continuing operations	$(0.16)	$0.45	$0.35	$0.73	$0.12	$0.79	$1.00
Discontinued operations, net of tax(7)	—	—	—	0.03	0.03	0.09	0.09

Net income (loss) per common share—basic and diluted	$(0.16)	$0.45	$0.35	$0.76	$0.15	$0.88	$1.09
Weighted-average number of shares—basic and diluted	50,161	39,877	41,998	39,764	34,652	29,600	29,490

Cash dividends per common share	$0.77	$0.77	$1.55	$1.55	$1.55	$1.55	$1.55

Consolidated cash flow data from continuing operations:
Cash flows from operating activities	$95.8	$87.0	$187.8	$168.5	$119.7	$124.3	$111.9
Cash flows used for investing activities	(64.6)	(49.2)	(246.9)	(107.4)	(468.5)	(40.7)	(41.6)
Cash flows (used for) provided by financing activities	(30.9)	(38.5)	60.2	(71.6)	257.5	(50.7)	(49.4)
Capital expenditures	65.5	50.4	109.0	107.4	77.0	41.8	42.7
Consolidated Balance Sheet:
Cash and cash equivalents	$6.9	$4.9	$6.7	$5.6	$17.9	$105.7	$67.7
Total current assets	152.7	81.3	134.1	87.7	109.3	164.7	132.6
Net property, plant and equipment	1,122.7	867.0	1,137.5	885.4	907.7	337.6	362.0
Total assets	2,222.4	1,720.5	2,227.3	1,747.4	1,793.5	1,194.1	1,209.5
Total debt (including current portion)	1,416.7	1,217.4	1,366.6	1,221.9	1,217.8	884.7	884.1
Stockholders' equity	286.1	141.6	330.8	152.3	136.1	47.8	71.9
Other financial data (unaudited):
Adjusted EBITDA(8)	$160.0	$142.4	$288.5	$286.5	$231.9	$185.0	$181.7

(1)
On October 16, 2014, we completed our acquisition of Enventis Corporation ("Enventis") in which we acquired all the issued and outstanding shares of Enventis in exchange for shares of our common stock. The financial results for Enventis have been included in our consolidated financial statements as of the acquisition date. Our consolidated financial statements for the six months ended June 30, 2014 do not reflect the acquisition of Enventis on a pro forma basis.

(2)
In July 2012, we acquired 100% of the outstanding shares of SureWest Communications ("SureWest") in a cash and stock transaction. SureWest results of operations have been included in our consolidated financial statements as of the acquisition date of July 2, 2012.

(3)
Acquisition and other transaction costs includes costs incurred related to acquisitions, including severance costs.

(4)
In 2014, we redeemed $72.8 million of the original $300.0 million aggregate principal amount of our 10.875% Senior Notes due 2020 (the "2020 Notes"). During the six months ended June 30, 2015, we redeemed the remaining $227.2 million of the aggregate principal amount of the 2020 Notes. In connection with the redemption of the 2020 Notes, we recognized a loss on the extinguishment of debt of $41.2 million and $13.8 million during the six months ended June 30, 2015 and the year ended December 31, 2014, respectively.

(5)
In 2013, we entered into a Second Amended and Restated Credit Agreement to restate our term loan credit facility. In connection with entering into the restated credit agreement, we incurred a loss on the extinguishment of debt of $7.7 million during the year ended December 31, 2013.

(6)
In 2012, we entered into a $350.0 million Senior Unsecured Bridge Loan Facility ("Bridge Facility") to fund the SureWest acquisition. During 2012, we incurred $4.2 million of amortization related to the financing costs and $1.5 million of interest related to ticking fees associated with the Bridge Facility. In addition, in 2012 we entered into a Second Amendment and Incremental Facility Agreement to amend our term loan facility. As a result, we incurred a loss on the extinguishment of debt of $4.5 million related to the repayment of our outstanding term loan.

(7)
In September 2013, we completed the sale of the assets and contractual rights of our prison services business for a total cash price of $2.5 million, resulting in a gain of $1.3 million, net of tax. The financial results and net gain from the sale of the prison services business are included in income from discontinued operations for the years ended on or before December 31, 2013.

(8)
In addition to the results reported in accordance with accounting principles generally accepted in the United States ("US GAAP" or "GAAP"), we also use certain non-GAAP measures such as EBITDA and adjusted EBITDA to evaluate operating performance and to facilitate the comparison of our historical results and trends. These financial measures are not a measure of financial performance under US GAAP and should not be considered in isolation or as a substitute for net income (loss) as a measure of performance and net cash provided by operating activities as a measure of liquidity. They are not, on their own, necessarily indicative of cash available to fund cash needs as determined in accordance with GAAP. The calculation of these non-GAAP measures may not be comparable to similarly titled measures used by other companies. Reconciliations of these non-GAAP measures to the most directly comparable financial measures presented in accordance with GAAP are provided below.

EBITDA is defined as net earnings before interest expense, income taxes, and depreciation and amortization. Adjusted EBITDA is comprised of EBITDA, adjusted for certain items as permitted or required under our credit facility as described in the reconciliations below. These measures are a common measure of operating performance in the telecommunications industry and are useful, with other data, as a means to evaluate our ability to fund our estimated uses of cash.

        The following tables are a reconciliation of net cash provided by operating activities to Adjusted EBITDA:

	Six Months Ended June 30,		Year Ended December 31,
(In millions, unaudited)	2015	2014	2014	2013	2012	2011	2010
Net cash provided by operating activities from continuing operations	$95.8	$87.0	$187.8	$168.5	$119.7	$124.3	$111.9
Adjustments:
Non-cash, stock-based compensation	(1.5)	(1.7)	(3.6)	(3.0)	(2.3)	(2.1)	(2.4)
Other adjustments, net	(42.2)	(2.7)	(31.6)	(24.8)	(9.7)	(10.9)	4.1
Changes in operating assets and liabilities	27.0	7.3	12.3	28.5	17.6	1.1	3.5
Interest expense, net	41.1	39.5	82.5	85.8	72.6	49.4	50.7
Income taxes	(4.5)	10.0	13.0	17.5	0.7	13.1	7.4

EBITDA	115.7	139.4	260.4	272.5	198.6	174.9	175.2
Adjustments to EBITDA:
Other, net(a)	(12.6)	(16.5)	(23.9)	(31.5)	(3.9)	(20.4)	(23.4)
Investment distributions(b)	14.2	17.8	34.6	34.8	29.2	28.4	27.5
Loss on extinguishment of debt(c)	41.2	—	13.8	7.7	4.5	—	—
Intangible asset impairment(d)	—	—	—	—	1.2	—	—
Non-cash, stock-based compensation(e)	1.5	1.7	3.6	3.0	2.3	2.1	2.4

Adjusted EBITDA	$160.0	$142.4	$288.5	$286.5	$231.9	$185.0	$181.7

(a)
Other, net includes the equity earnings from our investments, dividend income, income attributable to noncontrolling interests in subsidiaries, acquisition and transaction related costs including severance and certain other miscellaneous items.

(b)
Includes all cash dividends and other cash distributions received from our investments.

(c)
Represents the redemption premium and write-off of unamortized debt issuance costs in connection with the redemption or retirement of our debt obligations.

(d)
Represents intangible asset impairment charges recognized during the period.

(e)
Represents compensation expenses in connection with the issuance of stock awards, which because of their non-cash nature, these expenses are excluded from adjusted EBITDA.

Non-GAAP Reconciliation

        We have presented a ratio of our EBITDA to EBITDA for our non-guarantor subsidiaries. EBITDA is defined as net earnings before interest expense, income taxes, and depreciation and amortization. We believe this EBITDA ratio provides holders of the Notes with a measure of the earnings capacity of the non-guarantor subsidiaries, which is useful because the holders will not have the benefit of guarantees from such subsidiaries. EBITDA is not a measure of performance under US GAAP and should not be considered in isolation from, or as a substitute measure of performance for, net income as set forth in our consolidated statements of operations contained in our 2014 Annual Report on Form 10-K incorporated herein by reference, net income amounts as set forth in our condensed consolidating statements of operations set forth in Note 14 to our consolidated financial statements contained in such Form 10-K, net income as set forth in our condensed consolidated statements of operations contained in our Quarterly report on Form 10-Q for the quarter ended June 30, 2015 incorporated herein by reference or net income amounts as set forth in our condensed consolidating statements of operations set forth in Note 12 to our condensed consolidated financial statements contained in such Form 10-Q.

        The following table is a reconciliation of net income to EBITDA, on a consolidated basis and for our guarantors and non-guarantors, for the six months ended June 30, 2015 and the year ended December 31, 2014.

	Six Months Ended June 30, 2015			Year Ended December 31, 2014
(In millions, unaudited)	Company and Guarantors	Non- Guarantors	Consolidated	Company and Guarantors	Non- Guarantors	Consolidated
Net income (loss)	$(16.0)	$7.9	$(8.1)	$(1.4)	$16.8	$15.4
Add (subtract):
Interest expense, net	41.1	—	41.1	82.5	0.1	82.6
Income tax expense (benefit)	(8.6)	4.1	(4.5)	2.3	10.7	13.0
Depreciation and amortization	83.2	4.0	87.2	141.6	7.8	149.4

EBITDA	$99.7	$16.0	$115.7	$225.0	$35.4	$260.4

SELECTED FINANCIAL INFORMATION OF ENVENTIS CORPORATION

        The selected historical financial information as of September 30, 2014 and 2013 and for the quarters and nine months then ended is derived from the unaudited historical financial statements and related notes of Enventis.

ENVENTIS CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
(Dollars in thousands, except share and per share amounts)	2014	2013	2014	2013
Operating revenue:
Services	$34,861	34,239	$104,745	101,875
Equipment	19,549	12,849	43,628	41,123

Total operating revenue	54,410	47,088	148,373	142,998
Costs and expenses:
Cost of sales, excluding depreciation and amortization	16,940	10,929	37,841	35,011
Cost of services, excluding depreciation and amortization	17,873	17,406	51,868	50,976
Selling, general and administrative expenses	8,406	6,953	23,696	21,449
Asset impairment	—	—	—	638
Depreciation and amortization	7,467	7,514	22,557	21,775

Total costs and expenses	50,686	42,802	135,962	129,849

Operating income	3,724	4,286	12,411	13,149
Other income and (expense):
Interest and other income	3	1	11	16
Interest expense	(1,034)	(1,155)	(3,004)	(3,425)

Total other expense	(1,031)	(1,154)	(2,993)	(3,409)
Income before income taxes	2,693	3,132	9,418	9,740
Income tax provision	1,091	1,270	3,832	3,931

Net income	$1,602	$1,862	$5,586	$5,809

Basic earnings per share	$0.12	$0.14	$0.41	$0.43

Weighted average common shares outstanding	13,664,423	13,543,062	13,634,344	13,543,479

Diluted earnings per share	$0.12	$0.14	$0.41	$0.43

Weighted average common and equivalent shares outstanding	13,730,468	13,592,577	13,697,151	13,594,198

Dividends per share	$0.15	$0.145	$0.45	$0.435

The accompanying notes are an integral part of the consolidated financial statements.

ENVENTIS CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
(Dollars in thousands)	2014	2013	2014	2013
Net income	$1,602	$1,862	$5,586	$5,809
Other comprehensive income:
Designated interest rate swaps:
Changes in fair value	30	(99)	14	(39)
Income tax (expense) benefit	(11)	40	(5)	16

Unrealized holding gain (loss) on designated interest rate swaps	19	(59)	9	(23)

Post-retirement benefit plan:
Amounts included in net periodic benefit cost:
Amortization of net actuarial loss	98	119	294	359
Amortization of prior service credit	(237)	(236)	(709)	(708)
Income tax benefit	55	47	165	139

Change in post-retirement benefit plan	(84)	(70)	(250)	(210)

Other comprehensive loss	(65)	(129)	(241)	(233)

Comprehensive income	$1,537	$1,733	$5,345	$5,576

The accompanying notes are an integral part of the consolidated financial statements.

ENVENTIS CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands except share and per share amounts)	September 30, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$3,870	$7,960
Receivables, net of allowance for doubtful accounts of $344 and $370	34,397	26,073
Inventories	4,343	1,668
Income taxes receivable	4,929	970
Deferred income taxes, net	2,377	2,660
Prepaid expenses	3,049	2,545
Other	1,308	1,386

Total current assets	54,273	43,262
Investments	3,594	3,414
Property, plant and equipment	479,126	461,712
Accumulated depreciation and amortization	(300,440)	(280,386)

Property, plant and equipment, net	178,686	181,326
Other assets:
Goodwill	29,028	29,028
Intangible assets, net	3,629	4,088
Deferred costs and other assets	6,412	5,762

Total other assets	39,069	38,878

Total assets	$275,622	$266,880

LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,470	$3,163
Extended term payable	15,539	8,879
Deferred revenue	5,257	6,056
Accrued expenses and other	10,634	10,443
Financial derivative instruments	614	242
Current maturities of long-term obligations	1,451	1,586

Total current liabilities	36,965	30,369
Long-term liabilities:
Debt obligations, net of current maturities	136,610	133,621
Accrued income taxes	246	244
Deferred revenue	2,466	2,705
Financial derivative instruments	—	1,184
Accrued employee benefits and deferred compensation	12,273	12,344
Deferred income taxes	37,260	37,103

Total long-term liabilities	188,855	187,201
Total liabilities	225,820	217,570
Commitments and contingencies
Shareholders' equity:
Common stock, no par value, $0.10 stated value
Shares authorized: 100,000,000
Shares issued and outstanding: 13,670,285 in 2014 and 13,568,871 in 2013	1,367	1,357
Additional paid-in capital	17,739	16,462
Retained earnings	30,228	30,782
Accumulated other comprehensive income	468	709

Total shareholders' equity	49,802	49,310

Total liabilities and shareholders' equity	$275,622	$266,880

The accompanying notes are an integral part of the consolidated financial statements.

ENVENTIS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30
(Dollars in thousands)	2014	2013
OPERATING ACTIVITIES:
Net income	$5,586	$5,809
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,557	21,775
Asset impairment	—	638
Accrued patronage refunds	(609)	(529)
Stock-based compensation expense	615	616
Loss on financial derivative instruments	102	83
Excess tax benefit	(63)	(94)
Other	243	741
Changes in operating assets and liabilities, net of effect from acquired net assets
Receivables	(8,595)	(218)
Prepaid expenses	(504)	(518)
Inventories	(2,675)	2,842
Accounts payable and accrued expenses	(672)	(5,711)
Deferred revenue, billings and deposits	(1,038)	(165)
Income taxes	(3,311)	594
Other	552	861

Net cash provided by operating activities	12,188	26,724

INVESTING ACTIVITIES:
Additions to property, plant and equipment and materials and supplies	(20,586)	(21,238)
Broadband stimulus grant received	—	831
Proceeds from sales of assets	240	134

Net cash used in investing activities	(20,346)	(20,273)

FINANCING ACTIVITIES:
Borrowings on extended term payable arrangement	55,402	48,084
Payments on extended term payable arrangement	(48,742)	(48,679)
Borrowings on credit facility and capital lease obligations	19,018	—
Payments on credit facility and capital lease obligations	(16,194)	(1,235)
Proceeds from issuance of common stock	661	671
Stock repurchase	—	(1,275)
Dividends paid	(6,140)	(5,900)
Excess tax benefit	63	94

Net cash (used in) provided by financing activities	4,068	(8,240)

Net decrease in cash and cash equivalents	(4,090)	(1,789)
Cash and cash equivalents at beginning of the period	7,960	8,305

Cash and cash equivalents at the end of the period	$3,870	$6,516

Supplemental disclosure of cash flow information:
Cash paid for interest	$3,394	$4,435
Net cash paid for income taxes	$7,129	$2,986

The accompanying notes are an integral part of the consolidated financial statements.

ENVENTIS CORPORATION

Notes to Consolidated Financial Statements (Unaudited)

September 30, 2014

Note 1. Basis of Presentation and Consolidation

        On June 29, 2014, Enventis Corporation, a Minnesota corporation ("Enventis"), entered into an Agreement and Plan of Merger (the "Merger Agreement"), by and among Enventis, Consolidated Communications Holdings, Inc., a Delaware corporation ("Consolidated"), and Sky Merger Sub Inc., a Minnesota corporation and wholly owned subsidiary of Consolidated ("Merger Sub"), pursuant to which Merger Sub will merge with and into Enventis (the "Merger"). See Note 15 "Pending Merger."

        The accompanying unaudited consolidated financial statements of Enventis Corporation, formerly Hickory Tech Corporation, and its subsidiaries have been prepared in accordance with generally accepted accounting principles in the United States of America ("GAAP") for interim financial information and with the rules and regulations of the Securities and Exchange Commission ("SEC"). Certain information and disclosures normally included in annual financial statements prepared in accordance with GAAP have been omitted or condensed pursuant to such rules and regulations. In the opinion of management, the unaudited consolidated financial statements reflect all adjustments (consisting only of normal and recurring accruals) considered necessary for the fair presentation of the financial statements and present fairly the results of operations, financial position and cash flows for the interim periods presented as required by Regulation S-X, Rule 10-01. These unaudited interim consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto, together with the audited consolidated financial statements and notes thereto contained in Enventis' Form 10-K for the year ended December 31, 2013.

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses and related disclosures at the date of the financial statements and during the reporting period. Actual results may differ from these estimates. The results of operations for the interim periods presented are not necessarily indicative of the results that may be expected for the fiscal year as a whole or any other interim period.

        Our consolidated financial statements report the financial condition and results of operations for Enventis Corporation and its subsidiaries in three reportable segments: Fiber and Data, Equipment and Telecom. Intercompany transactions have been eliminated from the consolidated financial statements.

Recent Accounting Developments

        In June 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2014-12, "Compensation—Stock Compensation" providing explicit guidance on how to account for share-based payments granted to employees in which the terms of the award provide that a performance target that affects vesting could be achieved after the requisite service period. The amendments in this Update are effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. Early adoption is permitted. We are currently evaluating the impact this guidance may have on our consolidated financial statements.

        In May 2014, the FASB issued ASU 2014-09, "Revenue from Contracts with Customers" and created a new topic in the FASB Accounting Standards Codification ("ASC"), Topic 606. The new standard provides a single comprehensive revenue recognition framework for all entities and supersedes nearly all existing U.S. GAAP revenue recognition guidance, including industry-specific guidance. The core principle of the revenue model is that an entity should recognize revenue in a manner that depicts the

ENVENTIS CORPORATION

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2014

Note 1. Basis of Presentation and Consolidation (Continued)

transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The standard is designed to create greater comparability for financial statement users across industries and also requires enhanced disclosures. The amendments are effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Early application is not permitted. We are currently evaluating the impact this guidance may have on our consolidated financial statements and related disclosures.

        We have reviewed other recently issued accounting pronouncements and determined they are either not applicable to our business or no material effect is expected on our financial position, results of operations, cash flows or disclosures.

Note 2. Earnings and Dividends per Share

        We compute earnings per share pursuant to the two-class method. Under the two-class method, unvested restricted shares that contain non-forfeitable rights to dividends are participating securities and therefore, are included in the computation of basic earnings per share. The two-class method includes an earnings allocation formula to determine earnings per share for common stock and participating securities according to dividends and their respective participation rights in undistributed earnings. Our unvested restricted shares issued under the Long-Term Executive Incentive Program ("LTEIP"), which contain the non-forfeitable right to receive dividends, are considered participating securities.

        Basic earnings per share ("EPS") is calculated by dividing net income applicable to common shares by the weighted average number of shares of common stock outstanding during each respective period. Any dividends paid on participating securities and any undistributed earnings considered to be attributable to participating securities are excluded from the numerator. The related participating securities are similarly excluded from the denominator. Diluted earnings per share are calculated by dividing net income applicable to common shares by the weighted average number of shares outstanding during the period increased by potentially dilutive common equivalent shares. Potentially dilutive common shares include stock options, stock subscribed under the Enventis Corporation Amended and Restated Employee Stock Purchase Plan ("ESPP"), retention stock awards and stock awarded under the LTEIP.

ENVENTIS CORPORATION

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2014

Note 2. Earnings and Dividends per Share (Continued)

        The computation of basic and diluted earnings per share for the three and nine months ended September 30, 2014 and 2013 using the two-class method is as follows:

	Three Months Ended September 30		Nine Months Ended September 30
(Dollars in thousands, except share and earnings per share amounts)	2014	2013	2014	2013
Net income	$1,602	$1,862	$5,586	$5,809
Less: net income allocable to participating securities	(3)	(4)	(10)	(12)

Net income attributable to common shares	$1,599	$1,858	$5,576	$5,797

Weighted average shares outstanding	13,664,423	13,543,062	13,634,344	13,543,479
Stock options (dilutive only)	27,586	6,770	20,568	5,725
Stock subscribed ("ESPP")	—	—	—	—
Retention awards	21,809	20,115	20,599	21,366
Stock subscribed ("LTEIP")	16,650	22,630	21,640	23,628

Total dilutive shares outstanding	13,730,468	13,592,577	13,697,151	13,594,198

Earnings per share:
Basic and diluted	$0.12	$0.14	$0.41	$0.43
Dividends per share	$0.15	$0.145	$0.45	$0.435

        There were no anti-dilutive shares for the three and nine months ended September 30, 2014 and 2013.

        Cash dividends are based on the number of common shares outstanding at their respective record dates. The number of shares outstanding as of the record date for the first three quarters of 2014 and 2013, respectively, are as follows:

Shares outstanding on record date	2014	2013
First quarter (February 15)	13,612,913	13,586,903
Second quarter (May 15)	13,654,438	13,559,043
Third quarter (August 15)	13,665,701	13,544,964

        Dividends per share are based on the quarterly dividend per share as declared by our Board of Directors. During the first nine months of 2014 and 2013, shareholders elected to reinvest $227,000 and $229,000 respectively of dividends into Enventis common stock pursuant to the Enventis Corporation Dividend Reinvestment Plan.

        There were no share repurchases in the first nine months of 2014. During the nine months ended September 30, 2013, we acquired and retired 124,285 shares as part of our stock repurchase plan.

Note 3. Long-Lived Assets

        There were no asset impairment charges during the first nine months of 2014. Total impairment charges for the nine months ended September 30, 2013 was $638,000.

ENVENTIS CORPORATION

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2014

Note 4. Goodwill and Other Intangible Assets

        We have goodwill in each of our reportable segments. Fiber and Data Segment goodwill resulted from our acquisitions of IdeaOne Telecom in 2012, CP Telecom in 2009 and Enventis Telecom in 2005. Equipment Segment goodwill also resulted from our acquisition of Enventis Telecom in 2005 and the Telecom Segment goodwill resulted from our acquisition of Heartland Telecommunications in 1997. The tax deductible portion of goodwill is $26,964,000.

(Dollars in thousands)	September 30, 2014	December 31, 2013
Fiber and Data	$5,384	$5,384
Equipment	596	596
Telecom	23,048	23,048

Total goodwill	$29,028	$29,028

        Intangible assets with finite lives are amortized over their respective estimated useful lives. Identifiable intangible assets that are subject to amortization are evaluated for impairment.

        The components of intangible assets are as follows:

		September 30, 2014		December 31, 2013
(Dollars in thousands)	Useful Lives	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Definite-lived intangible assets
Customer relationships	1 - 8 years	$8,459	$6,542	$8,459	$6,061
Other intangible assets	1 - 5 years	3,312	1,600	3,130	1,440

Total		$11,771	$8,142	$11,589	$7,501

        Amortization expense related to the definite-lived intangible assets was $641,000 and $663,000 for the nine months ended September 30, 2014 and 2013, respectively.

Note 5. Fair Value of Financial Instruments

        Fair value of financial and non-financial assets and liabilities is the price that would be received for an asset or paid to transfer a liability (exit price) in an orderly transaction between market participants. The three levels of the fair value hierarchy for assessing the inputs used in fair value measurements are as follows:

  •
  Level 1—quoted prices in active markets for identical assets and liabilities

  •
  Level 2—observable inputs other than quoted prices in active markets for identical assets and liabilities

  •
  Level 3—unobservable inputs in which there is little or no market data available and require the entity to develop its own assumptions

        The highest priority is given to quoted prices in active markets for identical assets and liabilities (Level 1) and the lowest priority is given to unobservable inputs (Level 3).

ENVENTIS CORPORATION

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2014

Note 5. Fair Value of Financial Instruments (Continued)

        The carrying value of cash and cash equivalents, net accounts receivables, payables, and other short-term monetary assets and liabilities was estimated by management to approximate fair value due to the relatively short period of time to maturity for these instruments.

        Our long-term debt agreement allows us to select short-term LIBOR pricing options, which we have elected. Therefore, the carrying amounts of our long-term debt approximate fair value. The fair value estimate of our interest rate swaps represent the net present value of future cash flows based on projections of the three-month LIBOR rate over the life of each swap. It also incorporates credit valuation adjustments to appropriately reflect both our own non-performance risk and the non-performance risk of the respective counterparties. See Note 9 "Financial Derivative Instruments" for further discussion regarding our interest rate swaps.

        The carrying amount and the fair value of our long-term debt, after deducting current maturities, interest rate swaps and our investments are as follows:

		September 30, 2014		December 31, 2013
(Dollars in thousands)	Input Level	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Long-term debt	2	$136,610	$136,610	$133,621	$133,621
Interest rate swaps	2	$614	$614	$1,426	$1,426
Investments	3	$3,594	n/a	$3,414	n/a

        Our investments at September 30, 2014 and December 31, 2013 consist primarily of minority positions in various cooperatives and our investment in CoBank, ACB ("CoBank") and are accounted for under the cost method. It is impractical to determine fair value of these investments because there is no established market for these equity interests. We did not evaluate any of the investments for impairment during the nine months ended September 30, 2014 and 2013 as there were no events or changes in circumstances indicating impairment may be present.

Note 6. Accrued Expenses and Other

        The following table shows the Company's Consolidated Balance Sheets detail for accrued expenses and other:

(Dollars in thousands)	September 30, 2014	December 31, 2013
Accrued incentive compensation	$1,911	$1,792
Accrued wages and commissions	3,036	3,543
Other accrued expenses	5,687	5,108

Total accrued expenses and other	$10,634	$10,443

        Other accrued expenses are primarily made up of accrued real estate and use taxes, accrued interest, the current portion of post-retirement benefits and other accrued expenses.

ENVENTIS CORPORATION

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2014

Note 7. Extended Term Payable

        Enterprise Integration Services, Inc. ("EIS"), a wholly owned subsidiary of Enventis, has a $25,000,000 wholesale financing agreement with a financing company to fund equipment purchases from certain approved vendors. Advances under this financing arrangement are collateralized by the inventory and accounts receivable of our Equipment Segment and a guarantee of an amount up to $2,500,000 by Enventis. The agreement requires EIS to maintain specific levels of collateral relative to the outstanding balance due, provide select monthly financial information, and make all payments when due or on demand in the event of a collateral shortfall, among other requirements. A default on the financing agreement by EIS would require Enventis to perform under the guarantee. The financing agreement provides 60 day, interest-free payment terms for working capital and can be terminated at any time by either party. The balance outstanding under the financing arrangement was $15,539,000 and $8,879,000 at September 30, 2014 and December 31, 2013, respectively. The balance fluctuates on a quarterly basis dependent upon timing of customer orders. These balances are classified as current liabilities in the accompanying Consolidated Balance Sheets and are not considered part of our debt financing.

Note 8. Debt and Other Obligations

        Our long-term obligations were as follows:

(Dollars in thousands)	September 30, 2014	December 31, 2013
Debt (current and long-term)	$137,917	$134,932
Capital leases	144	275

Total debt	138,061	135,207
Current portion of:
Debt	1,353	1,353
Capital leases	98	233

Current maturities of long-term obligations	1,451	1,586

Long-term debt obligations, net of current maturities	$136,610	$133,621

        On October 30, 2013 we amended our credit facility with a syndicate of banks, led by CoBank, ACB which provides us the option to pay interest at LIBOR or at a Base Rate, as defined in the agreements, plus an applicable margin. The maturity date of our amended credit facility is December 31, 2019. Our amended credit facility is comprised of a $30,000,000 revolving credit component ($4,000,000 outstanding as of September 30, 2014, along with $20,000 reserved for letters of credit) and a $135,270,000 term loan component ($133,917,000 outstanding as of September 30, 2014).

        At September 30, 2014, we are in full compliance with specified financial ratios and tests required by our credit facility. The credit facility includes allowances for continued payment of dividends and specific limits on common stock repurchases.

ENVENTIS CORPORATION

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2014

Note 9. Financial Derivative Instruments

        We utilize interest-rate swap agreements to manage our exposure to interest rate fluctuations on a portion of our variable-interest rate debt. We have effectively changed our exposure to varying cash flows on the variable-rate portion of our debt into fixed-rate cash flows, therefore reducing the impact of interest rate changes on future cash interest payments. We do not enter into derivative instruments for any purpose other than to manage interest rate exposure. We do not engage in interest rate speculation using derivative instruments.

        We account for derivatives in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 815, "Derivatives and Hedging." ASC 815 requires all derivative instruments be recorded on the balance sheet as either an asset or a liability measured at its fair value, and changes in the derivatives' fair value be recognized in earnings unless specific hedge accounting criteria are met. If a derivative is designated as a hedge, the effective portion of changes in the fair value of derivatives is recorded as a component of accumulated other comprehensive income in shareholders' equity, net of tax, which is subsequently, reclassified into earnings when the underlying hedged transaction is recognized in earnings. Amounts related to our derivatives will be reclassified from accumulated other comprehensive income to interest expense as interest payments are accrued or made on our variable rate debt. The estimated amount expected to be reclassified as an increase to interest expense within the next twelve months is $48,000 at September 30, 2014. The ineffective portion of the fair value of derivatives is recognized directly in earnings. Hedge ineffectiveness is attributable to the swaps having a non-zero fair value at the time they were designated. If we were to terminate our interest rate swap positions, any related balance in accumulated other comprehensive income would immediately be recognized in earnings or reclassified into earnings as the interest payments are made dependent on the facts and circumstances of the termination. The changes in the fair value of derivatives that are not designated as hedges are recognized immediately in earnings.

        The fair value of our interest rate swap agreements were determined based on level 2 inputs. Listed below are the interest rate swap agreements outstanding as of September 30, 2014 which were designated as cash flow hedges of interest rate risk and have the effect of locking our interest rates on a portion of our existing variable interest rate debt.

Interest-Rate Swap Agreement Effective Dates	Notional Amount	Rate
September 2011 - March 2015	$24,000,000	1.91%
September 2011 - September 2015	$24,000,000	2.14%

        The following table presents the fair value of our derivative instruments included in our Consolidated Balance Sheets as either current or long-term liabilities.

(Dollars in thousands)	Balance Sheet Location	September 30, 2014	December 31, 2013
Interest rate derivatives designated as cash flow hedges
Pay-fixed swaps liabilities	Financial derivative instruments	$614	$1,426

ENVENTIS CORPORATION

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2014

Note 9. Financial Derivative Instruments (Continued)

        The table below illustrates the effect of derivative instruments on consolidated operations.

		Three Months Ended September 30		Nine Months Ended September 30
(Dollars in thousands)	Location of (Gain)/Loss	2014	2013	2014	2013
Interest rate derivatives designated as cash flow hedges
(Gains)/losses recognized on effective portion of derivative instruments	Other comprehensive income	$5	$99	$87	$39
Losses reclassified from accumulated other comprehensive income into income	Interest expense	$35	$28	$101	$74
(Gains)/losses recognized in income on ineffective portion and amount excluded from effectiveness testing	Interest expense	$—	$8	$—	$9

Note 10. Employee Post-Retirement Benefits

        Enventis provides post-retirement health care and life insurance benefits for eligible employees. We are currently not funding these post-retirement benefits, but have accrued these liabilities. We are required to recognize the funded status of our post-retirement benefit plans on our Consolidated Balance Sheets and recognize as a component of accumulated other comprehensive income, net of tax, the gains or losses and prior service costs or credits that arise during the period but are not recognized as components of net periodic benefit cost. Employees hired on or after January 1, 2007 are not eligible for post-retirement health care and life insurance benefits.

        The components of net periodic benefit cost were as follows:

	Three Months Ended September 30		Nine Months Ended September 30
(Dollars in thousands)	2014	2013	2014	2013
Service cost	$55	$67	$165	$201
Interest cost	132	120	395	360
Amortization of prior service credit	(237)	(236)	(709)	(708)
Recognized net actuarial loss	98	119	294	359

Net periodic benefit cost	$48	$70	$145	$212

Note 11. Accumulated Other Comprehensive Income (Loss)

        The table below illustrates the effect on certain line items of net income of the amounts reclassified out of each component of accumulated other comprehensive income ("AOCI") for the three and nine months ended September 30, 2014. See Note 9 "Financial Derivative Instruments" and

ENVENTIS CORPORATION

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2014

Note 11. Accumulated Other Comprehensive Income (Loss) (Continued)

Note 10 "Employee Post-Retirement Benefits" for additional details regarding the reclassifications below.

	Amounts Reclassified from AOCI
(Dollars in thousands) Details about AOCI Components	Three Months Ended September 30, 2014	Nine Months Ended September 30, 2014	Affected Line Item in the Consolidated Statements of Income
Gains and losses on cash flow hedges
Interest rate contracts	$35	$101	Interest expense
	(14)	(41)	Income tax provision

	$21	$60	Net of tax

Amortization of benefit pension items
Prior service credits	$237	$709	(a)
Actuarial loss	(98)	(294)	(a)

	139	415	Total before tax
	(55)	(165)	Income tax provision

	$84	$250	Net of tax

Total reclassifications of period	$105	$310	Net of tax

(a)
These accumulated other comprehensive income components are included in the computation of net periodic benefit cost. See Note 10 "Employee Post-Retirement Benefits."

Note 12. Income Taxes

        The effective income tax rate from operations was 40.5% for the third quarter of 2014 and 2013, respectively. The effective tax rate from operations differs from the federal statutory rate primarily due to state income taxes.

        As of September 30, 2014, we had unrecognized tax benefits totaling $240,000 (net of tax) excluding interest. The amount of the unrecognized tax benefits, if recognized, that would affect the effective income tax rates of future periods is $213,000. Due to expirations of statute of limitations, it is reasonably possible that the total amount of unrecognized tax benefits will not decrease during the next 12 months.

        We file consolidated income tax returns in the United States federal jurisdiction and combined or separate income tax returns in various state jurisdictions. In general, we are no longer subject to United States federal income tax examinations for the years prior to 2010 except to the extent of losses utilized in subsequent years.

Note 13. Stock Compensation

        Our stock award plans provide for granting non-qualified stock options, stock awards and restricted stock awards to employees. We recognize stock compensation charges related to stock award plans

ENVENTIS CORPORATION

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2014

Note 13. Stock Compensation (Continued)

based on management's best estimates and assumptions that the performance and service requirements of the plan will be achieved. Such compensation charges are recorded based upon the grant date fair value or settlement date fair value (as applicable) of our stock and are recognized over the requisite service period specified by the specific award plans. Share-based compensation expense includes amounts recognized related to the Company Employee Stock Purchase Plan. This plan allows participating employees to acquire shares of common stock at 85% of the average closing price for the five days previous to the purchase date. Stock-based compensation expense was $615,000 and $616,000, respectively, in the nine months ended September 30, 2014 and 2013. This includes compensation expense for share-based payment awards granted prior to, but not vested as of September 30, 2014. As of September 30, 2014, we had not yet recognized compensation expense related to non-vested awards totaling $1,246,000. The weighted average period over which this compensation expense will be recognized is 2.24 years.

1993 Stock Award Plan

Long-Term Executive Incentive Program ("LTEIP")

        We carry obligations of $941,000 and $971,000 as of September 30, 2014 and December 31, 2013 respectively, related to liability classified awards under the LTEIP that will be settled in company common stock in future periods.

        Non-vested restricted stock activity for the nine months ended September 30, 2014 is depicted in the table below. Granted shares represent non-vested shares issued to settle an obligation under the LTEIP plan during the period.

	Shares	Weighted Average Fair Value
Non-vested at January 1	28,525	$9.83
Granted/settled	41,413	$13.31
Vested	(50,684)	$11.35
Forfeited	—	$—

Non-vested at September 30	19,254	$13.31

Employee Stock Retention

        Under this program, designated employees can earn shares of common stock if they complete a requisite service period which typically ranges from 11 to 36 months. Compensation expense related to the Employee Stock Retention program is recognized over the requisite service period.

ENVENTIS CORPORATION

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2014

Note 13. Stock Compensation (Continued)

        Retention stock activity for the nine months ended September 30, 2014 is as follows:

	Shares	Weighted Average Fair Value
Non-vested at January 1	31,285	$8.77
Granted	4,000	$12.10
Vested	—	$—
Forfeited	(550)	$10.39

Non-vested at September 30	34,735	$9.13

Stock Options

        Stock options granted may be exercised no later than ten years after the date of grant, with one-third of the options vesting each year.

        A summary of stock option activity for the nine months ended September 30, 2014 is as follows:

	Options	Weighted Average Exercise Price
Outstanding at January 1	102,450	$10.35
Granted	—	$—
Exercised	(10,800)	$11.04
Forfeited	—	$—
Expired	(28,200)	$11.68

Outstanding at September 30	63,450	$9.64

Exercisable at September 30	63,450	$9.64

        In the nine months ended September 30, 2014, we received $119,000 in cash related to stock options exercised during the period.

Note 14. Quarterly Segment Financial Summary

        Our operations are reported in three segments: (i) Fiber and Data, (ii) Equipment and (iii) Telecom.

        Our Fiber and Data Segment serves wholesale, enterprise and commercial business customers with advanced data, Internet, cloud, voice and voice over Internet Protocol ("VoIP") services. With our IP network and communication expertise, we are able to provide both custom and broad network solutions which can be extended beyond our regional network through interconnections to provide end-to-end national connectivity. The Fiber and Data Segment includes revenue from Ethernet, Private Line, Multiprotocol Label Switching ("MPLS"), Data Center, Dedicated Internet and our cloud services. We own, lease and utilize long-term indefeasible rights of use ("IRU") agreements for the operation of our network. Fiber and Data services are marketed throughout our core regions: northern Minnesota and the Minneapolis-Saint Paul metropolitan area, southern Minnesota, Des Moines, Iowa and Fargo, North Dakota.

ENVENTIS CORPORATION

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2014

Note 14. Quarterly Segment Financial Summary (Continued)

        Our Equipment Segment provides equipment solutions and support for a broad spectrum of business customers ranging in size from medium to large enterprise. We design and implement networks utilizing leading technology including: TelePresence Video, Unified Communications and Data Center solutions in collaboration with industry-leading partners. We provide a comprehensive set of services including: Advisory, Implementation, Development and Support. Our Total Care support team provides a proactive approach to monitor and support customer networks, unified communications environment and data centers. Equipment sales and services are marketed primarily in our Minnesota core regions and specifically the Minneapolis-Saint Paul metropolitan area.

        Our Telecom Segment provides bundled residential and business services including high-speed Internet, broadband services, digital TV, local voice and long distance services in our legacy telecom service area. Telecom is comprised of the operation of both Incumbent Local Exchange Carrier ("ILEC") and Competitive Local Exchange Carrier ("CLEC") operations. Our ILEC operations provide services in 13 south central Minnesota communities and 13 rural northwest Iowa communities. Our CLEC operation provides services in south central Minnesota and near Des Moines, Iowa. We own our network in both the ILEC and CLEC exchanges.

        Segment information for the three and nine months ended September 30, 2014 and 2013 is as follows:

(Dollars in thousands) Three Months Ended September 30, 2014	Fiber and Data	Equipment	Telecom	Corporate and Other(2)	Consolidated
Revenue from unaffiliated customers	$17,848	$22,224	$13,627	$711	$54,410
Intersegment revenue	175	—	416	(591)	—

Total operating revenue	18,023	22,224	14,043	120	54,410
Asset impairment	—	—	—	—	—
Depreciation and amortization	3,083	132	3,685	567	7,467
Operating income (loss)	2,656	1,767	1,360	(2,059)	3,724
Interest expense	3	—	—	1,031	1,034
Income tax provision (benefit)	1,076	715	551	(1,251)	1,091
Net income (loss)	1,580	1,052	810	(1,840)	1,602
Total assets	120,088	33,530	101,689	20,315	275,622
Property, plant and equipment, net	100,745	1,892	71,880	4,169	178,686
Additions to property, plant and equipment(1)	6,003	166	1,776	135	8,080

ENVENTIS CORPORATION

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2014

Note 14. Quarterly Segment Financial Summary (Continued)

(Dollars in thousands) Three Months Ended September 30, 2013	Fiber and Data	Equipment	Telecom	Corporate and Other(2)	Consolidated
Revenue from unaffiliated customers	$16,736	$15,338	$13,953	$1,061	$47,088
Intersegment revenue	222	—	402	(624)	—

Total operating revenue	16,958	15,338	14,355	437	47,088
Asset impairment	—	—	—	—	—
Depreciation and amortization	3,078	139	3,738	559	7,514
Operating income (loss)	1,722	1,031	1,654	(121)	4,286
Interest expense	—	—	—	1,155	1,155
Income tax provision (benefit)	697	417	671	(515)	1,270
Net income (loss)	1,024	614	985	(761)	1,862
Total assets	114,725	18,285	109,330	18,618	260,958
Property, plant and equipment, net	95,817	2,086	78,213	5,566	181,682
Additions to property, plant and equipment(1)	4,725	31	3,402	344	8,502

Nine Months Ended September 30, 2014	Fiber and Data	Equipment	Telecom	Corporate and Other(2)	Consolidated
Revenue from unaffiliated customers	$52,958	$51,879	$41,521	$2,015	$148,373
Intersegment revenue	607	—	1,276	(1,883)	—

Total operating revenue	53,565	51,879	42,797	132	148,373
Asset impairment	—	—	—	—	—
Depreciation and amortization	9,380	400	11,071	1,706	22,557
Operating income (loss)	7,980	3,969	5,107	(4,645)	12,411
Interest expense	3	1	—	3,000	3,004
Income tax provision (benefit)	3,247	1,609	2,079	(3,103)	3,832
Net income (loss)	4,734	2,359	3,031	(4,538)	5,586
Total assets	120,088	33,530	101,689	20,315	275,622
Property, plant and equipment, net	100,745	1,892	71,880	4,169	178,686
Additions to property, plant and equipment(1)	11,771	303	7,088	701	19,863

ENVENTIS CORPORATION

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2014

Note 14. Quarterly Segment Financial Summary (Continued)

Nine Months Ended September 30, 2013	Fiber and Data	Equipment	Telecom	Corporate and Other(2)	Consolidated
Revenue from unaffiliated customers	$49,986	$47,691	$42,407	$2,914	$142,998
Intersegment revenue	648	—	1,235	(1,883)	—

Total operating revenue	50,634	47,691	43,642	1,031	142,998
Asset impairment	638	—	—	—	638
Depreciation and amortization	8,796	348	11,197	1,434	21,775
Operating income (loss)	5,609	2,786	5,477	(723)	13,149
Interest expense	—	—	—	3,425	3,425
Income tax provision (benefit)	2,286	1,132	2,229	(1,716)	3,931
Net income (loss)	3,325	1,654	3,252	(2,422)	5,809
Total assets	114,725	18,285	109,330	18,618	260,958
Property, plant and equipment, net	95,817	2,086	78,213	5,566	181,682
Additions to property, plant and equipment(1)	10,638	992	7,783	1,394	20,807

(1)
Net of Broadband Stimulus Funds received and does not include changes in materials and supplies.

(2)
Includes intersegment eliminations.

Note 15. Pending Merger

        On June 29, 2014, Enventis Corporation, a Minnesota corporation ("Enventis"), entered into an Agreement and Plan of Merger (the "Merger Agreement"), by and among Enventis, Consolidated Communications Holdings, Inc., a Delaware corporation ("Consolidated"), and Sky Merger Sub Inc., a Minnesota corporation and wholly owned subsidiary of Consolidated ("Merger Sub"), pursuant to which Merger Sub will merge with and into Enventis (the "Merger").

        Pursuant the terms of the Merger Agreement, each share of our common stock issued and outstanding immediately prior to the closing of the Merger will be converted into the right to receive 0.7402 shares of Consolidated common stock.

        Completion of the merger is subject to various customary closing conditions, including, but not limited to, approval and adoption by Enventis' and Consolidated's shareholders and certain regulatory approvals.

        We incurred $932,000 and $1,843,000 in the three and nine months ended September 30, 2014, respectively, of transaction fees related to entering into the Merger Agreement.

Note 16. Commitments and Contingencies

        In April 2014, we received a notice from a large interexchange carrier disputing approximately $486,000 of interstate and intrastate switched access charges that we billed them. We do not agree with this dispute and cannot predict the outcome of such proceedings nor their impact, if any, to the Company. The interexchange carrier has initiated litigation in the states of Minnesota and Iowa. The

ENVENTIS CORPORATION

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2014

Note 16. Commitments and Contingencies (Continued)

litigation also involves many similar companies in our industry. The circumstances do not satisfy the criteria for accrual in accordance with FASB ASC Topic 450-20, "Loss Contingencies."

        We are involved in certain other contractual disputes in the ordinary course of business, but do not believe the resolution of any of these existing matters will have a material adverse effect on our financial position, results of operations or cash flows.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENT

        The following unaudited pro forma condensed combined financial statements ("pro forma financial statements") of Consolidated Communications Holdings, Inc. ("Consolidated") and Enventis Corporation, formerly known as Hickory Tech Corporation ("Enventis"), have been prepared to reflect Consolidated's acquisition of Enventis (the "Merger") and related financing transactions, based on the acquisition method of accounting, with Consolidated treated as the acquirer. The pro forma financial statements also give effect to the June 2015 issuance of $300.0 million aggregate principal amount of 6.50% Senior Notes due 2022 (the "New Notes") and the subsequent redemption of the Company's remaining $227.2 million of our original $300.0 million aggregate principal amount of 10.875% Senior Notes due 2020 (the "2020 Notes"), (collectively, the "Senior Note Transactions"). The pro forma financial statements utilize the historical consolidated financial statements of Consolidated and Enventis. The historical consolidated financial statements have been adjusted to give effect to pro forma events that are directly attributable to the Merger and the Senior Note Transactions and that are factually supportable and, in the case of the statement of income, that are expected to have a continuing impact. The unaudited pro forma condensed combined statement of income for the year ended December 31, 2014, gives effect to the Merger and the Senior Note Transactions as if they had occurred on January 1, 2014. The unaudited pro forma condensed combined balance sheet has been prepared as of December 31, 2014 and gives effect to the Senior Note Transactions as if they had occurred on that date.

        The pro forma adjustments related to the Merger are based upon preliminary estimates, and are pending the completion of the valuations of the tangible and intangible assets acquired and liabilities assumed as of June 30, 2015. Actual results may differ from these preliminary estimates once Consolidated has completed the valuation studies necessary to finalize the fair value estimates. There can be no assurances that such finalization of the valuation studies will not result in material changes. The pro forma financial statements are not intended to represent or be indicative of the consolidated results of operations or financial condition of the combined company that would have been reported had the Merger and the Senior Note Transactions been completed as of the dates presented and should not be taken as representative of the future consolidated results of operations or financial condition of the combined company. The pro forma financial statements also do not include the realization of future cost savings or synergies or restructuring charges that are expected to result from the Merger.

        These pro forma financial statements should be read in conjunction with Consolidated's historical consolidated financial statements and accompanying notes included in its Annual Report on Form 10-K for the year ended December 31, 2014, as revised by Exhibit 99.2 to Consolidated's Current Report on Form 8-K filed on August 10, 2015 and its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2015 and June 30, 2015. Additionally, these pro forma financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes of Enventis included in its Annual Report on Form 10-K for the year ended December 31, 2013 and its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2014 and June 30, 2014.

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2014
(amounts in thousands, except per share amounts)

	Consolidated Communications	Enventis Corporation	Pro Forma Adjustments	Note 2	Pro Forma Combined
Net revenues	$635,738	$155,007	$—		$790,745
Operating expenses:
Operating expenses (exclusive of depreciation and amortization)	395,114	124,290	(20,311)	(b)	499,093
Depreciation and amortization	149,435	23,760	13,095	(c)	186,290

Total operating expenses	544,549	148,050	(7,216)		685,383

Income from operations	91,189	6,957	7,216		105,362
Other income (expense):
Interest expense, net of interest income	(82,537)	(3,176)	6,955	(d)	(78,758)
Loss on extinguishment of debt	(13,785)		13,785	(d)	—
Investment income	34,516	—	—		34,516
Other, net	(968)	—	—		(968)

Income before income taxes	28,415	3,781	27,956		60,152
Income tax expense	13,027	3,217	10,903	(e)	27,147

Net income	15,388	564	17,053		33,005
Less: net income attributable to noncontrolling interest	321	—	—		321

Net income attributable to common stockholders	$15,067	$564	$17,053		$32,684

Net income per common share attributable to common shareholders:
Net income per common share—basic	$0.35		n/a		$0.65

Net income per common share—diluted	$0.35		n/a		$0.65

Shares of common stock used to calculate earnings per share:
Basic	41,998		8,032	(f)	50,030

Diluted	41,998		8,032	(f)	50,030

See accompanying notes to the unaudited pro forma condensed combined financial statements.

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2014
(amounts in thousands)

	Consolidated Communications	Pro Forma Adjustments	Note 3	Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$6,679	$28,438	(a)	$35,117
Accounts receivable, net	77,536			77,536
Income tax receivable	18,940			18,940
Deferred income taxes	13,374			13,374
Prepaid expenses and other current assets	17,616			17,616

Total current assets	134,145	28,438		162,583
Property, plant and equipment, net	1,137,478			1,137,478
Investments	115,376			115,376
Goodwill	764,630			764,630
Other intangible assets, net	56,322			56,322
Deferred debt issuance costs, net and other assets	19,313	(1,731)	(b)	17,582

	840,265	(1,731)		838,534

	$2,227,264	$26,707		$2,253,971

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$15,277			$15,277
Advance billings and deferred revenues	31,933			31,933
Dividends payable	19,510			19,510
Accrued compensation	32,581			32,581
Accrued interest	6,784			6,784
Accrued expense	39,698			39,698
Current portion of long-term debt and capital lease obligations	9,849			9,849
Current portion of derivative liability	443			443

Total current liabilities	156,075	—		156,075
Long-term debt and capital lease obligations	1,356,753	68,683	(c)	1,425,436
Deferred income taxes	246,665			246,665
Pension and other post-retirement benefits	122,363			122,363
Other liabilities and deferred revenues	14,579			14,579
Total stockholders' equity	330,829	(41,976)	(d)	288,853

	$2,227,264	$26,707		$2,253,971

See accompanying notes to the unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(amounts in thousands, except per share amounts)

1. Description of the Transactions

        On October 16, 2014, Consolidated Communications Holdings, Inc. ("Consolidated") completed its acquisition of Enventis Corporation, formerly Hickory Tech Corporation ("Enventis") and acquired all the issued and outstanding shares of Enventis in exchange for shares of Consolidated's common stock (the "Merger"). As a result of the Merger, Enventis became a wholly-owned subsidiary of Consolidated.

        At the effective time of the Merger, each share of Enventis common stock converted into the right to receive 0.7402 shares of common stock, par value $0.01 per share, of Consolidated common stock and cash in lieu of fractional shares, as set forth in the merger agreement. Based on the closing price of Consolidated's common stock of $25.40 per share on the date preceding the Merger, the total value of the purchase consideration exchanged was $257.7 million, excluding the repayment of Enventis' outstanding debt of $149.9 million. On the date of the merger, we issued an aggregate total of 10.1 million shares of our common stock to the former Enventis shareholders.

        In conjunction with the acquisition, on September 18, 2014, Consolidated completed an offering of $200.0 million aggregate principal amount of 6.50% senior notes due in 2022 (the "Intitial Notes"). The net proceeds from the issuance of the Initial Notes were used to finance the acquisition of Enventis, including related fees and expenses, and to pay the existing indebtedness of Enventis. A portion of the proceeds together with cash on hand and borrowings under our credit facility, was also used to repurchase $72.8 million of our $300.00 million original aggregate principal amount of 10.875% Senior Notes due 2020 (the "2020 Notes") during the fourth quarter of 2014.

        On June 8, 2015, we issued an additional $300.0 million in aggregate principal amount of 6.50% Senior Notes due 2022 (the "New Notes" and together with the Initial Notes, the "2022 Notes"). The New Notes were priced at 98.26% of par and resulted in total gross proceeds of approximately $294.8 million, excluding accrued interest. The net proceeds from the issuance of the New Notes were used, in part, to redeem the remaining $227.2 million of the original aggregate principal amount of the 2020 Notes, to pay related fees and expenses and to reduce the outstanding balance of our revolving credit facility.

        The acquisition of Enventis was accounted for using the acquisition method of accounting for business combinations. The tangible and intangible assets acquired and liabilities assumed were recorded at their estimated fair values as of the date of the acquisition. The unaudited pro forma condensed combined statement of income for the year ended December 31, 2014 gives effect to the Merger and related financing, the issuance of the New Notes and the redemption of the remaining $227.2 million of the original aggregate principal amount of the 2020 Notes (collectively, the "Senior Note Transactions") as if they had occurred on January 1, 2014. The unaudited pro forma condensed combined balance sheet as of December 31, 2014 gives effect to the Senior Note Transactions completed in 2015 as if they had occurred on that date.

        The unaudited pro forma condensed combined statement of income includes certain accounting adjustments related to the Merger and the Senior Note Transactions that are expected to have a continuing impact on the combined results, such as increased depreciation and amortization on the acquired tangible and intangible assets, decreased interest expense from the Senior Note Transactions completed in 2015 offset, in part, by increased interest expense on the additional debt incurred to complete the Merger and the tax impact of these pro forma adjustments.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(amounts in thousands, except per share amounts)

1. Description of the Transactions (Continued)

        The summary pro forma financial information does not include the realization of future cost savings or synergies or restructuring charges that are expected to result from the Merger. The transaction is expected to generate annual operating synergies of approximately $17,000, which are expected to be achieved on a run-rate basis by the end of the second year after close. Consolidated also expects to incur merger and integration costs, excluding closing costs, of approximately $8,200 in operating expenses and $5,200 in capital expenditures over the first two years following the close. However, no assurance can be given with respect to the ultimate level of such synergies or costs or the timing of their realization.

2. Pro Forma Adjustments—Statements of Income

        The following pro forma adjustments included in the unaudited pro forma condensed combined statement of income for the year ended December 31, 2014 gives effect to the Merger and the Senior Note Transactions as if they had occurred on January 1, 2014:

  (a)
  Accounting Policies and Presentation

    In connection with the Merger, a review of the accounting policies and presentation of the financial statements of Enventis has been performed. Based on this review, no adjustments were necessary to conform the Enventis statement of income to the Consolidated accounting policies and presentation.

  (b)
  Transaction Costs

    The pro forma adjustment reflects the removal of transaction costs as well as payments under certain change in control agreements or other contingent payments to certain Enventis employees that were incurred by Consolidated and Enventis directly related to the Merger during the year ended December 31, 2014. These costs have been excluded from the unaudited pro forma condensed combined statement of income since they are considered to be of a non-recurring nature.

  (c)
  Depreciation and Amortization

    The pro forma adjustments to depreciation and amortization reflect the removal of the historical basis of depreciation and amortization for the Enventis assets and the recognition of the new depreciation and amortization expense for property and equipment and finite-lived intangible assets acquired in the Merger, based on the estimated fair value of these. The following table summarizes the pro forma adjustments to depreciation and amortization:

Year Ended December 31, 2014
Remove historical depreciation and amortization	$(23,760)
Record new depreciation and amortization	36,855

$13,095

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(amounts in thousands, except per share amounts)

2. Pro Forma Adjustments—Statements of Income (Continued)

  (d)
  Interest Expense

    The pro forma adjustments to interest expense, as summarized in the following table, reflect the removal of historical interest expense of Enventis, the removal of historical interest expense of Consolidated for the redemption of its 2020 Notes and the additional interest expense resulting from the issuance of the 2022 Notes, as described below.

	Principal Outstanding	Interest Rate	Year Ended December 31, 2014
Removal of historical interest expense for:
Enventis interest expense including amortization of deferred financing costs			$(3,176)
Consolidated redemption of 2020 Notes including amortization of discount and deferred financing costs			(32,727)
Consolidated amortization of debt issuance costs for bridge loan			(1,400)
Recording of new interest expense for:
Issuance of 2022 Notes	$500,000	6.50%	28,781
Amortization of debt issuance costs:
Amortization of discount and debt issuance costs on 2022 Notes			1,567

Net reduction to interest expense			$(6,955)

    In connection with the Merger, on September 18, 2014, Consolidated completed the offering of $200.0 million aggregate principal amount of the 2022 Notes and the net proceeds, of which, were used to finance the acquisition of Enventis, including related fees and expenses, and to pay the existing indebtedness of Enventis. A portion of the proceeds together with cash on hand and borrowings under our credit facility, was also used to redeem $72.8 million of our $300.00 million original aggregate principal amount of 2020 Notes during the fourth quarter of 2014. We paid $84.1 million in connection with the partial redemption of the 2020 Notes, which resulted in a loss on the extinguishment of debt of $13.8 million during the year ended December 31, 2014. The unaudited pro forma condensed combined statement of income includes a pro forma adjustment of $13.8 million to exclude the loss on the extinguishment of debt as it is considered to be nonrecurring.

    On June 8, 2015, we issued an additional $300.0 million aggregate principal amount of the 2022 Notes. The New Notes were priced at 98.26% of par and resulted in total gross proceeds of approximately $294.8 million, excluding accrued interest. The net proceeds from the issuance of the New Notes were used, in part, to redeem the remaining $227.2 million of the original aggregate principal amount of the 2020 Notes, to pay related fees and expenses and to reduce the outstanding balance of our revolving credit facility. In connection with the redemption of the 2020 Notes, we paid $261.9 million and recognized a loss on the extinguishment of debt of $41.2 million during the quarter and six months ended June 30,

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(amounts in thousands, except per share amounts)

2. Pro Forma Adjustments—Statements of Income (Continued)

    2015. The unaudited pro forma condensed combined statement of income does not reflect a pro forma adjustment for this loss on the extinguishment of debt as it is considered to be nonrecurring.

    The pro forma adjustments are based on the issuance of the new borrowings and the repurchase of the 2020 Notes as if such events had occurred on January 1, 2014. Pro forma interest expense includes the amortization of deferred financing costs related to the issuance of the 2022 Notes based on a term of 8 years. Pro forma interest expense excludes amortization of financing costs of $1,400 incurred during the year ended December 31, 2014 related to the $140,000 senior unsecured bridge loan facility commitment ("Bridge Facility") entered into in connection with the Merger. As anticipated, financing for the Merger was completed through the offering of the Initial Notes, which replaced the Bridge Facility on the date of the Merger.

  (e)
  Income Tax Expense

    The blended effective tax rate applied to the pro forma adjustments related to the Merger and related financing is 39% for the periods presented.

  (f)
  Earnings Per Share

    The pro forma adjustment reflects the change in outstanding shares to calculate basic and dilutive earnings per share based on the Merger.

3. Pro Forma Adjustments—Balance Sheet

        The following are the pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2014 and give effect to the issuance of the New Notes and the redemption in 2015 of the remaining 2020 Notes as if it had occurred on that date:

  (a)
  Cash

    Pro forma adjustments to cash consist of the following:

Proceeds from issuance of New Notes	$294,780
Redemption of 2020 Notes	(261,874)
Payment of financing costs	(4,468)

$28,438

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(amounts in thousands, except per share amounts)

3. Pro Forma Adjustments—Balance Sheet (Continued)

  (b)
  Deferred Debt Issuance Costs

    The pro forma adjustments to deferred debt issuance costs, net and other assets are as follows:

Removal of costs associated with the redemption of the 2020 Notes	$(6,199)
New deferred financing costs associated with the New Notes	4,468

$(1,731)

  (c)
  Debt

    The pro forma adjustments to reflect the issuance of the New Notes and the redemption of the 2020 Notes are as follows:

Issuance of New Notes, net of discount of $5,220	$294,780
Repurchase of 2020 Notes and removal of associated discount	(226,097)

$68,683

  (d)
  Stockholders' Equity

    The pro forma adjustment to stockholders' equity reflects the loss on extinguishment of debt related to the redemption of the remaining 2020 Notes as if the redemption had occurred on December 31, 2014.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

        On September 18, 2014, Finance Co. sold $200.0 million in aggregate principal amount of the outstanding Initial Notes in a private placement. The Initial Notes were sold to the initial purchasers thereof, who in turn resold the Initial Notes to "Qualified Institutional Buyers," as defined under the Securities Act, to certain non-U.S. persons in offshore transactions and to a limited number of "accredited investors", as defined under the Securities Act. On October 16, 2014, Finance Co. merged with and into the Company, and the Company succeeded Finance Co. as the obligor under the Initial Notes.

        On June 8, 2015, the Company sold $300.0 million aggregate principal amount of the outstanding New Notes in a private placement. The New Notes were sold to the initial purchasers thereof, who in turn resold the New Notes to "Qualified Institutional Buyers," as defined under the Securities Act and to certain non-U.S. persons in offshore transactions.

        The exchange offer is designed to provide holders of all of the Original Notes with an opportunity to acquire Exchange Notes which, unlike the Original Notes, will not be restricted securities and will be freely transferable at all times, subject to any restrictions on transfer imposed by state "blue sky" laws and provided that the holder is not our affiliate within the meaning of the Securities Act and represents that the Exchange Notes are being acquired in the ordinary course of the holder's business and the holder is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, the distribution of the Exchange Notes.

        The outstanding Initial Notes in the aggregate principal amount of $200.0 million were originally issued and sold on September 18, 2014, the issue date, to Morgan Stanley & Co. LLC, Wells Fargo Securities, LLC and RBS Securities Inc. as initial purchasers, pursuant to the purchase agreement dated as of September 14, 2014. The outstanding New Notes in the aggregate principal amount of $300.0 million were originally issued and sold on June 8, 2015, the issue date, to Morgan Stanley & Co. LLC, Wells Fargo Securities, LLC and Mizuho Securities USA Inc. as initial purchasers, pursuant to the purchase agreement dated as of June 3, 2015.

        All of the Original Notes were issued and sold in transactions not registered under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act. The concurrent resale of the Original Notes by the respective initial purchasers thereof to Qualified Institutional Buyers and non-U.S. persons was accomplished in reliance upon the exemption provided by Rule 144A and Regulation S under the Securities Act. The Original Notes are restricted securities and may not be reoffered, resold or transferred other than pursuant to a registration statement filed pursuant to the Securities Act or unless an exemption from the registration requirements of the Securities Act is available. Pursuant to Rule 144 under the Securities Act, the Original Notes may generally be resold (a) commencing six months after the respective issue date thereof, in an amount up to, for any three-month period, the greater of 1% of the Original Notes then outstanding or the average weekly trading volume of the Original Notes during the four calendar weeks preceding the filing of the required notice of sale with the SEC so long as Consolidated remains current in its periodic filing obligations and (b) commencing one year after the respective issue date thereof, in any amount and otherwise without restriction by a holder who is not, and has not been for the preceding three months, our affiliate. Certain other exemptions may also be available under other provisions of the federal securities laws for the resale of the Original Notes.

        In connection with the sale of the Initial Notes, we and the initial purchasers thereof entered into a registration rights agreement, dated September 18, 2014 (the "initial registration rights agreement"). A copy of the initial registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part. Under the initial registration rights agreement, the

Company and the guarantors agreed that if (1) the Initial Notes are not freely transferable by the holders thereof that are not affiliates of the Company in accordance with Rule 144 (or any similar provision then in force) under the Securities Act or otherwise where no conditions of Rule 144 are then applicable (other than the holding period requirement in paragraph (d)(1)(ii) of Rule 144 so long as such holding period requirement is satisfied) and (2) the restrictive legend has not been removed from the Initial Notes, in each case, by the 366th day following the original issuance date the Initial Notes to file an exchange offer registration statement to allow holders to exchange Initial Notes for the same principal amount of a new issue of Initial Notes with substantially identical terms, except they will generally be freely transferable under the Securities Act. In addition, the Company and the guarantors agreed to file, under certain circumstances, a shelf registration statement to cover resales of the Initial Notes. If the Company fails to complete the registered exchange offer or the shelf registration statement has not been declared effective within 475 days after the initial issuance of the Initial Notes, or either registration statement is declared effective but thereafter ceases to effective or usable in connection with resales or exchanges of Initial Notes during the time periods specified in the initial registration rights agreement, the Company will be required to pay additional interest on the Initial Notes. With respect to the first 90-day period immediately following the occurrence of the first registration default, additional interest shall be payable in an amount equal to 0.25% per annum on the principal amount of Initial Notes. The amount of the additional interest will increase by an additional 0.25% per annum on the principal amount of Initial Notes with respect to each subsequent 90-day period until all registration defaults have been cured, up to a maximum amount of additional interest for all registration defaults of 1.5% per annum.

        In connection with the sale of the New Notes, we and the initial purchasers thereof entered into a registration rights agreement, dated as of June 8, 2015 (the "new registration rights agreement"). A copy of the new registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part. Under the new registration rights agreement, the Company and the guarantors agreed that if (1) the New Notes are not freely transferable by the holders thereof that are not affiliates of the Company in accordance with Rule 144 (or any similar provision then in force) under the Securities Act or otherwise where no conditions of Rule 144 are then applicable (other than the holding period requirement in paragraph (d)(1)(ii) of Rule 144 so long as such holding period requirement is satisfied) and (2) the restrictive legend has not been removed from the New Notes, in each case, by the 366th day following the original issuance date the Initial Notes to file an exchange offer registration statement to allow holders to exchange the Original Notes for the same principal amount of a new issue of Original Notes with substantially identical terms, except they will generally be freely transferable under the Securities Act. In addition, the Company and the guarantors agreed to file, under certain circumstances, a shelf registration statement to cover resales of the New Notes. If the Company fails to complete the registered exchange offer or the shelf registration statement has not been declared effective within 475 days after the original issuance of the Initial Notes, or either registration statement is declared effective but thereafter ceases to effective or usable in connection with resales or exchanges of Original Notes during the time periods specified in the new registration rights agreement, the Company will be required to pay additional interest on the New Notes. With respect to the first 90-day period immediately following the occurrence of the first registration default, additional interest shall be payable in an amount equal to 0.25% per annum on the principal amount of Original Notes. The amount of the additional interest will increase by an additional 0.25% per annum on the principal amount of Original Notes with respect to each subsequent 90-day period until all registration defaults have been cured, up to a maximum amount of additional interest for all registration defaults of 1.5% per annum.

        In addition, in connection with any resales of Exchange Notes, any broker dealer (a "Participating Broker Dealer") which acquired the Exchange Notes for its own account as a result of market making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position that Participating Broker Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment from the offering of the Original Notes) with the prospectus contained in the exchange offer registration statement. We have agreed to make available, for a period ending on the earlier of (i) 180 days after consummation of the exchange offer and (ii) the date on which all broker-dealers have disposed of all their registrable securities, a prospectus meeting the requirements of the Securities Act to any Participating Broker Dealer and any other persons with similar prospectus delivery requirements, for use in connection with any resale of Exchange Notes. A Participating Broker Dealer or any other person that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the registration rights agreement (including certain indemnification rights and obligations thereunder).

        Each holder of Original Notes who wishes to exchange them for Exchange Notes in the exchange offer will be required to make certain representations to us, including representations that:

  •
  any Exchange Notes to be received by it will be acquired in the ordinary course of its business;

  •
  it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, the distribution (within the meaning of the Securities Act) of the Exchange Notes;

  •
  it is not an "affiliate" (as defined in Rule 405 under the Securities Act) of the Company or, if it is such an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act, to the extent applicable; and

  •
  it is not acting on behalf of any person who could not truthfully make the foregoing representations.

        In addition, each registration rights agreement provides that in the event that (i) any changes in law or the applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer, (ii) for any other reason the exchange offer is not consummated on or before the 456th day after the closing of the offering of the Initial Notes, or (iii) any beneficial owner of the Original Notes notifies us it is not eligible to participate in the exchange offer, the Company and the guarantors will, at our expense, (a) file with the SEC a shelf registration statement covering resales of the Original Notes, (b) use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act on or prior to the 456th day following the closing of the offering of the Initial Notes and (c) use our reasonable best efforts to keep the shelf registration statement effective until the earlier of one year from the date of effectiveness of the shelf registration statement or until the date all Original Notes covered by the shelf registration statement have been sold pursuant thereto, are no longer outstanding or cease to be transfer restricted. We will, in the event of the filing of the shelf registration statement, provide to each holder of the Original Notes copies of the prospectus which is a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the Original Notes. A holder of Original Notes that sells its Original Notes pursuant to the shelf registration statement generally (i) will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, (ii) will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and (iii) will be bound by the provisions of the registration rights agreement that is applicable to such a holder (including certain indemnification rights and obligations thereunder). In addition, each holder of Original Notes will be required to deliver information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreements to have its Original Notes included in the shelf registration statement and to benefit from the provisions regarding additional interest described in the following paragraph.

        In the event that (i) the exchange offer is not consummated on or before the 475th day after the closing of the offering of the Initial Notes, (ii) a shelf registration statement is required to be filed pursuant to the registration rights agreement but has not been declared effective on or before the 475th day after the closing of the offering of the Initial Notes or (iii) the exchange offer registration statement or the shelf registration statement is declared effective but shall thereafter become unusable (subject to certain exceptions), the interest rate borne by the Notes will be increased by 0.25% per annum, beginning the day after the date specified in clause (i), (ii) or (iii) above, as applicable. Thereafter, the interest rate borne by the Notes will be increased by an additional 0.25% per annum for each 90 day period that elapses before additional interest ceases to accrue in accordance with the following sentence; provided that the aggregate increase in such annual interest rate may in no event exceed 1.50%. Following the cure of all defaults specified in clauses (i), (ii) and (iii) above, the additional interest will cease to accrue and the interest will revert to the original rate; provided, however, that if, after any such reduction in interest rate, a different event specified in clause (i), (ii) or (iii) above occurs, the interest rate may again be increased pursuant to the foregoing provisions.

        This summary of certain provisions of the registration rights agreements does not purport to be complete and is subject to, and is qualified in its entirety by, the complete provisions of the registration rights agreements, copies of which have been filed as an exhibit to the registration statement of which this prospectus is a part.

Resale of the Exchange Notes

        We have not requested, and do not intend to request, an interpretation by the staff of the SEC as to whether the Exchange Notes issued pursuant to the exchange offer in exchange for the Original Notes may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Instead, under existing interpretations of the Securities Act by the staff of the SEC contained in the Exxon Capital Holdings Corp., SEC No-Action Letter (May 13, 1988), Morgan Stanley & Co, Inc., SEC No-Action Letter (June 5, 1991), and Shearman & Sterling, SEC No-Action Letter (July 2, 1993) issued to third parties not related to us and subject to the immediately following sentence, we believe that you may exchange Original Notes for Exchange Notes in the ordinary course of business and that the Exchange Notes would generally be freely transferable by holders thereof after the exchange offer without further registration under the Securities Act and without delivering to purchasers of the Exchange Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act (subject to certain representations required to be made by each holder of the Original Notes, as set forth above). However, any purchaser of the Original Notes who is an "affiliate" of us and any purchaser of the Original Notes who intends to participate in the exchange offer for the purpose of distributing the Exchange Notes (i) will not be able to rely on the interpretations of the staff of the SEC, (ii) will not be able to tender its Original Notes in the exchange offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Notes unless such sale or transfer is made pursuant to an exemption from such requirements.

        In addition, if:

  •
  you are a broker-dealer tendering Original Notes purchased directly from us for your own account; or

  •
  you acquire Exchange Notes in the exchange offer for the purpose of distributing or participating in the distribution of the Exchange Notes,

you cannot rely on the position of the staff of the SEC contained in such no-action letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available.

        Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, which the broker-dealer acquired as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of Exchange Notes received in exchange for Original Notes which the broker-dealer acquired as a result of market-making or other trading activities. See "Plan of Distribution" for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

Terms of the Exchange Offer

        This prospectus and the accompanying letter of transmittal together constitute the exchange offer. Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange Original Notes which are properly tendered on or before the expiration date and are not validly withdrawn as permitted below. The expiration date for this exchange offer is 5:00 p.m., New York City time, on                        , 2015, or such later date and time to which we, in our sole discretion, extend the exchange offer (the "Expiration Date").

        As of the date of this prospectus, $500.0 million in aggregate principal amount at maturity of the Original Notes are outstanding. This prospectus, together with the letter of transmittal, is being sent to all registered holders of the Original Notes as of the date of this prospectus. There will be no fixed record date for determining registered holders of the Original Notes entitled to participate in the exchange offer; however, holders of the Original Notes must cause their Original Notes to be tendered by book-entry transfer before the Expiration Date of the exchange offer to participate.

        The form and terms of the Exchange Notes being issued in the exchange offer are the same as the form and terms of the Original Notes, except that:

  •
  the Exchange Notes being issued in the exchange offer will have been registered under the Securities Act;

  •
  the Exchange Notes being issued in the exchange offer will not bear the restrictive legends restricting their transfer under the Securities Act; and

  •
  the Exchange Notes being issued in the exchange offer will not contain provisions providing for registration rights or the obligation to pay additional interest because of our failure to register the Exchange Notes and complete this exchange offer as required.

        Outstanding Original Notes being tendered in the exchange offer must be in a minimum principal amount of $2,000 and integral multiples of $1,000 in excess thereof.

        We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and applicable federal securities laws. Original Notes that are not tendered for exchange under the exchange offer will remain outstanding and will be entitled to the rights under the indenture governing the Notes. Except in limited circumstances, any Original Notes not tendered for exchange will not retain any rights under the registration rights agreement and will remain subject to transfer restrictions. See "—Consequences of Failure to Exchange Original Notes."

        We will be deemed to have accepted validly tendered Original Notes when, as and if we give oral or written notice of their acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the Exchange Notes from us. If any tendered Original Notes are not accepted for exchange because of an invalid tender, the occurrence of other events set forth in this prospectus, or otherwise, those unaccepted Original Notes will be returned without expense to the tendering holder of those Original Notes (or in the case of Original Notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the procedures described below, such non-exchanged Original Notes will be credited to an account maintained with DTC) promptly after the withdrawal or termination of the exchange offer. See "—Procedures for Tendering."

        Subject to the instructions in the letter of transmittal, those who tender Original Notes in the exchange offer will not be required to pay brokerage commissions or fees or transfer taxes with respect to the exchange under the exchange offer. Except as set forth in instructions in the letter of transmittal, we will pay all charges and expenses, other than transfer taxes described below, in connection with the exchange offer. See "—Fees and Expenses."

Expiration Date; Extensions, Amendments

        The Expiration Date is 5:00 p.m., New York City time on                        , 2015, unless we, in our sole discretion, extend the Expiration Date. To extend the Expiration Date, we will notify the exchange agent of any extension by oral or written notice and we will notify the holders of Original Notes, or cause them to be notified, by making a public announcement of the extension, prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

        We reserve the right, in our sole discretion (1) to refuse to accept any Original Notes, to extend the Expiration Date or to terminate this exchange offer and not accept any Original Notes for exchange if any of the conditions set forth herein under "—Conditions to the Exchange Offer" shall not have been satisfied or waived by us prior to the Expiration Date, by giving oral or written notice of such delay, extension or termination to the exchange agent; or (2) to amend the terms of this exchange offer in any manner deemed by us to be advantageous to the holders of the Original Notes. Any such refusal to accept, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the exchange agent. If this exchange offer is amended in a manner determined by us to constitute a material change, or if we waive a material condition, we will promptly disclose the amendment or waiver in a manner reasonably calculated to inform the holders of Original Notes of the amendment or waiver, and extend the offer if required by law.

        Without limiting the manner in which we may choose to make a public announcement of any delay, extension, amendment or termination of the exchange offer, we will have no obligation to publish, advertise or otherwise communicate that public announcement, other than by making a timely release to an appropriate news agency.

Conditions to the Exchange Offer

        Without regard to other terms of the exchange offer, we are not required to accept for exchange, or to issue Exchange Notes in the exchange offer for, any Original Notes, and we may terminate or amend the exchange offer, at any time before the acceptance of Original Notes for exchange, if:

  •
  any federal law, statute, rule or regulation is proposed, adopted or enacted which, in our judgment, might reasonably be expected to impair our ability to proceed with the exchange offer;

  •
  any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, might impair our ability to proceed with the exchange offer;

  •
  any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939;

  •
  any governmental approval or approval by holders of the Original Notes has not been obtained if we, in our reasonable judgment, deem this approval necessary for the consummation of the exchange offer; or

  •
  there occurs a change in the current interpretation by the staff of the SEC which permits the Exchange Notes to be issued in the exchange offer to be offered for resale, resold and otherwise transferred by the holders of the Exchange Notes, other than broker-dealers and any holder which is an "affiliate" of ours within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the Exchange Notes acquired in the exchange offer are acquired in the ordinary course of that holder's business and that holder is not engaged in, does not intend to engage in, and has no arrangement or understanding with any person to participate in, the distribution of the Exchange Notes to be issued in the exchange offer.

        The preceding conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any such condition. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted any time and from time to time by us. If we determine that any of these conditions is not satisfied, we may:

  •
  refuse to accept any Original Notes and return all tendered Original Notes to the tendering holders by crediting those Original Notes to an account maintained with DTC;

  •
  extend the Expiration Date and retain all Original Notes tendered before the Expiration Date of the exchange offer, subject, however, to the rights of the holders who have tendered the Original Notes to withdraw their Original Notes; or

  •
  waive unsatisfied conditions with respect to the exchange offer and accept all properly tendered Original Notes that have not been withdrawn. If the waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders of the Original Notes, and we will extend the exchange offer for a period of up to ten business days, depending on the significance of the waiver and the manner of disclosure of the registered holders of the Original Notes, if the exchange offer would otherwise expire during this period.

Procedures for Tendering

        Any tender of Original Notes that is not withdrawn prior to the Expiration Date will constitute a binding agreement between the tender holder and us upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal. A holder of Original Notes who wishes to tender Original Notes in the exchange offer must do either of the following:

  •
  Complete, sign and date the letter of transmittal in accordance with the instructions set forth in the letter of transmittal, together with any other documents required by the letter of transmittal; have the signature guaranteed, if the letter of transmittal so requires; and mail or deliver that letter of transmittal and other required documents to the exchange agent at the address listed below under "—Exchange Agent" on or before the Expiration Date; or

  •
  If the Original Notes are tendered under the book-entry transfer procedures described below, transmit to the exchange agent, on or before the Expiration Date, an "Agent's Message" as defined below.

        In addition, one of the following must occur:

  •
  the exchange agent must receive certificates representing your Original Notes, along with the letter of transmittal, on or before the Expiration Date; or

  •
  the exchange agent must receive a timely confirmation of book-entry transfer of the Original Notes into the exchange agent's account at DTC under the procedure for book-entry transfers described below, along with the letter of transmittal or a properlytransmitted agent's message, on or before the Expiration Date.

        Any broker, dealer, commercial bank, trust company or other owner who holds Original Notes for their own account in book-entry form and who wishes to tender the Original Notes in the exchange offer should tender the Original Notes by book-entry transfer. Any beneficial owner whose Original Notes are held in book-entry form through a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Original Notes in the exchange offer should contact such broker, bank, dealer or other nominee and instruct such nominee to tender the Original Notes on such beneficial owner's behalf by book-entry transfer. In some cases, the bank, broker, dealer or other nominee may request submission of such instructions on a Beneficial Owner's Instruction Form. Please check with your nominee to determine the procedures for such firm.

        To effectively tender Original Notes by book-entry transfer to the account maintained by the exchange agent at DTC, a DTC participant must electronically transmit acceptance of the exchange offer through DTC's Automated Tender Offer Program ("ATOP"). DTC will then edit and verify the acceptance and send an agent's message (an "Agent's Message") to the exchange agent for its acceptance. An Agent's Message is a message transmitted by DTC to, and received by, the exchange agent and forming a part of the Book-Entry Confirmation (as defined below), which states that DTC has received an express acknowledgment from the DTC participant tendering Original Notes on behalf of the holder of such Original Notes that such DTC participant has received and agrees to bound by the terms and conditions of the exchange offer as set forth in this prospectus and the related letter of transmittal and that we may enforce such agreement against such participant. A timely confirmation of a book-entry transfer of the Original Notes into the exchange agent's account at DTC (a "Book-Entry Confirmation"), pursuant to the book-entry transfer procedures described below, as well as an Agent's Message pursuant to DTC's ATOP system, and any other documents required by the letter of transmittal, must be received by the exchange agent on or prior to 5:00 p.m., New York City time, on the Expiration Date.

        Any acceptance of an Agent's Message through DTC's ATOP system is at the election and risk of the person transmitting an Agent's Message, and delivery will be deemed made only when actually received or confirmed by the exchange agent. Holders tendering Original Notes through DTC's ATOP system must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC.

        No Original Notes, Agent's Messages or other required documents should be sent to us. Delivery of all Original Notes, Agent's Messages and other documents must be made to the exchange agent.

        The tender by a holder of Original Notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal. Holders of Original Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee who wish to tender must contact such registered holder promptly and instruct such registered holder how to act on such non-registered holder's behalf.

        All questions as to the validity, form, eligibility, time of receipt and withdrawal of the tendered Original Notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all Original Notes not validly tendered or any Original Notes which, if accepted, would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular Original Notes. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Original Notes must be cured within such time as we shall determine.

None of us, the exchange agent, or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Original Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of Original Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Original Notes received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the exchange agent, unless otherwise provided in the letter of transmittal, promptly after the termination or withdrawal of the exchange offer.

        We reserve the right, in our sole discretion, to purchase or make offers for any Original Notes after the Expiration Date, from time to time, through open market or privately negotiated transactions, one or more additional exchange or tender offers, or otherwise, as permitted by law, the indenture and our other debt agreements. Following consummation of this exchange offer, the terms of any such purchases or offers could differ materially from the terms of this exchange offer.

        By tendering, each holder will be required to make certain representations to us, as more fully described above under "—Purpose and Effect of the Exchange Offer." In addition, see above the discussion set forth under the section entitled "—Resale of the Exchange Notes" for restrictions and limitations applicable to any holder or any such other person who is an "affiliate" (as defined under Rule 405 of the Securities Act) of us or is engaged in, or intends to engage in, or has an arrangement or understanding with any person to participate in, the distribution of Exchange Notes to be acquired in the exchange offer.

Acceptance of Original Notes for Exchange; Delivery of Exchange Notes Issued in the Exchange Offer

        Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the Expiration Date, all Original Notes properly tendered and will issue Exchange Notes registered under the Securities Act. For purposes of the exchange offer, we will be deemed to have accepted properly tendered Original Notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter. See "—Conditions to the Exchange Offer" for a discussion of the conditions that must be satisfied before we accept any Original Notes for exchange.

        For each Original Note accepted for exchange, the holder will receive an Exchange Note registered under the Securities Act having a principal amount equal to that of the surrendered Original Note. Accordingly, registered holders of Exchange Notes issued in the exchange offer on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date to which interest has been paid. Original Notes that we accept for exchange will cease to accrue interest from and after the date of completion of the exchange offer. Under the registration rights agreement, we may be required to make additional payments in the form of additional interest to the holders of the Original Notes under circumstances relating to the timing of the exchange offer.

        In all cases, we will issue Exchange Notes in the exchange offer for Original Notes that are accepted for exchange only after the exchange agent timely receives:

  •
  a timely Book-Entry Confirmation of such Original Notes into the exchange agent's account at DTC or, in the case of certificated Original Notes, the certificate or certificates representing the Original Notes;

  •
  an Agent's Message or, in the case of certificated Original Notes, a duly executed letter of transmittal; and

  •
  all other required documents.

        If for any reason set forth in the terms and conditions of the exchange offer we do not accept any tendered Original Notes, or if a holder submits Original Notes for a greater principal amount than the holder desires to exchange, we will return such unaccepted or non-exchanged Original Notes without cost to the tendering holder by crediting them to an account maintained with DTC promptly after the termination or withdrawal of the exchange offer.

Book-Entry Transfer

        The exchange agent will establish an account with respect to the Original Notes at DTC for purposes of this exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC's ATOP system may use DTC's ATOP procedures to tender Original Notes. Such participant may make book-entry delivery of Original Notes by causing DTC to transfer such Original Notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. However, although delivery of Original Notes may be effected through book-entry transfer at DTC, an Agent's Message pursuant to the ATOP procedures and any other required documents must, in any case, be transmitted to and received by the exchange agent on or prior to the Expiration Date. Delivery of documents to DTC will not constitute valid delivery to the exchange agent.

No Guaranteed Delivery Procedures

        We have not provided guaranteed delivery provisions in connection with the exchange offer. Holders must tender their Original Notes in accordance with the procedures set forth under "—Procedures for Tendering."

Withdrawal of Tenders

        Tenders of Original Notes may be properly withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

        For a withdrawal of a tender to be effective, a written notice of withdrawal delivered by hand, overnight by courier or by mail, or a manually signed facsimile transmission, or a properly transmitted "Request Message" through DTC's ATOP system, must be received by the exchange agent prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must:

  •
  specify the number of the account at DTC from which the Original Notes were tendered and specify the name and number of the account at DTC to be credited with the properly withdrawn Original Notes and otherwise comply with the procedures of such facility;

  •
  identify the Original Notes to be properly withdrawn, including the principal amount of such Original Notes; and

  •
  contain a statement that such holder is withdrawing its election to have such Original Notes exchanged for Exchange Notes.

        All questions as to the validity, form, eligibility and time of receipt of such notice will be determined by us, and our determination shall be final and binding on all parties. Any Original Notes so properly withdrawn will be deemed not to have been validly tendered for exchange for purposes of this exchange offer and no Exchange Notes will be issued with respect thereto unless the Original Notes so withdrawn are validly re-tendered thereafter. Any Original Notes that have been tendered for exchange but are not exchanged for any reason will be returned to the tendering holder thereof without cost to such holder by crediting such Original Notes to an account maintained with DTC for the Original Notes promptly after the termination or withdrawal of the exchange offer. Properly withdrawn Original Notes may be re-tendered by following the procedures described above at any time on or prior to 5:00 p.m. New York City time on the Expiration Date.

Termination of Certain Rights

        All rights given to holders of Original Notes under the registration rights agreement will terminate upon the consummation of the exchange offer except with respect to our duty:

  •
  to use our reasonable best efforts to keep the shelf registration statement effective, if requested by one or more broker-dealers, for a period ending on the earlier of (a) one year from the date of effectiveness of the shelf registration statement and (b) the date all Notes covered by the shelf registration statement have been sold pursuant thereto, are no longer outstanding or cease to be transfer restricted;

  •
  our obligation to make available for a period of up to 180 days after consummation of the exchange offer a prospectus meeting the requirements of the Securities Act to any Participating Broker Dealer and any other persons with similar prospectus delivery requirements, for use in connection with any resale of Exchange Notes; and

  •
  under certain limited circumstances with respect to specific types of holders of Original Notes, we may have a further obligation to provide for the registration under the Securities Act of Original Notes held by such holders.

Exchange Agent

        We have appointed Wells Fargo Bank, National Association, as exchange agent in connection with the exchange offer. In such capacity, the exchange agent has no fiduciary duties to the holders of the Notes and will be acting solely on the basis of our directions. Agent's Messages, Request Messages and all correspondence in connection with this exchange offer should be sent or delivered to the exchange agent through DTC's ATOP system or at the addresses set forth below, as applicable. We will pay the exchange agent reasonable and customary fees for its services, will reimburse it for its reasonable out-of-pocket expenses in connection therewith and subject to certain limitations will indemnify, defend and hold it and its directors, officers, employees, and agents harmless in its capacity as the exchange agent against any loss, liability, cost or expense arising out of or in connection with the exchange offer.

        Holders should direct questions, requests for assistance and requests for additional copies of this prospectus or the letter of transmittal to the exchange agent addressed as follows:

Registered & Certified Mail: Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9303-121 P.O. Box 1517 Minneapolis, MN 55480	Regular Mail or Courier:
Wells Fargo Bank, N.A.
Corporate Trust Operations
MAC N9303-121
6th St & Marquette Avenue
Minneapolis, MN 55479
Or
 By Facsimile Transmission:
(612) 667-6282
Telephone:
(800) 344-5128	In Person by Hand Only: Wells Fargo Bank, N.A. Corporate Trust Services Northstar East Building—12th Floor 608 Second Avenue South Minneapolis, MN 55402

Fees and Expenses

        The expense of soliciting tenders pursuant to the exchange offer will be borne by us. The principal solicitation is being made by mail. Additional solicitations may, however, be made by facsimile transmission, telephone, email or in person by our officers and other employees and those of our affiliates.

        We have not retained any dealer-manager in connection with the exchange offer and we will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer.

We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its related reasonable out-of-pocket expenses. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the Original Notes and in handling or forwarding tenders for exchange.

        Except as set forth below, holders who tender their Original Notes for exchange will not be obligated to pay any transfer taxes. A tendering holder handling the transaction through its broker, dealer, commercial bank, trust company or other institution may be required to pay brokerage fees or commissions. If Original Notes are to be issued for principal amounts not tendered or accepted for exchange in the name of any person other than the tendering holder, or if a transfer tax is imposed for any reason other than the exchange of Original Notes pursuant to the exchange offer, then the amount of any such transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted, the amount of such transfer taxes will be billed directly to such tendering holder.

Consequences of Failure to Exchange Original Notes

        Holders who desire to tender their Original Notes in exchange for Exchange Notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither the exchange agent nor we are under any duty to give notification of defects or irregularities with respect to the tenders of Original Notes for exchange.

        Original Notes that are not tendered, tendered but subsequently withdrawn or are tendered but not accepted will, following the completion of the exchange offer, continue to be subject to the provisions in the indenture regarding the transfer and exchange of the Original Notes and the existing restrictions on transfer set forth in the legend on the Original Notes, in the offering memorandum dated September 14, 2014, relating to the Initial Notes, and the offering memorandum dated June 3, 2015, relating to the New Notes. The Original Notes that are not exchanged for Exchange Notes pursuant to the exchange offer will remain restricted securities within the meaning of Rule 144 under the Securities Act. Accordingly, such Original Notes may be resold only (i) to us or our subsidiaries, (ii) to a qualified institutional buyer in compliance with Rule 144A under the Securities Act, (iii) to non-U.S. Persons that occur outside the United States in compliance with Regulation S under the Securities Act, (iv) in a principal amount not less than $100,000 to an institutional accredited investor that, prior to such transfer, furnishes to the trustee (which is Wells Fargo Bank, National Association) a signed letter containing certain representations and agreements relating to the restrictions on transfer of the Original Notes (the form of which is an exhibit to the indenture), (v) pursuant to an effective registration statement under the Securities Act or (vi) pursuant to any other available exemption from the registration requirement of the Securities Act. The liquidity of the Original Notes could be adversely affected by the exchange offer.

        Except in limited circumstances with respect to specific types of holders of Original Notes, we will have no further obligation to provide for the registration under the Securities Act of such Original Notes or pay Additional Interest and, except under certain limited circumstances, we do not currently anticipate that we will take any action to register the Original Notes under the Securities Act or under any state securities laws.

        Holders of the Exchange Notes issued in the exchange offer and any Original Notes which remain outstanding after completion of the exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the indenture.

Tax Consequences of the Exchange Offer

        The exchange of Original Notes for Exchange Notes will not be treated as a taxable transaction for U.S. federal income tax purposes because the Exchange Notes will not be considered to differ materially in kind or in extent from the Original Notes. Rather, the Exchange Notes received by a holder of Original Notes will be treated as a continuation of such holder's investment in the Original Notes. As a result, there will be no material U.S. federal income tax consequences to holders exchanging Original Notes for Exchange Notes.

Accounting Treatment

        The Exchange Notes will be recorded at the same carrying value as the Original Notes, as reflected in our accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized.

        Neither we nor our board of directors make any recommendation to holders of Original Notes as to whether to tender or refrain from tendering all or any portion of their Original Notes pursuant to the exchange offer. Moreover, no one has been authorized to make any such recommendation. Holders of Original Notes must make their own decision whether to tender pursuant to the exchange offer and, if so, the aggregate amount of Original Notes to tender, after reading this prospectus and the letter of transmittal and consulting with their advisors, if any, based on their own financial position and requirements.

DESCRIPTION OF CERTAIN INDEBTEDNESS

        The following is a summary of certain provisions of the instruments evidencing our material indebtedness. This summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the agreements, including the definitions of certain terms therein that are not otherwise defined in this prospectus.

Credit Agreement

        In December 2013, we, through certain of our wholly owned subsidiaries, entered into a Second Amended and Restated Credit Agreement with Wells Fargo Bank, National Association, as administrative agent, and various financial institutions (the "Credit Agreement") to replace our previously amended credit agreement. The Credit Agreement consists of a $75.0 million revolving credit facility and initial term loans in the aggregate amount of $910.0 million ("Term 4"). The proceeds from the Credit Agreement were used to repay the outstanding term loans from the previous agreement in its entirety. The Credit Agreement also includes an incremental term loan facility which provides the ability to request to borrow up to $300.0 million of incremental term loans subject to certain terms and conditions. Borrowings under the senior secured credit facility are secured by substantially all of our and our subsidiaries' assets, with the exception of Illinois Consolidated Telephone Company and our majority-owned subsidiary, East Texas Fiber Line Incorporated.

        The Term 4 loan was issued in an original aggregate principal amount of $910.0 million with a maturity date of December 23, 2020. The Term 4 loan contains an original issuance discount of $4.6 million, which is being amortized over the term of the loan. The Term 4 loan requires quarterly principal payments of $2.3 million, which commenced March 31, 2014, and has an interest rate of LIBOR plus 3.25% subject to a 1.00% LIBOR floor.

        Our revolving credit facility has a maturity date of December 23, 2018 and an applicable margin (at our election) of between 2.50% and 3.25% for LIBOR-based borrowings or between 1.50% and 2.25% for alternate base rate borrowings, depending on our leverage ratio. Based on our leverage ratio at June 30, 2015, the borrowing margin for the next three month period ending September 30, 2015 will be at a weighted-average margin of 3.00% for a LIBOR-based loan or 2.00% for an alternate base rate loan. The applicable borrowing margin for the revolving credit facility is adjusted quarterly to reflect the leverage ratio from the prior quarter-end. As of June 30, 2015 and December 31, 2014, borrowings of $24.0 million and $39.0 million were outstanding under the revolving credit facility, respectively. Interest is payable at least quarterly. A stand-by letter of credit of $1.6 million, issued primarily in connection with the Company's insurance coverage, was outstanding under our revolving credit facility as of June 30, 2015. The stand-by letter of credit is renewable annually and reduces the borrowing availability under the revolving credit facility.

        The weighted-average interest rate on outstanding borrowings under our credit facility was 4.14% and 4.20% at June 30, 2015 and December 31, 2014, respectively. Interest is payable at least quarterly.

        Net proceeds from asset sales exceeding certain thresholds, to the extent not reinvested, are required to be used to repay loans outstanding under the Credit Agreement.

        The Credit Agreement limits or restricts our ability (and the ability of certain of our subsidiaries) to:

  •
  Incur additional debt and issue preferred stock;

  •
  Make restricted payments, including paying dividends on, redeeming, repurchasing, or retiring our capital stock;

  •
  Make investments and prepay or redeem debt;

  •
  Enter into agreements restricting our subsidiaries' ability to pay dividends, make loans, or transfer assets to us;

  •
  Create liens;

  •
  Sell or otherwise dispose of assets, including capital stock of, or other ownership interests in, subsidiaries;

  •
  Engage in transactions with affiliates;

  •
  Engage in sale and leaseback transactions;

  •
  Engage in a business other than telecommunications; and

  •
  Consolidate or merge.

        We have agreed to maintain certain financial ratios, including interest coverage and total net leverage ratios, all as defined in the Credit Agreement. As of June 30, 2015, we were in compliance with the Credit Agreement covenants.

        In general, our Credit Agreement restricts our ability to pay dividends to the amount of our Available Cash as defined in our Credit Agreement. As of June 30, 2015, and including the $19.6 million dividend declared in May 2015 and paid on August 1, 2015, we had $214.5 million in dividend availability under the credit facility covenant.

        Under our Credit Agreement, if our total net leverage ratio (as defined in the Credit Agreement), as of the end of any fiscal quarter, is greater than 5.10:1.00, we will be required to suspend dividends on our common stock unless otherwise permitted by an exception for dividends that may be paid from the portion of proceeds of any sale of equity not used to fund acquisitions, or make other investments. During any dividend suspension period, we will be required to repay debt in an amount equal to 50.0% of any increase in Available Cash, among other things. In addition, we will not be permitted to pay dividends if an event of default under the Credit Agreement has occurred and is continuing. Among other things, it will be an event of default if our total net leverage ratio and interest coverage ratio as of the end of any fiscal quarter is greater than 5.25:1.00 and less than 2.25:1.00, respectively. As of June 30, 2015, our total net leverage ratio under the Credit Agreement was 4.39:1.00, and our interest coverage ratio was 3.82:1.00.

Enventis Indebtedness

        Enterprise Integration Services, Inc., our wholly-owned subsidiary, is party to an inventory financing agreement with GE Commercial Distribution Finance Corporation ("GE Commercial"), dated October 16, 2014 (the "Inventory Financing Agreement"), pursuant to which Enterprise borrows funds from GE Commercial to purchase equipment from Cisco Systems, Inc. and its affiliates to be used in Enventis' business. The current Inventory Financing Agreement allows for up to $25.0 million of indebtedness to be incurred under it.

DESCRIPTION OF THE NOTES

        In this description, the word "Company" or "Issuer" refers only to Consolidated Communications, Inc. and not to any of its Subsidiaries or Affiliates (as defined below). Unless the context otherwise requires, the term "Notes" refers to the Original Notes and the Exchange Notes.

        Consolidated Communications Finance II Co. (the "Initial Issuer") previously issued the Initial Notes pursuant to the provisions of an indenture dated as of September 18, 2014 (the "Original Indenture") between the Initial Issuer, Wells Fargo Bank, National Association, as trustee (the "Trustee"), and the Company, by way of merger with the Initial Issuer, assumed all obligations of the Initial Issuer under the Initial Notes and the Original Indenture pursuant to the first supplemental indenture dated as of October 16, 2014 (the "First Supplemental Indenture"). Certain subsidiaries of the Company became guarantors to the Initial Notes pursuant to the second supplemental indenture dated as of November 14, 2014 (the "Second Supplemental Indenture" and the Original Indenture, as supplemented by the First Supplemental Indenture and Second Supplemental Indenture, the "Existing Indenture"). All of the Initial Notes are outstanding as of the date of this prospectus. On June 8, 2015 the Company issued the New Notes under the same indenture as the Initial Notes pursuant a third supplemental indenture dated as of June 8, 2015 (the "Third Supplemental Indenture" and the Existing Indenture, as supplemented by the Third Supplemental Indenture, the "Indenture"). The New Notes constituted "Additional Notes" under the Indenture.

        The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

        The New Notes have the same terms as the Initial Notes (other than the date of original issuance, the date from which interest will initially begin to accrue and the first interest payment date) and are part of the same class as the Initial Notes for all purposes under the Indenture. The New Notes bear the same CUSIP number at all times as the CUSIP number governing the Initial Notes (except that any New Notes offered and sold in offshore transactions in reliance on Regulation S were issued under a new CUSIP number to be used during the distribution compliance period pursuant to Regulation S). The New Notes rank pari passu in right of payment with the Initial Notes and Holders of the New Notes vote together with Holders of the Initial Notes on any matter submitted to a vote of the Holders of the Notes under the Indenture.

        The following description is a summary of the material provisions of the Indenture. It does not restate those agreements in their entirety. We urge you to read the Indenture because it, and not this description, will define your rights as Holders. Anyone who receives this prospectus may obtain a copy of the Indenture without charge by writing to the address set forth under "Where You Can Find Additional Information."

        You can find the definitions of some of the terms used in this description below under the caption "—Certain Definitions." The defined terms used in this description but not defined below have the meanings assigned to them in the Indenture.

Brief Description of the Notes

  The Notes

        The Notes are:

  •
  general unsecured obligations of the Issuer;

  •
  effectively subordinated to all existing and future secured Indebtedness of the Issuer (including Indebtedness under the Credit Agreement) to the extent of the value of the assets securing such Indebtedness;

  •
  structurally subordinated to any existing and future Indebtedness and other liabilities of the Issuer's subsidiaries that are not Guarantors;

  •
  equal in right of payment with all existing and future senior Indebtedness of the Issuer (including Indebtedness under the Credit Agreement);

  •
  senior in right of payment to any future subordinated Indebtedness of the Issuer; and

  •
  guaranteed on a senior unsecured basis by each Guarantor.

  The Note Guarantees

        The Guarantors have, jointly and severally, unconditionally Guaranteed the Notes and the Indenture on a senior unsecured basis. See "—Guarantees."

        Each Note Guarantee is:

  •
  a general unsecured obligation of the Guarantor;

  •
  equal in right of payment with any existing and future senior Indebtedness (including Indebtedness under the Credit Agreement) of the Guarantor;

  •
  effectively subordinated to all secured Indebtedness of the Guarantor (including Indebtedness under the Credit Agreement) to the extent of the value of the assets securing such Indebtedness; and

  •
  senior in right of payment to any future subordinated Indebtedness of the Guarantor.

General

        As of June 30, 2015, the Company and the Guarantors had approximately $1,416.7 million of consolidated indebtedness outstanding, approximately $921.8 million of which was secured indebtedness. For each of the six months ended June 30, 2015 and the year ended December 31, 2014, the non-Guarantor Subsidiaries represented 7.6% and 10.1% of our revenues and 13.8% and 13.6% of our EBITDA, respectively. At June 30, 2015, the non-Guarantor Subsidiaries represented 6.0% of our total assets and 2.3% of our total liabilities.

        All of the Company's Subsidiaries are currently "Restricted Subsidiaries." However, under the circumstances described below under the caption "—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries," the Company will be permitted to designate certain of its Subsidiaries as "Unrestricted Subsidiaries." Any Unrestricted Subsidiaries will not be subject to any of the restrictive covenants in the Indenture and will not Guarantee the Notes. Each of Holdings and each Restricted Subsidiary of the Company that Guarantees any Indebtedness under the Credit Agreement is a Guarantor.

Principal, Maturity and Interest

        The Indenture provides for the issuance of Notes in an unlimited principal amount, of which $500,000,000 will be issued in this offering. The Issuer may issue additional Notes (the "Additional Notes") from time to time. Any offering of Additional Notes is subject to the covenant described below under the caption "—Certain Covenants—Incurrence of Indebtedness." The Notes and any Additional Notes subsequently issued under the Indenture would be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase; provided that the Additional Notes may be issued at different prices from the issue price of the Notes issued in this offering; provided further that, if the Additional Notes are not fungible with the Notes for U.S. federal income tax purposes, the Additional Notes will have a separate CUSIP number. The Notes were issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes will mature on October 1, 2022.

        Interest on the Notes accrues at the applicable rate set forth on the cover page of this prospectus and be payable semi-annually in arrears on April 1 and October 1, commencing on October 1, 2015, in the case of the New Notes, to the Holders of record on the immediately preceding March 15 and September 15. Any Additional Interest due will be paid to Holders of record on the same dates as interest on the Notes. See "The Exchange Offer—Purpose and Effect of the Exchange Offer" for a descripition of the payment of Additional Interest.

        Interest on the Notes will accrue from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

        If a Holder has given wire transfer instructions to the Issuer and the Paying Agent at least 10 Business Days prior to the applicable payment date, the Issuer or the Paying Agent will pay all principal, interest and premium and Additional Interest, if any, on that Holder's Notes in accordance with those instructions. All other payments on Notes will be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that all payments of principal, premium, if any, and interest (including Additional Interest, if any) with respect to the Global Notes registered in the name of or held by The Depository Trust Company ("DTC") or its nominee will be made by wire transfer of immediately available funds to the account specified by DTC.

Paying Agent and Registrar for the Notes

        The Trustee will initially act as Paying Agent and Registrar. The Issuer may change the Paying Agent or Registrar without prior notice to the Holders, and the Issuer or any of its Subsidiaries may act as Paying Agent or Registrar.

Transfer and Exchange

        A Holder may transfer or exchange Notes in accordance with the Indenture and the procedures described in "Notice to Investors". The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer is not required to transfer or exchange any Note selected for redemption. Also, the Issuer is not required to transfer or exchange any Note for a period of 15 days before the sending of a notice of redemption of Notes to be redeemed.

        The registered Holder of a Note will be treated as the owner of it for all purposes.

Note Guarantees

        Holdings and each Restricted Subsidiary of the Company that Guarantees any Indebtedness under the Credit Agreement have fully and unconditionally Guaranteed the Notes and the Indenture, jointly and severally, on a senior unsecured basis. However, such Guarantee by Holdings is only a Guarantee of the due and punctual payment of the principal of, premium, if any, and interest, and Additional Interest, if any, on the Notes, whether at maturity, by acceleration, redemption or otherwise. Holdings will not be subject to any of the covenants in the Indenture that restrict the Guarantors.

        The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law, but it is uncertain whether such provision would be effective to prevent a Note Guarantee from constituting a fraudulent conveyance under applicable law. Fraudulent conveyance laws may void the Notes and/or the Note Guarantees or subordinate the Notes and/or the Note Guarantees. See "Risk Factors—Risks Factors Related to the Notes."

        In the event that any Restricted Subsidiary that is not a Guarantor Guarantees certain other Indebtedness, it will be required to provide a Note Guarantee. See "—Certain Covenants—Guarantees."

Optional Redemption

        At any time prior to October 1, 2017, the Issuer may redeem all or part of the Notes upon not less than 30 nor more than 60 days' prior notice at a redemption price equal to the sum of (i) 100% of the principal amount thereof, plus (ii) the Applicable Premium as of the date of redemption, plus (iii) accrued and unpaid interest and Additional Interest, if any, to the date of redemption, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date.

        At any time on or after October 1, 2017, the Issuer may redeem all or a part of the Notes upon not less than 30 nor more than 60 days' prior notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, thereon to the applicable redemption date, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on October 1 of the years indicated below:

Year	Percentage
2017	104.875%
2018	103.250%
2019	101.625%
2020 and thereafter	100.000%

        At any time prior to October 1, 2017, the Issuer may redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture upon not less than 30 nor more than 60 days' prior notice (including any Additional Notes) at a redemption price of 106.50% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, thereon to the redemption date, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings; provided that:

  (i)
  at least 65% of the aggregate principal amount of Notes issued under the Indenture (including any Additional Notes) must remain outstanding immediately after the occurrence of such redemption (excluding Notes held by Holdings or its Subsidiaries); and

  (ii)
  the redemption must occur within 90 days of the date of the closing of such Equity Offering.

  Selection and Notice

        If less than all of the Notes are to be redeemed at any time, and the Notes are Global Notes, the Notes to be redeemed will be selected by DTC in accordance with applicable DTC procedures. If the Notes to be redeemed are not Global Notes, the Trustee will select Notes for redemption as follows:

  (i)
  if the Notes are listed on any national securities exchange, in compliance with the requirements of such principal national securities exchange; or

  (ii)
  if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee deems fair and appropriate.

        No Notes of $2,000 or less will be redeemed in part. Notices of optional redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address or sent to DTC in accordance with its procedures applicable to Global Notes. Notices of redemption may not be conditional.

        If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note (or caused to be transferred by book-entry). Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption.

Mandatory Redemption

        The Issuer is not required to make a mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase at the Option of Holders

  Change of Control

        If a Change of Control occurs, each Holder will have the right to require the Issuer to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder's Notes pursuant to an offer (a "Change of Control Offer") on the terms set forth in the Indenture. In the Change of Control Offer, the Issuer will offer payment (a "Change of Control Payment") in cash equal to not less than 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and Additional Interest, if any, thereon, to the date of repurchase (the "Change of Control Payment Date"), subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.

        No later than 30 days following any Change of Control (unless the Issuer has exercised its right to redeem all of the Notes as described under "—Optional Redemption"), the Issuer will mail (or with respect to Global Notes, to the extent permitted or required by applicable DTC procedures or regulations, send electronically) a notice to each Holder with a copy to the Trustee describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in such notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is sent, pursuant to the procedures required by the Indenture and described in such notice. The notice, if sent prior to the consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

        The Issuer will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such compliance.

        On the Change of Control Payment Date, the Issuer will, to the extent lawful:

  (i)
  accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

  (ii)
  deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

  (iii)
  deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Issuer.

        The Paying Agent will promptly mail or wire transfer to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any, provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

        The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

        The Credit Agreement provides that certain change of control events with respect to the Company would constitute a default under the Credit Agreement. Any future credit agreements or other similar agreements to which the Company or its Subsidiaries become party may contain similar restrictions and provisions and may limit the Company's ability to purchase Notes. In the event a Change of Control occurs at a time when the Issuer is prohibited from purchasing the Notes, the Issuer could seek the consent of its lenders to the purchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain such a consent or repay such borrowings, the Issuer will remain prohibited from purchasing the Notes. In such case, the Issuer's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under such other agreements.

        The provisions described above that require the Issuer to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Issuer repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

        The Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

        The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of the Issuer and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Issuer to repurchase such Notes as a result of a sale, transfer, conveyance or other disposition of less than all of the assets of the Issuer and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

        In addition, Holders may not be entitled to require the Issuer to repurchase their Notes in certain circumstances involving a significant change in the composition of the Board of Directors of the Issuer, including in connection with a proxy contest, where the Issuer's Board of Directors does not endorse a dissident slate of directors but approves them as Continuing Directors for purposes of the Indenture.

  Asset Sales

        The Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

  (1)
  the Issuer (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

  (2)
  at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary is in the form of cash, Cash Equivalents or Replacement Assets or a combination of both. For purposes of this provision, each of the following will be deemed to be cash:

  (a)
  any liabilities (as shown on the most recent balance sheet of the Issuer or its Restricted Subsidiaries) of the Issuer or any Restricted Subsidiary (other than contingent liabilities, Indebtedness that is by its terms subordinated to the Notes or any Note Guarantee and liabilities to the extent owed to the Issuer or any Subsidiary of the Issuer) that are assumed by the transferee of any such assets or Equity Interests pursuant to a written assignment and assumption agreement that releases the Issuer or such Restricted Subsidiary from further liability therefor;

  (b)
  any securities, notes or other obligations received by the Issuer or any Restricted Subsidiary of the Issuer from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash, Cash Equivalents or Replacement Assets within 90 days of the receipt thereof (to the extent of the cash, Cash Equivalents or Replacement Assets received in that conversion); and

  (c)
  any Designated Noncash Consideration received by the Issuer or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) 5.0% of Total Assets or (y) $50.0 million (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value).

        Within 365 days after the receipt by the Issuer or any of its Restricted Subsidiaries of any Net Proceeds from an Asset Sale, the Issuer or such Restricted Subsidiary may apply such Net Proceeds at its option:

  (1)
  to repay (x) Indebtedness secured by assets of the Issuer or its Restricted Subsidiaries (to the extent of the value of the assets securing such Indebtedness), (y) Obligations under the Credit Agreement or (z) Indebtedness of a Restricted Subsidiary of the Issuer that is not a Guarantor (to the extent of the value of the assets of such Restricted Subsidiary); provided that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this clause (1), the Issuer or such Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased; or

  (2)
  to purchase Replacement Assets.

        Pending the final application of any such Net Proceeds, the Issuer or such Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.

        On the 366th day after an Asset Sale or such earlier date, if any, as the Issuer determines not to apply the Net Proceeds relating to such Asset Sale as set forth in the preceding paragraph (each such date being referred as an "Excess Proceeds Trigger Date"), such aggregate amount of Net Proceeds that has not been applied, or committed to be applied pursuant to a binding commitment (so long as the Issuer or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such amount of Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment), on or before the Excess Proceeds Trigger Date as permitted in the preceding paragraph ("Excess Proceeds") will be applied by the Issuer to make an offer (an "Asset Sale Offer") to all Holders of Notes, with a copy to the Trustee, and all holders of other Indebtedness that is pari passu with the Notes or any Note Guarantee containing provisions similar to those set forth in the Indenture with respect to offers to purchase with the proceeds of sales of assets, to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount (or accreted value) of the Notes and such other pari passu Indebtedness plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, and will be payable in cash.

        The Issuer may defer the Asset Sale Offer until there are aggregate unutilized Excess Proceeds equal to or in excess of $20.0 million resulting from one or more Asset Sales, at which time the entire unutilized amount of Excess Proceeds (not only the amount in excess of $20.0 million) will be applied as provided in the preceding paragraph. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuer and its Restricted Subsidiaries may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Notes and such other pari passu Indebtedness will be purchased on a pro rata basis based on the principal amount (or accreted value) of Notes and such other pari passu Indebtedness tendered. If the aggregate principal amount of Notes or the pari passu Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and the Issuer shall select such pari passu Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes or such pari passu Indebtedness tendered, subject to applicable DTC procedures with respect to Global Notes. Upon completion of each Asset Sale Offer, the Excess Proceeds subject to such Asset Sale will no longer be deemed to be Excess Proceeds.

        The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such compliance.

        The Credit Agreement provides that certain asset sale events trigger a mandatory prepayment under the Credit Agreement. Any future credit agreements or other similar agreements to which the Issuer becomes party may contain similar provisions and limits on the Issuer's ability to purchase Notes, and may provide that certain asset sales constitute an event of default. In the event an Asset Sale occurs at a time when the Issuer is prohibited from purchasing Notes, the Issuer could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain such a consent or repay such borrowings, the Issuer will remain prohibited from purchasing Notes. In such case, the Issuer's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under such other agreements.

        Since the Credit Agreement currently requires a prepayment in the event of certain asset sales, it is expected that in instances where the Issuer does not purchase Replacement Assets, it will pay down the Credit Agreement as permitted by the Indenture and not make an Asset Sale Offer.

Certain Covenants

        Set forth below are summaries of certain covenants that are contained in the Indenture.

  Suspension of Covenants if Notes Rated Investment Grade

        Following the first day:

  (a)
  the Notes are rated Investment Grade; and

  (b)
  no Default or Event of Default has occurred and is continuing under the Indenture,

then, beginning on that day and continuing until the Reversion Date (as defined below), the Issuer and its Restricted Subsidiaries will not be subject to the provisions of the Indenture summarized under the following headings (collectively, the "Suspended Covenants"):

  (1)
  "Repurchase at the Option of Holders—Asset Sales;"

  (2)
  "—Restricted Payments;"

  (3)
  "—Incurrence of Indebtedness;"

  (4)
  "—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries;"

  (5)
  "—Transactions with Affiliates;" and

  (6)
  the provisions of clause (3) of the first paragraph of "—Merger, Consolidation or Sale of Assets."

        If at any time the Notes cease to be rated Investment Grade or if a Default or Event of Default occurs and is continuing, then the Suspended Covenants will thereafter be reinstated as if such covenants had never been suspended (the "Reversion Date") and be applicable pursuant to the terms of the Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of the Indenture), unless and until the Notes are subsequently rated Investment Grade and no Default or Event of Default is in existence (in which event the Suspended Covenants shall no longer be in effect for such time that the Notes maintain such Investment Grade rating and no Default or Event of Default is in existence); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist under the Indenture, the Notes or the Note Guarantees with respect to the Suspended Covenants based on, and none of the Issuer or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period (as defined below), or any actions taken at any time pursuant to any contractual obligation arising prior to the Reversion Date, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. The period of time between the date of suspension of the covenants and the Reversion Date is referred to as the "Suspension Period."

        On the Reversion Date, all Indebtedness Incurred during the Suspension Period will be classified as having been Incurred pursuant to the first paragraph of "—Incurrence of Indebtedness" or one of the clauses set forth in the second paragraph of "—Incurrence of Indebtedness" (to the extent such Indebtedness would be permitted to be Incurred thereunder as of the Reversion Date and after giving effect to the Indebtedness Incurred prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness would not be so permitted to be Incurred pursuant to the first and second paragraphs of "—Incurrence of Indebtedness," such Indebtedness will be deemed to have been outstanding on the Original Issue Date, so that it is classified as permitted under clause (2) of the second paragraph of "—Incurrence of Indebtedness." Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under "—Restricted Payments" will be made as though the covenants described under "—Restricted Payments" had been in effect since the Original

Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under clause (A) of "—Restricted Payments," unless otherwise permitted by clause (B) thereof.

        There can be no assurance that the Notes will ever be rated Investment Grade or will maintain such Investment Grade rating. The Issuer will provide an Officers' Certificate to the Trustee indicating the occurrence of any Suspended Covenants or Reversion Date. The Trustee will have no obligation to independently determine or verify if such events have occurred or notify the Holders of any Suspended Covenants or Reversion Date. The Trustee may provide a copy of such Officers' Certificate to any holder of Notes upon request.

  Restricted Payments

(A)
The Issuer shall will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i)
declare or pay any dividend or make any other payment or distribution on account of the Issuer's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Issuer or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Issuer's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends, payments or distributions (x) payable in Equity Interests (other than Disqualified Stock) of the Issuer or (y) to the Issuer or a Restricted Subsidiary of the Issuer);

(ii)
purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Issuer or any of its Restricted Subsidiaries) any Equity Interests of the Issuer or any Restricted Subsidiary thereof held by Persons other than the Company or any of its Restricted Subsidiaries;

(iii)
make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Debt, except (a) a payment of interest or principal at the Stated Maturity thereof, (b) the purchase, repurchase or other acquisition of any such Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition or (c) intercompany Indebtedness permitted to be incurred pursuant to clause (6) of the second paragraph of the covenant described below under the caption "—Incurrence of Indebtedness;" or

(iv)
make any Restricted Investment,

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments") unless, at the time of and after giving pro forma effect to such Restricted Payment:

  (1)
  no Default or Event of Default will have occurred and be continuing or would occur as a consequence thereof;

  (2)
  the Issuer would, after giving pro forma effect to such Restricted Payment as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in the first paragraph of the covenant described below under the caption "—Incurrence of Indebtedness;" and

  (3)
  such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries subsequent to May 30, 2012 (excluding

    Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (10) and (11) of the next succeeding paragraph (B)), is less than the sum, without duplication, of:

    (a)
    100% of the Issuer's Consolidated Cash Flow on a cumulative basis during the period (taken as one accounting period) from April 1, 2012 to the last day of the Issuer's last fiscal quarter ending prior to the date of such proposed Restricted Payment for which internal financial statements are available less 1.75 times the Issuer's Fixed Charges for the same period, plus

    (b)
    100% of the aggregate net cash proceeds received by the Issuer since May 30, 2012 as a contribution to its common equity capital or from the issue or sale of Equity Interests (other than Disqualified Stock) of the Issuer or from the Incurrence of Indebtedness (including the issuance of Disqualified Stock) of the Issuer or any of its Restricted Subsidiaries that has been converted into or exchanged for such Equity Interests (other than Equity Interests sold to, or Indebtedness held by, a Subsidiary of the Issuer and except to the extent converted into or exchanged for Disqualified Stock), plus

    (c)
    with respect to Restricted Investments made by the Issuer and its Restricted Subsidiaries after May 30, 2012 pursuant to this paragraph (A), (i) the aggregate amount of cash equal to the return from such Restricted Investments in any Person resulting from repayments of loans or advances, or other transfers of assets, in each case to the Issuer or any Restricted Subsidiary or from the net proceeds received in cash from the sale of any such Restricted Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Consolidated Net Income) or (ii) in the case of redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, the Fair Market Value of the Restricted Investments therein at the time of such redesignation.

        As of June 30, 2015, the amount available for Restricted Payments pursuant to clause (3) above was approximately $294.4 million.

(B)
The preceding provisions will not prohibit, so long as, in the case of clauses (5), (9) and (11) below, no Default has occurred and is continuing or would be caused thereby:

(1)
the payment of any dividend or the redemption of any Subordinated Debt within 60 days after the date of declaration thereof or the giving of such redemption notice, if at said date of declaration or giving of such notice such payment would have complied with the provisions of the Indenture;

(2)
the payment of any dividend or other distribution by a Restricted Subsidiary of the Issuer to the holders of its Equity Interests on a pro rata basis;

(3)
the making of any Restricted Payment in exchange for, or out of the net cash proceeds of a contribution to the common equity of the Issuer or a substantially concurrent sale (other than to a Subsidiary of the Issuer) of, Equity Interests (other than Disqualified Stock) of the Issuer; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph (A);

(4)
the defeasance, redemption, repurchase or other acquisition of Indebtedness subordinated to the Notes or the Note Guarantees with the net cash proceeds from a substantially concurrent Incurrence (other than to a Subsidiary of the Issuer) of Permitted Refinancing Indebtedness;

(5)
the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Issuer or any Preferred Stock of its Restricted Subsidiaries issued or incurred in accordance with the covenant entitled "—Incurrence of Indebtedness" to the extent such dividends are included in the definition of Fixed Charges;

  (6)
  the repurchase of Equity Interests deemed to occur upon the exercise of options or warrants to the extent that such Equity Interests represent all or a portion of the exercise price thereof;

  (7)
  the payment of cash in lieu of fractional Equity Interests pursuant to the exchange or conversion of any exchangeable or convertible securities; provided that such payments will not be for the purpose of evading the limitations of this covenant (as determined by the Board of Directors of the Issuer in good faith);

  (8)
  the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Holdings, the Issuer or any of its Restricted Subsidiaries held by any current or former employee, consultant or director of Holdings, the Issuer or any of its Restricted Subsidiaries pursuant to the terms of any employee equity subscription agreement, stock option agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests in any fiscal year will not exceed the sum of (a) $5.0 million, with unused amounts in any fiscal year being carried over to succeeding fiscal years subject to a maximum of $15.0 million in any fiscal year; plus (b) the aggregate net cash proceeds received by the Issuer since the Original Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests (other than Disqualified Stock) of the Issuer to any current or former employee, consultant or director of the Issuer or any of its Restricted Subsidiaries; provided that the amount of any such net cash proceeds that are used to permit a repurchase, redemption or other acquisition under this subclause (b) will be excluded from clause (3)(b) of the preceding paragraph (A);

  (9)
  the repurchase of any Subordinated Debt at a purchase price not greater than 101% of the principal amount thereof in the event of (x) a change of control pursuant to a provision no more favorable to the holders thereof than the provision described under the caption of "—Repurchase at the Option of Holders—Change of Control" or (y) an Asset Sale pursuant to a provision no more favorable to the holders thereof than the provision described under the caption of "—Repurchase at the Option of Holders—Asset Sales;" provided that, in each case, prior to the repurchase, the Issuer has made a Change of Control Offer or Asset Sale Offer, as the case may be, and repurchased all Notes issued under the Indenture that were validly tendered for payment in connection therewith;

  (10)
  any Restricted Payment made pursuant to the terms of any agreement related to the Enventis Acquisition (as such agreement is in effect on the Original Issue Date or amended in a manner not materially adverse to the Holders);

  (11)
  the declaration and payment of dividends or making of distributions to, or the making of loans to, any parent company of the Issuer in amounts required for such direct or indirect parent entities to pay, in each case without duplication: (a) franchise taxes and other fees, taxes and all related expenses required to maintain the corporate existence or licenses of the Issuer and its direct and indirect parent entities; and (b) federal, state, and local income taxes of the direct or indirect parent entity or of or on a consolidated or combined tax group of which the direct or indirect parent is the common parent, in each case to the extent such income taxes are attributable to the income of the Issuer and its Restricted Subsidiaries and not directly payable by the Issuer or its Restricted Subsidiaries and, to the extent of the amount actually received from any of the Issuer's Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries of the Issuer; provided in no event will such dividends and loans exceed the amounts that the Issuer and its Restricted and/or Unrestricted Subsidiaries (as applicable) would have paid as a stand-alone group; and

  (12)
  other Restricted Payments in an aggregate amount not to exceed $50.0 million.

        The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Issuer or such Subsidiary, as the case may be, pursuant to the Restricted Payment.

  Incurrence of Indebtedness

        The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness; provided, however, that the Issuer or any of its Restricted Subsidiaries that are Guarantors may Incur Indebtedness, if the Issuer's Consolidated Leverage Ratio at the time of the Incurrence of such additional Indebtedness, and after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, is less than 4.75 to 1.00.

        The first paragraph of this covenant will not prohibit the Incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

  (1)
  the Incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness under Credit Facilities (including letters of credit or bankers' acceptances issued or created under any Credit Facilities) in an aggregate principal amount at any one time outstanding pursuant to this clause (1) not to exceed 1,285.0 million, less the aggregate amount of all Net Proceeds of Asset Sales applied by the Issuer or any Restricted Subsidiary thereof to permanently repay any such Indebtedness pursuant to the covenant described above under the section entitled "—Repurchase at the Option of Holders—Asset Sales;"

  (2)
  the Incurrence of Existing Indebtedness;

  (3)
  the Incurrence by the Issuer of Indebtedness represented by the Initial Notes and the Exchange Notes in respect thereof and the related Guarantees;

  (4)
  the Incurrence by the Issuer or any Restricted Subsidiary thereof of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property (real or personal), plant or equipment used in the business of the Issuer or such Guarantor (whether through the direct acquisition of such assets or the acquisition of Equity Interests of any Person owning such assets), in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (4), not to exceed the greater of (x) 5.0% of Total Assets and (y) $50.0 million;

  (5)
  the Incurrence by the Issuer or any Restricted Subsidiary thereof of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be Incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5) or (14) of this paragraph;

  (6)
  the Incurrence by the Issuer or any of its Restricted Subsidiaries of intercompany Indebtedness owing to and held by the Issuer or any of its Restricted Subsidiaries; provided, however, that (a) if the Issuer or any Guarantor is the obligor of such Indebtedness and such Indebtedness is held by a non-Guarantor (other than the Issuer), such Indebtedness must be unsecured and expressly subordinated in right of payment to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of the Issuer, or the Note Guarantee, in the case of a Guarantor; and (b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Issuer or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Issuer or a Restricted Subsidiary thereof, will be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Issuer or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

  (7)
  the Guarantee by the Issuer or any of its Restricted Subsidiaries of Indebtedness of the Issuer or a Restricted Subsidiary thereof that was permitted to be Incurred by another provision of this covenant;

  (8)
  the Incurrence by the Issuer or any of its Restricted Subsidiaries of Hedging Obligations that are Incurred for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes;

  (9)
  the Incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Issuer or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Equity Interests of a Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Equity Interests of a Restricted Subsidiary for the purpose of financing such acquisition), so long as the principal amount does not exceed the gross proceeds actually received by the Issuer or any Restricted Subsidiary thereof in connection with such disposition;

  (10)
  the Incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five Business Days of its Incurrence;

  (11)
  the Incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness constituting reimbursement obligations with respect to letters of credit in respect of workers' compensation claims or self-insurance obligations or bid, performance, appeal or surety bonds (in each case other than for an obligation for borrowed money);

  (12)
  the Incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business; provided that, upon the drawing of such letters of credit or the Incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or Incurrence;

  (13)
  the Incurrence by the Issuer or any Guarantor of Indebtedness to the extent that the net proceeds thereof are promptly deposited to defease or to satisfy and discharge the Notes;

  (14)
  the Incurrence of Acquired Debt, provided that after giving effect to the Incurrence thereof, the Issuer could Incur at least $1.00 of Indebtedness under the Consolidated Leverage Ratio set forth in the first paragraph above;

  (15)
  the Incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness under the Inventory Financing Agreement in an aggregate amount not to exceed $40 million; and

  (16)
  the Incurrence by the Issuer or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (16), not to exceed $50.0 million.

        For purposes of determining compliance with this covenant, in the event that any proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (16) above, or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Issuer will be permitted to classify such item of Indebtedness at the time of its Incurrence in any manner that complies with this covenant; provided that any refinancing (a "Credit Facility Refinancing") of amounts incurred in reliance on the exception provided by clause (1) of the definition of Permitted Debt will be deemed to have been Incurred in reliance on such clause (1). Indebtedness under the Credit Agreement outstanding on the Original Issue Date is deemed to have been Incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. Additionally, all or any portion of any item of Indebtedness (other than Indebtedness under the Credit Agreement Incurred on the Original Issue Date and Credit Facility Refinancings, which at all times will be deemed to have been Incurred under clause (1) above) may later be reclassified as having been Incurred pursuant to the first paragraph of this covenant or under any clause of Permitted Debt so long as such Indebtedness is permitted to be Incurred pursuant to such provision at the time of reclassification.

        Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that may be Incurred pursuant to this covenant will not be deemed to be exceeded with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

        The Issuer will not Incur any Indebtedness that is contractually subordinate in right of payment to any other Indebtedness of the Issuer unless it is contractually subordinate in right of payment to the Notes to the same extent. No Guarantor will Incur any Indebtedness that is contractually subordinate in right of payment to any other Indebtedness of such Guarantor unless it is contractually subordinate in right of payment to such Guarantor's Note Guarantee to the same extent. For purposes of the foregoing, no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Issuer or any Guarantor, as applicable, solely by reason of any Liens or Guarantees arising or created in respect thereof or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

  Liens

        The Issuer will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the Indenture and the Notes are secured by a Lien on such property or assets on an equal and ratable basis with the obligations so secured (or, in the case of Indebtedness subordinated to the Notes or the related Note Guarantees, prior or senior thereto, with the same relative priority as the Notes will have with respect to such subordinated Indebtedness) until such time as such obligations are no longer secured by a Lien.

  Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

        The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

  (a)
  pay dividends or make any other distributions on its Capital Stock (or with respect to any other interest or participation in, or measured by, its profits) to the Issuer or any of its Restricted Subsidiaries (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on any other Capital Stock will not be deemed a restriction on the ability to pay any dividends or make any other distribution);

  (b)
  pay any liabilities owed to the Issuer or any of its Restricted Subsidiaries;

  (c)
  make loans or advances to the Issuer its Restricted Subsidiaries; or

  (d)
  transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries.

        However, the preceding restrictions will not apply to encumbrances or restrictions:

  (1)
  existing under, by reason of or with respect to the Credit Agreement, Existing Indebtedness or any other agreements that were in effect on the Original Issue Date and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof, provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacement or refinancings are, in the good faith judgment of the Issuer's Board of Directors, no more restrictive, taken as a whole, than those contained in the Credit Agreement, Existing Indebtedness or such other agreements, as the case may be, as were in effect on the Original Issue Date;

  (2)
  set forth in the Indenture, the Notes and the Note Guarantees;

  (3)
  existing under, by reason of or with respect to applicable law, rule, regulation or order;

  (4)
  with respect to any Person or the property or assets of a Person acquired by the Issuer or any of its Restricted Subsidiaries existing at the time of such acquisition and not incurred in connection with or in contemplation of such acquisition, which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof, provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, than those in effect on the date of the acquisition;

  (5)
  in the case of clause (d) of the first paragraph of this covenant:

  (a)
  that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset,

  (b)
  existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Issuer or any Restricted Subsidiary thereof not otherwise prohibited by the Indenture,

  (c)
  purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired, or

  (d)
  arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Issuer or any Restricted Subsidiary thereof in any manner material to the Issuer or any Restricted Subsidiary thereof;

  (6)
  existing under, by reason of or with respect to any agreement for the sale or other disposition of all or substantially all of the Capital Stock of, or property and assets of, a Restricted Subsidiary that restrict distributions by that Restricted Subsidiary pending such sale or other disposition;

  (7)
  on cash or other deposits or net worth imposed by customers or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business;

  (8)
  existing under, by reason of or with respect to Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

  (9)
  existing under, by reason of or with respect to provisions with respect to the disposition or distribution of assets or property, in each case contained in joint venture agreements, limited liability company agreements and other similar agreements and which the Issuer's Board of Directors determines will not adversely affect the Issuer's ability to make payments of principal or interest on the Notes; and

  (10)
  existing under, by reason of or with respect to Indebtedness of any Restricted Subsidiary; provided that the Issuer's Board of Directors determines in good faith at the time such encumbrances or restrictions are created that they do not adversely affect the Issuer's ability to make payments of principal or interest payments on the Notes.

  Merger, Consolidation or Sale of Assets

        The Issuer will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Issuer is the surviving Person) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties and assets of the Issuer and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

  (1)
  either: (a) the Issuer is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, conveyance or other disposition will have been made (i) is a corporation or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia (provided that, if the Person formed by or surviving such consolidation or merger, or the transferee of such properties or assets is not a corporation, then there will be a co-obligor of the Notes that is a corporation) and (ii) assumes all the obligations of the Issuer under the Notes, the Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee;

  (2)
  immediately after giving effect to such transaction, no Default or Event of Default exists;

  (3)
  immediately after giving effect to such transaction on a pro forma basis, the Issuer or the Person formed by or surviving any such consolidation or merger (if other than the Issuer), or to which such sale, assignment, transfer, conveyance or other disposition will have been made, will either (x) be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in the first paragraph of the covenant described above under the caption "—Incurrence of Indebtedness" or (y) have a Consolidated Leverage Ratio that is lower than the Consolidated Leverage Ratio of the Issuer immediately prior to such transaction;

  (4)
  each Guarantor, unless such Guarantor is the Person with which the Issuer has entered into a transaction under this covenant, will have by amendment to its Note Guarantee confirmed that its Note Guarantee will apply to the obligations of the Issuer or the surviving Person in accordance with the Notes and the Indenture; and

  (5)
  the Issuer delivers to the Trustee an Officers' Certificate (attaching the arithmetic computation to demonstrate compliance with the clause (3) above) and Opinion of Counsel, in each case stating that such transaction and such agreement comply with this covenant and that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

        Upon any consolidation or merger, or any sale, assignment, transfer, conveyance or other disposition of all or substantially all of the assets of the Issuer in accordance with this covenant, the successor Person formed by such consolidation or into or with which the Issuer is merged or to which such sale, assignment, transfer, conveyance or other disposition is made will succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, conveyance or other disposition, the provisions of the Indenture referring to the Issuer will refer instead to the successor person and not to the Issuer), and may exercise every right and power of, the Issuer under the Indenture with the same effect as if such successor Person had been named as the Issuer in the Indenture. In the event of any such transfer, the predecessor will be released and discharged from all liabilities and obligations in respect of the Notes and the Indenture and the predecessor may be dissolved, wound up or liquidated at any time thereafter.

        In addition, the Issuer and its Restricted Subsidiaries may not, directly or indirectly, lease all or substantially all of the properties or assets of the Issuer and its Restricted Subsidiaries considered as one enterprise, in one or more related transactions, to any other Person.

        Notwithstanding the foregoing, clauses (2) and (3) above will not apply to:

  (i)
  any merger, consolidation or sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and any of its Restricted Subsidiaries; or

  (ii)
  any transaction if, in the good faith determination of the Board of Directors of the Issuer, the sole purpose of the transaction is to reincorporate the Issuer in another state of the United States.

  Transactions with Affiliates

        The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into, make, amend, renew or extend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

  (1)
  such Affiliate Transaction is on terms that are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable arm's-length transaction by the Issuer or such Restricted Subsidiary with a Person that is not an Affiliate of the Issuer or any of its Restricted Subsidiaries; and

  (2)
  the Issuer delivers to the Trustee:

  (a)
  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, a Board Resolution set forth in an Officers' Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this covenant and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of the Board of Directors of the Issuer (if any); and

  (b)
  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, an opinion as to the fairness to the Issuer or such Restricted Subsidiary of such Affiliate Transaction or series of related Affiliate Transactions from a financial point of view issued by an independent accounting, appraisal or investment banking firm of national standing.

        The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

  (1)
  transactions between or among the Issuer and/or its Restricted Subsidiaries;

  (2)
  payment of fees to, and indemnification and similar payments on behalf of, directors of the Issuer;

  (3)
  Restricted Payments that are permitted by the provisions of the Indenture described above under the caption "—Restricted Payments" and Permitted Investments (other than pursuant to clauses (3) and (8) thereof);

  (4)
  any issuance or sale of Equity Interests (other than Disqualified Stock) of the Issuer;

  (5)
  transactions pursuant to agreements or arrangements in effect on the Original Issue Date and as described in the Original Offering Memorandum, or any amendment, modification, or supplement thereto or replacement thereof, as long as such agreement or arrangement, as so amended, modified, supplemented or replaced, taken as a whole, is not more disadvantageous to the Issuer and its Restricted Subsidiaries than the original agreement or arrangement in existence on the Original Issue Date;

  (6)
  any employment, consulting, service or termination agreement, or reasonable and customary indemnification arrangements, entered into by the Issuer or any of its Restricted Subsidiaries with officers and employees of Holdings, the Issuer or any of its Restricted Subsidiaries and the payment of compensation to officers and employees of Holdings, the Issuer or any of its Restricted Subsidiaries (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans);

  (7)
  payments or loans to employees or consultants in the ordinary course of business;

  (8)
  transactions with a Person that is an Affiliate of the Issuer solely because the Issuer, directly or indirectly, owns Equity Interests in, or controls, such Person; provided that no Affiliate other than the Issuer or its Restricted Subsidiary will have a beneficial interest or otherwise participate in such Affiliate; and

  (9)
  transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture, which are fair to the Issuer and its Restricted Subsidiaries in the determination of a majority of the disinterested members of the Board of Directors or the senior management of the Issuer, or are on terms no less favorable than those that could reasonably have been obtained at such time from an unaffiliated party.

  Designation of Restricted and Unrestricted Subsidiaries

        The Board of Directors of the Issuer may designate any Restricted Subsidiary of the Issuer to be an Unrestricted Subsidiary; provided that:

  (1)
  any Guarantee by the Issuer or any Restricted Subsidiary thereof of any Non-Recourse Debt of the Subsidiary being so designated will be deemed to be an Incurrence of Indebtedness by the Issuer or such Restricted Subsidiary (or both, if applicable) at the time of such designation, and such Incurrence of Indebtedness would be permitted under the covenant described above under the caption "—Incurrence of Indebtedness;"

  (2)
  the aggregate Fair Market Value of all outstanding Investments owned by the Issuer and its Restricted Subsidiaries in the Subsidiary being so designated (including any Guarantee by the Issuer or any Restricted Subsidiary thereof of any Indebtedness of such Subsidiary) will be deemed to be a Restricted Investment made as of the time of such designation and that such

    Investment would be permitted under the covenant described above under the caption "—Restricted Payments;"

  (3)
  such Subsidiary does not hold any Capital Stock or Indebtedness of, or own or hold any Lien on any property or assets of, or have any Investment in, the Issuer or any other Restricted Subsidiary of the Issuer (other than a Subsidiary of the entity being designated);

  (4)
  the Subsidiary being so designated:

  (a)
  is not party to any agreement, contract, arrangement or understanding with the Issuer or any Restricted Subsidiary thereof unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Issuer or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Issuer;

  (b)
  is a Person with respect to which neither the Issuer nor any of its Restricted Subsidiaries has any direct or indirect obligation (i) to subscribe for additional Equity Interests or (ii) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

  (c)
  has not Guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Issuer or any of its Restricted Subsidiaries, except (i) to the extent such Guarantee or credit support would be released upon such designation or (ii) a pledge of the Equity Interests of the Unrestricted Subsidiary that is the obligor thereunder; and

  (5)
  no Default or Event of Default would be in existence following such designation.

        Any designation of a Restricted Subsidiary of the Issuer as an Unrestricted Subsidiary or of an Unrestricted Subsidiary of the Issuer as a Restricted Subsidiary will be evidenced to the Trustee by filing with the Trustee the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the preceding conditions and was permitted by the Indenture. If, at any time, any Unrestricted Subsidiary would fail to meet any of the preceding requirements described in clause (4) above, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness, Investments, or Liens on the property, of such Subsidiary will be deemed to be Incurred or made by a Restricted Subsidiary of the Issuer as of such date and, if such Indebtedness, Investments or Liens are not permitted to be Incurred or made as of such date under the Indenture, the Issuer will be in default under the Indenture.

        The Board of Directors of the Issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

  (1)
  such designation will be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of the Issuer of any outstanding Indebtedness (including any Non-Recourse Debt) of such Unrestricted Subsidiary and such designation will only be permitted if such Indebtedness is permitted under the covenant described under the caption "—Incurrence of Indebtedness;"

  (2)
  all outstanding Investments owned by such Unrestricted Subsidiary will be deemed to be made as of the time of such designation and such designation will only be permitted if such Investments would be permitted under the covenant described above under the caption "—Restricted Payments;"

  (3)
  all Liens upon property or assets of such Unrestricted Subsidiary existing at the time of such designation would be permitted under the caption "—Liens;" and

  (4)
  no Default or Event of Default would be in existence following such designation.

  Sale and Leaseback Transactions

        The Issuer will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction; provided that the Issuer or any Restricted Subsidiary thereof may enter into a Sale and Leaseback Transaction if:

  (1)
  the Issuer or such Restricted Subsidiary, as applicable, could have (a) Incurred Indebtedness in an amount equal to the Attributable Debt relating to such Sale and Leaseback Transaction pursuant to the covenant described above under the caption "—Incurrence of Indebtedness" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "—Liens" in which case such Indebtedness and Lien will be deemed to have been so incurred;

  (2)
  the gross cash proceeds of that Sale and Leaseback Transaction are at least equal to the Fair Market Value of the property that is the subject of that Sale and Leaseback Transaction; and

  (3)
  the transfer of assets in that Sale and Leaseback Transaction is permitted by, and the Issuer applies the proceeds of such transaction in compliance with, the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales."

  Guarantees

        The Issuer will not permit any of its Restricted Subsidiaries (other than any Insignificant Subsidiary), directly or indirectly, to Guarantee Indebtedness of the Issuer or any Domestic Restricted Subsidiary unless such Restricted Subsidiary is a Guarantor or simultaneously executes and delivers to the Trustee an Opinion of Counsel, a joinder to the Registration Rights Agreement and a supplemental indenture providing for the Guarantee of the payment of the Notes by such Restricted Subsidiary, which Guarantee will be senior to or pari passu with such Subsidiary's Guarantee of such other Indebtedness.

        A Guarantor may not sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Issuer or another Guarantor, unless:

  (1)
  immediately after giving effect to that transaction, no Default or Event of Default exists; and

  (2)
  either:

  (a)
  the Guarantor is the surviving corporation, the Person acquiring the property or assets in any such sale, assignment, transfer, conveyance or other disposition or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) is organized or existing under the laws of the United States, any state thereof or the District of Columbia and assumes all the obligations of that Guarantor under the Indenture and its Note Guarantee and the Registration Rights Agreement pursuant to a supplemental indenture satisfactory to the Trustee and joinder, respectively; or

  (b)
  such sale, assignment, transfer, conveyance or other disposition or consolidation or merger complies with the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales."

        The Note Guarantee of a Guarantor will be automatically released:

  (1)
  in connection with any transaction permitted by the Indenture after which such Guarantor would no longer constitute a Restricted Subsidiary of the Issuer, if the sale of Capital Stock, if any, complies with the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales;"

  (2)
  if the Issuer properly designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary under the Indenture;

  (3)
  upon satisfaction and discharge of the Notes as set forth under "—Satisfaction and Discharge" or upon defeasance of the Notes as set forth under "—Legal Defeasance and Covenant Defeasance;" or

  (4)
  solely in the case of a Note Guarantee created pursuant to the first paragraph of this covenant, upon the release or discharge of the Guarantee which resulted in the creation of such Note Guarantee pursuant to this covenant, except a discharge or release by or as a result of payment under such Guarantee.

  Business Activities

        The Issuer will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Issuer and its Restricted Subsidiaries taken as a whole.

  Payments for Consent

        The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement; provided that this covenant will not be breached if consents, waivers or amendments are sought in connection with an exchange offer for all of the Notes where participation in such exchange offer (1) is limited to Holders who are "qualified institutional buyers", within the meaning of Rule 144A, or non-U.S. Persons, within the meaning of Regulation S and (2) is limited by excluding any Holder or beneficial owners in any jurisdiction where the inclusion of such Holder or beneficial owner would require the Issuer or such Subsidiary to comply with the registration requirements or similar requirements under any securities laws under such jurisdiction or where such solicitation or exchange would be unlawful, in each case as determined by the Issuer in its sole discretion.

  Reports

        The Issuer will furnish to the Trustee and, upon request, to beneficial owners and prospective investors a copy of all of the information and reports referred to in clauses (1) and (2) below within the time periods specified in the SEC's rules and regulations:

  (1)
  all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K, if the Issuer were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by the Issuer's certified independent accountants; and

  (2)
  all current reports that would be required to be filed with the SEC on Form 8-K, if the Issuer were required to file such reports.

        Whether or not required by the SEC, the Issuer will comply with the periodic reporting requirements of the Exchange Act and will file the reports specified in the preceding paragraph with the SEC within the time periods specified above unless the SEC will not accept such a filing. The Issuer agrees that it will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Issuer's filings for any reason, the

Issuer will post the reports referred to in the preceding paragraph on its website within the time periods that would apply if the Issuer were required to file those reports with the SEC.

        The reports, information and other documents required to be filed and provided as described above may be those of a parent of the Issuer, rather than those of the Issuer, so long as such filings would satisfy the SEC's requirements.

        The Issuer and the Guarantors have agreed that, for so long as any Notes remain outstanding, they will furnish to the Holders and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

        Notwithstanding anything herein to the contrary, the Issuer will not be deemed to have failed to comply with any of its obligations hereunder for purposes of clause (5) under the caption "—Events of Default" until 60 days after the date any report hereunder is due.

Events of Default and Remedies

        Each of the following is an Event of Default with respect to the Notes:

  (1)
  default for 30 days in the payment when due of interest on, or Additional Interest with respect to, the Notes;

  (2)
  default in payment when due (whether at maturity, upon acceleration, redemption, required repurchase or otherwise) of the principal of, or premium, if any, on the Notes;

  (3)
  failure by the Issuer or any of its Restricted Subsidiaries to comply with the provisions described under the caption "—Certain Covenants—Merger, Consolidation or Sale of Assets;"

  (4)
  failure by the Issuer or any of its Restricted Subsidiaries for 30 days after written notice to the Issuer by the Trustee or to the Issuer and the Trustee by Holders representing 25% or more of the aggregate principal amount of Notes then outstanding to comply with the provisions described under the captions "—Repurchase at the Option of Holders—Change of Control" or "—Repurchase at the Option of Holders—Asset Sales" (other than a failure to purchase Notes in connection therewith, which will constitute an Event of Default under clause (2) above);

  (5)
  failure by the Issuer or any of its Restricted Subsidiaries for 60 days after written notice to the Issuer by the Trustee or to the Issuer and the Trustee by Holders representing 25% or more of the aggregate principal amount of Notes then outstanding to comply with any of the other agreements in the Indenture;

  (6)
  default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness by the Issuer or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Issuer or any of its Restricted Subsidiaries) whether such Indebtedness or Guarantee existed on the Original Issue Date, or was created after the Original Issue Date, if that default:

  (a)
  is caused by a failure to make any principal payment when due at the final maturity of such Indebtedness and prior to the expiration of any grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

  (b)
  results in the acceleration of such Indebtedness prior to its express maturity,

    and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more;

  (7)
  failure by the Issuer or any of its Restricted Subsidiaries to pay final judgments (to the extent such judgments are not paid or covered by insurance provided by a reputable carrier that has the ability to perform) aggregating in excess of $25.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

  (8)
  except as permitted by the Indenture, any Note Guarantee with respect to the Notes will be held in any judicial proceeding to be unenforceable or invalid or will cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, will deny or disaffirm its obligations under its Note Guarantee with respect to the Notes; and

  (9)
  certain events of bankruptcy or insolvency with respect to (i) the Issuer or (ii) any Significant Subsidiary of the Issuer (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary).

        In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to (i) the Issuer or (ii) any Significant Subsidiary of the Issuer (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary), all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately by notice in writing to the Issuer (and to the Trustee if given by Holders) specifying the Event of Default. Upon such declaration, the Notes, together with accrued and unpaid interest (including Additional Interest), will become due and payable immediately.

        In the event of a declaration of acceleration of the Notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (6) above, the declaration of acceleration of the Notes will be automatically annulled if the holders of all Indebtedness described in clause (6) above have rescinded the declaration of acceleration in respect of such Indebtedness within 30 Business Days of the date of such declaration, if the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction, all existing Events of Default, except non-payment of principal or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived, and all amounts owing to the Trustee have been paid. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or Additional Interest) if it determines that withholding notice is in their interest.

        The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or Additional Interest on, or the principal of, the Notes. The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee with respect to the Notes. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes. A Holder may not pursue any remedy with respect to the Indenture or the Notes unless:

  (1)
  the Holder gives the Trustee written notice of a continuing Event of Default;

  (2)
  the Holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy;

  (3)
  such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

  (4)
  the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

  (5)
  during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request.

        However, such limitations do not apply to the right of any Holder of a Note to receive payment of the principal of, premium or Additional Interest, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right will not be impaired or affected without the consent of the Holder.

        The Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest, or Additional Interest, if any, on the Notes that have become due solely by such declaration of acceleration, have been cured or waived and all amounts owing to the Trustee have been paid.

        The Issuer is required to deliver to the Trustee annually within 120 days after the end of each fiscal year a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Issuer is required to deliver to the Trustee, within 10 Business Days after the occurrence thereof, a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator, stockholder, member, manager or partner of the Issuer or any Guarantor, as such, has or will have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

        The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Note Guarantees related to the Notes ("Legal Defeasance") except for:

  (1)
  the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium and Additional Interest, if any, on such Notes when such payments are due from the trust referred to below;

  (2)
  the Issuer's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

  (3)
  the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer's and the Guarantors' obligations in connection therewith; and

  (4)
  the Legal Defeasance provisions of the Indenture.

        In addition, the Issuer may, at its option and at any time, elect to have the obligations of the Issuer and the Guarantors released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute Events of Default with respect to the Notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

  (1)
  the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants delivered to the Trustee, to pay the principal of, or interest and premium and Additional Interest, if any, on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Issuer must specify whether the Notes are being defeased to maturity or to a particular redemption date;

  (2)
  in the case of Legal Defeasance, the Issuer will have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Original Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

  (3)
  in the case of Covenant Defeasance, the Issuer will have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

  (4)
  no Default or Event of Default will have occurred and be continuing either: (a) on the date of such deposit; or (b) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 123rd day after the date of deposit;

  (5)
  such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound;

  (6)
  the Issuer must have delivered to the Trustee an Opinion of Counsel to the effect that, assuming no intervening bankruptcy of the Issuer or any Guarantor between the date of deposit and the 123rd day following the deposit and assuming that no Holder is an "insider" of the Issuer under applicable bankruptcy law, after the 123rd day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally, including Section 547 of the United States Bankruptcy Code and Section 15 of the New York Debtor and Creditor Law;

  (7)
  the Issuer must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding creditors of the Issuer or others;

  (8)
  if the Notes are to be redeemed prior to their Stated Maturity, the Issuer must deliver to the Trustee irrevocable instructions to redeem all of the Notes on the specified redemption date; and

  (9)
  the Issuer must deliver to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

        Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

        Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

  (1)
  reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

  (2)
  reduce the principal of or change the fixed maturity of any Note or alter the provisions, or waive any payment, with respect to the redemption of the Notes (other than the provisions relating to the covenants described under the caption "—Repurchase at the Option of Holders" and other than the notice periods with respect to a redemption of the Notes);

  (3)
  reduce the rate of or change the time for payment of interest on any Note;

  (4)
  waive a Default or Event of Default in the payment of principal of, or interest or premium or Additional Interest, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

  (5)
  make any Note payable in money other than U.S. dollars;

  (6)
  make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium or Additional Interest, if any, on the Notes;

  (7)
  release any Guarantor from any of its obligations under its Note Guarantee or the Indenture, except in accordance with the terms of the Indenture;

  (8)
  impair the right to institute suit for the enforcement of any payment on or with respect to the Notes or the Note Guarantees;

  (9)
  amend, change or modify the obligation of the Issuer to make and consummate an Asset Sale Offer with respect to any Asset Sale in accordance with the covenant described under the caption "Repurchase at the Option of Holders—Asset Sales" after the obligation to make such Asset Sale Offer has arisen, or the obligation of the Issuer to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with the covenant described under the caption "Repurchase at the Option of Holders—Change of Control" after such Change of Control has occurred, including, in each case, amending, changing or modifying any definition relating thereto;

  (10)
  except as otherwise permitted under the covenants described under the captions "—Certain Covenants—Merger, Consolidation and Sale of Assets" and "—Certain Covenants—Guarantees," consent to the assignment or transfer by the Issuer or any Guarantor of any of their rights or obligations under the Indenture;

  (11)
  amend or modify any of the provisions of the Indenture or the related definitions affecting the ranking of the Notes or any Note Guarantee in any manner adverse to the Holders of the Notes or any Note Guarantee; or

  (12)
  make any change in the preceding amendment and waiver provisions.

        Notwithstanding the preceding, without the consent of any Holder of Notes, the Issuer, the Guarantors and the Trustee may amend or supplement the Indenture or the Notes:

  (1)
  to cure any ambiguity, defect or inconsistency;

  (2)
  to provide for uncertificated Notes in addition to or in place of certificated Notes;

  (3)
  to provide for the assumption of the Issuer's or any Guarantor's obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Issuer's or such Guarantor's assets;

  (4)
  to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not materially adversely affect the legal rights under the Indenture of any such Holder;

  (5)
  to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

  (6)
  to comply with the provisions described under "—Certain Covenants—Guarantees;"

  (7)
  to evidence and provide for the acceptance of appointment by a successor Trustee;

  (8)
  to provide for the issuance of Additional Notes in accordance with the Indenture; or

  (9)
  to conform the text of the Indenture or the Notes to any provision of the "Description of the Notes" in the Original Offering Memorandum to the extent that such provision of the Indenture or the Notes was intended to conform to the text of the "Description of the Notes" section of the Original Offering Memorandum as evidenced by an Officers' Certificate.

Satisfaction and Discharge

        The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

  (1)
  either:

  (a)
  all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Issuer) have been delivered to the Trustee for cancellation; or

  (b)
  all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the sending of a notice of redemption or otherwise or will become due and payable within one year and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption, as the case may be;

  (2)
  no Default or Event of Default will have occurred and be continuing on the date of such deposit or will occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

  (3)
  the Issuer or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

  (4)
  the Issuer has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

        In addition, the Issuer must deliver an Officers' Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

        If the Trustee becomes a creditor of the Issuer or any Guarantor, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise as provided in the Trust Indenture Act. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Trust Indenture Act) it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

        The Indenture provides that in case an Event of Default will occur and be continuing, the Trustee will be required, in the exercise of its rights and powers vested in it by the Indenture, to use the degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any Holder of Notes, unless such Holder will have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law; Jury Trial Waiver

        The Indenture and the Notes, including any Note Guarantees, and the rights and duties of the parties thereunder shall be governed by and construed in accordance with the laws of the State of New York. The Indenture provides that the Company, the Guarantors and the Trustee, and each holder of a Note by acceptance thereof, irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the Indenture, the Notes or any transactions contemplated thereby.

Certain Definitions

        Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full description of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

        "Acquired Debt" means Indebtedness, (1) of a Person existing at the time such Person merges with or into the Issuer or Restricted Subsidiary, or (2) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary, or (3) assumed in connection with the acquisition of assets from such Person and, in each case, not Incurred in connection with, or in contemplation of, such Person merging with or into or becoming a Restricted Subsidiary of the Issuer or such acquisition.

        "Acquisition" means any acquisition by the Issuer or any of its Restricted Subsidiaries of a Person, division or line of business that is engaged in a Permitted Business.

        "Additional Interest" means the additional interest that may become payable on the Notes pursuant to the Registration Rights Agreement.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, will mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" will have correlative meanings.

        "Applicable Premium" means, at any date of redemption, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess of (A) the present value at such date of redemption of (1) the principal amount of such Note plus the premium thereon as set out in the table under "Optional Redemption" on October 1, 2017, plus (2) all remaining required interest payments due on such Note through October 1, 2017 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Note.

        "Asset Sale" means:

  (1)
  the sale, lease, conveyance or other disposition (each, a "Transfer") of any assets, other than a transaction governed by the provisions of the Indenture described above under the caption "—Repurchase at the Option of Holders—Change of Control" and/or the provisions described above under the caption "—Certain Covenants—Merger, Consolidation or Sale of Assets;" and

  (2)
  the issuance of Equity Interests by any of the Issuer's Restricted Subsidiaries or the Transfer by the Issuer or any Restricted Subsidiary thereof of Equity Interests in any of its Subsidiaries (other than directors' qualifying shares and shares issued to foreign nationals to the extent required by applicable law).

        Notwithstanding the preceding, the following items will be deemed not to be Asset Sales:

  (1)
  any single transaction or series of related transactions that involves assets or Equity Interests having a Fair Market Value of less than $5.0 million;

  (2)
  a Transfer of assets or Equity Interests between or among the Issuer and its Restricted Subsidiaries;

  (3)
  an issuance of Equity Interests by a Restricted Subsidiary of the Issuer to the Issuer or to another Restricted Subsidiary thereof;

  (4)
  a Transfer of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

  (5)
  a Transfer of Cash Equivalents;

  (6)
  a Transfer of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings;

  (7)
  a Transfer that constitutes a Restricted Payment that is permitted by the covenant described above under the caption "—Certain Covenants—Restricted Payments" or a Permitted Investment;

  (8)
  a Transfer of any property or equipment that has become damaged, worn out or obsolete;

  (9)
  the creation of a Lien not prohibited by the Indenture;

  (10)
  any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

  (11)
  licenses of intellectual property;

  (12)
  any disposition of Designated Noncash Consideration; provided that such disposition increases the amount of Net Proceeds of the Asset Sale that resulted in such Designated Noncash Consideration; and

  (13)
  any foreclosure upon any assets of the Issuer or any of its Restricted Subsidiaries pursuant to the terms of a Lien not prohibited by the terms of the Indenture; provided that such foreclosure does not otherwise constitute a Default under the Indenture.

        "Attributable Debt" in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value will be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

        "Bank Equity Interests" means Investments in non-voting participation certificates of CoBank, ACB acquired by the Issuer in connection with loans under the Credit Agreement from CoBank, ACB.

        "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" will have a corresponding meaning.

        "Board of Directors" means:

  (1)
  with respect to a corporation, the board of directors of the corporation or, except in the context of the definitions of "Change of Control" and "Continuing Directors," a duly authorized committee thereof;

  (2)
  with respect to a partnership, the Board of Directors of the general partner of the partnership; and

  (3)
  with respect to any other Person, the board or committee of such Person serving a similar function;

provided that for so long as the Issuer is a 100% owned Subsidiary of Holdings and Holdings has public Capital Stock, such Board of Directors of the Issuer refers to the Board of Directors of Holdings.

        "Board Resolution" means a resolution certified by the Secretary or an Assistant Secretary of the Issuer to have been duly adopted by the Board of Directors of the Issuer and to be in full force and effect on the date of such certification.

        "Business Day" means any day other than a Legal Holiday.

        "Capital Lease Obligation" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP; and the amount of

Indebtedness represented thereby at any time will be the amount of the liability in respect thereof that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

        "Capital Stock" means:

  (1)
  in the case of a corporation, corporate stock;

  (2)
  in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

  (3)
  in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

  (4)
  any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

        "Cash Equivalents" means:

  (1)
  U.S. dollars and foreign currency received in the ordinary course of business or exchanged into U.S. dollars within 180 days;

  (2)
  securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof), maturing, unless such securities are deposited to defease any Indebtedness, not more than one year from the date of acquisition;

  (3)
  certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year, U.S. dollar denominated deposit accounts with domestic national or commercial banks, including overnight bank deposits, in each case, with any commercial bank organized under the laws of the United States or any state, commonwealth or territory thereof having capital and surplus in excess of $500.0 million and a rating at the time of acquisition thereof of P-1 or better from Moody's or A-1 or better from S&P;

  (4)
  repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

  (5)
  commercial paper issued by a corporation (other than an Affiliate of the Issuer) rated at least "A-2" or higher from Moody's or S&P and in each case maturing within one year after the date of acquisition;

  (6)
  securities issued and fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, rated at least "A" by Moody's or S&P and having maturities of not more than one year from the date of acquisition; and

  (7)
  money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition.

        "Change of Control" means the occurrence of any of the following:

  (1)
  the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Issuer and its Restricted Subsidiaries, taken as a whole, to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act);

  (2)
  the adoption of a plan relating to the liquidation or dissolution of the Issuer;

  (3)
  any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the Beneficial Owner, directly or indirectly, of 50% or more of the voting power of the Voting Stock of Holdings;

  (4)
  the first day on which a majority of the members of the Board of Directors of the Issuer or Holdings are not Continuing Directors;

  (5)
  the Issuer or Holdings consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into the Issuer, Holdings or a Subsidiary of Holdings, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Issuer, Holdings or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the Voting Stock of the Issuer or Holdings, as applicable, outstanding immediately prior to such transaction continues as, or is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) and (B) immediately after such transaction, no "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) becomes, directly or indirectly, the Beneficial Owner of 50% or more of the voting power of the Voting Stock of the surviving or transferee Person; or

  (6)
  the Issuer ceases to be a wholly-owned Subsidiary of Holdings.

        "Common Stock" means, with respect to any Person, any Capital Stock (other than Preferred Stock) of such Person, whether outstanding on the Original Issue Date or issued thereafter.

        "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

  (1)
  provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

  (2)
  Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that any such Fixed Charges were deducted in computing such Consolidated Net Income; plus

  (3)
  depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), goodwill impairment charges and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges or expenses were deducted in computing such Consolidated Net Income; plus

  (4)
  any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards, to the extent deducted in computing such Consolidated Net Income; plus

  (5)
  other than for the purpose of determining the amount available for Restricted Payments under clause (A)(3)(a) of the covenant described under "—Certain Covenants—Restricted Payments," Transaction Fees as specified in reasonable detail; plus

  (6)
  any non-cash Statement of Accounting Standards Codification 815 income (or loss) related to hedging activities, to the extent deducted in computing such Consolidated Net Income; minus

  (7)
  non-cash items increasing such Consolidated Net Income for such period, other than (a) the accrual of revenue in the ordinary course and (b) the reversal in such period of an accrual of,

    or cash reserve for, cash expenses in a prior period, to the extent such accrual or reserve did not increase Consolidated Cash Flow in a prior period;

in each case, on a consolidated basis and determined in accordance with GAAP.

        Notwithstanding the preceding, the provision for taxes based on the income or profits of, the Fixed Charges of and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the Issuer will be added to Consolidated Net Income to compute Consolidated Cash Flow of the Issuer (A) in the same proportion that the Net Income of such Restricted Subsidiary was added to compute such Consolidated Net Income of the Issuer and (B) only to the extent that a corresponding amount would be permitted at the date of determination to be dividended or distributed to the Issuer by such Restricted Subsidiary without direct or indirect restriction pursuant to the terms of its charter and all agreements and instruments, applicable to that Subsidiary or its stockholders.

        "Consolidated Leverage Ratio" means, as of any date of determination, the ratio of:

  (1)
  the aggregate outstanding amount of Indebtedness, excluding Hedging Obligations, of the Issuer and its Restricted Subsidiaries as of such date of determination on a consolidated basis (subject to the terms described in the paragraph below) after giving pro forma effect to the incurrence of the Indebtedness giving rise to the need to make such calculation (including a pro forma application of the use of proceeds therefrom) on such date, to

  (2)
  the Consolidated Cash Flow of the Issuer for the most recent four full fiscal quarters for which internal financial statements are available immediately prior to such date of determination.

        For purposes of this definition:

  (a)
  Consolidated Cash Flow will be calculated on a pro forma basis after giving effect to (A) the incurrence of the Indebtedness of the Issuer and its Restricted Subsidiaries (and the application of the proceeds therefrom) giving rise to the need to make such calculation and any incurrence (and the application of the proceeds therefrom) or repayment of other Indebtedness on the date of determination, and (B) any acquisition or disposition of a Person, division or line of business (including, without limitation, any acquisition giving rise to the need to make such calculation as a result of the Issuer or one of its Restricted Subsidiaries (including any Person that becomes a Restricted Subsidiary as a result of such acquisition) incurring, assuming or otherwise becoming liable for Indebtedness) at any time within 24 months of the last day of the applicable four-quarter period specified in clause (2) of the preceding paragraph and on or prior to the date of determination, as if such acquisition or disposition (including the incurrence or assumption of any such Indebtedness and also including any Consolidated Cash Flow associated with such acquisition or disposition (but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income)) occurred on the first day of such four-quarter period;

  (b)
  the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, will be excluded; and

  (c)
  pro forma calculations, which may include operating expense reductions and synergies for such four-quarter period that have been realized or are reasonably expected to be realized within 24 months of such acquisition or disposition, will be made in good faith by a responsible financial or accounting officer of the Issuer.

        "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

  (1)
  the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash (subject, in the case of dividends or distributions paid to a Restricted Subsidiary, to the limitation contained in clause (2) below) to the specified Person or a Restricted Subsidiary thereof (and the net loss of any such Person will be included only to the extent that such loss is funded in cash by the specified Person or a Restricted Subsidiary thereof);

  (2)
  the Net Income (but not the net loss) of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted directly or indirectly, by operation of the terms of its charter or any agreement or instrument, applicable to that Restricted Subsidiary or its equityholders;

  (3)
  the Net Income of any Person acquired during the specified period for any period prior to the date of such acquisition will be excluded;

  (4)
  the cumulative effect of a change in accounting principles will be excluded; and

  (5)
  any extraordinary or non-recurring gain, loss, expense or charge (including any one-time expenses related to an Acquisition) of any Person or its Subsidiaries, together with any related provision for taxes, will be excluded.

        "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Issuer or Holdings who:

  (1)
  was a member of such Board of Directors on the Original Issue Date; or

  (2)
  was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

        "Credit Agreement" means that certain Second Amended and Restated Credit Agreement dated December 23, 2013, among the Company, Holdings, certain lenders party thereto, Wells Fargo Bank, National Association, as Administrative Agent, Morgan Stanley Senior Finding, Inc., as Syndication Agent and CoBank, ACB and The Royal Bank of Scotland PLC, as Documentation Agents, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced from time to time after the Original Issue Date (including increases in the amounts available for borrowing thereunder; provided that such increase in borrowing is permitted by the covenant described under "—Certain Covenants—Incurrence of Indebtedness"), regardless of whether such amendment, restatement, modification, renewal, refunding, replacement or refinancing is with the same financial institutions or otherwise.

        "Credit Facilities" means one or more debt facilities (including, without limitation, the Credit Agreement and indentures or debt securities) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term debt, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), notes, bonds or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time, including any refunding, replacement or refinancing thereof through the issuance of debt securities.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Designated Noncash Consideration" means the Fair Market Value of noncash consideration received by the Issuer or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers' Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

        "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 123 days after the date on which the Notes mature; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such dates will be deemed to be Disqualified Stock. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Issuer to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Issuer may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "—Certain Covenants—Restricted Payments." The term "Disqualified Stock" will also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is 123 days after the date on which the Notes mature.

        "Domestic Restricted Subsidiary" means any Restricted Subsidiary of the Issuer other than a Restricted Subsidiary that is (1) a "controlled foreign corporation" under Section 957 of the Internal Revenue Code (a) whose primary operating assets are located outside the United States and (b) that is not subject to tax under Section 882(a) of the Internal Revenue Code because of a trade or business within the United States or (2) a Subsidiary of an entity described in the preceding clause (1).

        "Earn-out Obligation" means any contingent consideration based on future operating performance of the acquired entity or assets or other purchase price adjustment or indemnification obligation, payable following the consummation of an acquisition based on criteria set forth in the documentation governing or relating to such acquisition.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Equity Offering" means any public or private placement of Capital Stock (other than Disqualified Stock) of the Issuer or Holdings (provided that such net cash proceeds are contributed to the common equity capital of the Issuer) to any Person (other than (i) to any Subsidiary thereof and (ii) issuances of equity securities pursuant to a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Company).

        "Exchange Notes" means any notes issued in exchange for Notes pursuant to the Registration Rights Agreement or similar agreement.

        "Existing Indebtedness" means the aggregate principal amount of Indebtedness of the Issuer and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement or under the Notes and the related Note Guarantees) in existence on the Original Issue Date after giving effect to the application of the proceeds of the Initial Notes, until such amounts are repaid.

        "Fair Market Value" means the price that would be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by a responsible officer of the Issuer, whose determination, unless otherwise specified below, will be conclusive if evidenced by an Officers' Certificate. Notwithstanding the foregoing, if the Fair Market Value exceeds $25.0 million, the determination of Fair Market Value must be evidenced by a Board Resolution set forth in an Officers' Certificate delivered to the Trustee certifying that such Fair Market Value has been determined in good faith by a majority of the disinterested members of the Board of Directors of the Issuer (if any).

        "Fixed Charges" means, with respect to any specified Person for any period, the sum, without duplication, of:

  (1)
  the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations, but excluding the amortization or write-off of debt issuance costs; plus

  (2)
  the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

  (3)
  any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (other than a pledge of Equity Interests of an Unrestricted Subsidiary to secure Non-Recourse Debt of such Unrestricted Subsidiary), whether or not such Guarantee or Lien is called upon; plus

  (4)
  the product of (a) all dividends, whether paid or accrued (but, in the case of accrued, only in the case of (x) Preferred Stock of any Restricted Subsidiary of such Person that is not a Guarantor or (y) Disqualified Stock of such Person or of any of its Restricted Subsidiaries) and whether or not in cash, on any series of Disqualified Stock of such Person or on any series of Preferred Stock of such Person's Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests (other than Disqualified Stock) of such Person or to such Person or to a Restricted Subsidiary of such Person, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

        "GAAP" means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Original Issue Date.

        "Government Securities" means securities that are direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged.

        "Guarantee" means, as to any Person, a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness of another Person.

        "Guarantors" means:

  (1)
  Holdings; provided that such Guarantee by Holdings will only be a Guarantee of (a) the due and punctual payment of the principal of, premium, if any, and interest, and Additional Interest, if any, on the Notes, whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal and premium, and, to the extent permitted by law, interest, and the due and punctual performance of all other financial obligations of the Issuer to the Holders or the Trustee all in accordance with the terms of the Indenture and (b) in case of any extension of time of payment or renewal of any Notes or any of such other financial obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise;

  (2)
  each direct and indirect Restricted Subsidiary of the Company that Guaranteed any Indebtedness under the Credit Agreement on October 16, 2014; and

  (3)
  any other Subsidiary of the Issuer that executes a Note Guarantee in accordance with the provisions of the Indenture;

and their respective successors and assigns until released from their obligations under their Note Guarantees and the Indenture in accordance with the terms of the Indenture.

        "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under any:

  (1)
  interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements with respect to interest rates;

  (2)
  commodity swap agreements, commodity option agreements, forward contracts and other agreements or arrangements with respect to commodity prices; and

  (3)
  foreign exchange contracts, currency swap agreements and other agreements or arrangements with respect to foreign currency exchange rates.

        "Holder" means a Person in whose name a Note is registered.

        "Holdings" means Consolidated Communications Holdings, Inc. and its successors and assigns.

        "Incur" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become directly or indirectly liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness (and "Incurrence" and "Incurred" will have meanings correlative to the foregoing); provided that (1) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary of the Issuer will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary of the Issuer, (2) any Indebtedness existing at the time any property or asset is acquired will be deemed to be Incurred by the Issuer or any of its Restricted Subsidiaries at the time such property or asset is acquired by the Issuer or such Restricted Subsidiary and (3) neither the accrual of interest nor the accretion of original issue discount nor the payment of interest in the form of additional Indebtedness with the same terms and the payment of dividends on Disqualified Stock or Preferred Stock in the form of additional shares of the same class of Disqualified Stock or Preferred Stock (to the extent provided for when the Indebtedness or Disqualified Stock or Preferred Stock on which such interest or dividend is paid was originally issued) will be considered an Incurrence of Indebtedness; provided that in each case the amount thereof is for all other purposes included in the Fixed Charges and Indebtedness of the Issuer or its Restricted Subsidiary as accrued.

        "Indebtedness" means, with respect to any specified Person, any indebtedness or obligations of such Person, whether or not contingent:

  (1)
  in respect of borrowed money;

  (2)
  evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

  (3)
  in respect of banker's acceptances;

  (4)
  in respect of Capital Lease Obligations and Attributable Debt;

  (5)
  in respect of the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable; provided that Indebtedness shall not include any Earn-out Obligation or obligation in respect of purchase price adjustment, except to the extent that the contingent consideration relating thereto is not paid within 15 Business Days after the contingency relating thereto is resolved;

  (6)
  representing Hedging Obligations;

  (7)
  representing Disqualified Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends; or

  (8)
  in the case of a Subsidiary of such Person, representing Preferred Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends,

if and to the extent any of the preceding items (other than letters of credit and other than clauses (4), (5), (6), (7) or (8)) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP.

        In addition, the term "Indebtedness" includes (x) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) other than a pledge of Equity Interests of an Unrestricted Subsidiary to secure Non-Recourse Debt of such Unrestricted Subsidiary, provided that the amount of such Indebtedness will be the lesser of (A) the Fair Market Value of such asset at such date of determination and (B) the amount of such Indebtedness, and (y) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Stock or Preferred Stock which does not have a fixed repurchase price will be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock, as applicable, as if such Disqualified Stock or Preferred Stock were repurchased on any date on which Indebtedness will be required to be determined pursuant to the Indenture.

        The amount of any Indebtedness outstanding as of any date will be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, and will be:

  (1)
  the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

  (2)
  the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

        "Insignificant Subsidiary" means any Subsidiary of the Issuer that has total assets of not more than $15.0 million and that is designated by the Issuer as an "Insignificant Subsidiary," provided that the total assets of all Subsidiaries that are so designated, as reflected on the Issuer's most recent consolidating balance sheet prepared in accordance with GAAP, may not in the aggregate at any time exceed $35.0 million.

        "Inventory Financing Agreement" means the inventory financing agreement between GE Commercial Distribution Finance Corporation and Enterprise Integration Services, Inc., a wholly owned subsidiary of Enventis Corporation, dated February 28, 2012, as amended, modified or replaced from time to time so long as the amended, modified or new agreement is not materially less favorable to the holders of the Notes as determined in good faith by the Issuer.

        "Investment Grade" means both BBB– or higher by S&P and Baa3 or higher by Moody's, or the equivalent of such ratings by S&P or Moody's, or, if either S&P and Moody's is not providing a rating on the Notes at any time, the equivalent of such rating by another nationally recognized statistical ratings organization (within the meaning of Section 3(62) of the Exchange Act).

        "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the form of loans or other extensions of credit (including Guarantees), advances, capital contributions (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

        If the Issuer or any of its Restricted Subsidiaries sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Issuer, the Issuer will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Investment in such Subsidiary not sold or disposed of. The acquisition by the Issuer or any of its Restricted Subsidiaries of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Issuer or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investment held by the acquired Person in such third Person.

        "Issue Date" means the date of issuance of the New Notes under the Third Supplemental Indenture.

        "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions in The City of New York or at a place of payment are authorized or required by law, regulation or executive order to remain closed.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

        "Moody's" means Moody's Investors Service, Inc. or any of its successors or assigns that is a "nationally recognized statistical rating organization" within the meaning of Section 3(62) of the Exchange Act.

        "Net Income" means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends, excluding, however any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any sale of assets outside the ordinary course of business of such Person; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries.

        "Net Proceeds" means the aggregate cash proceeds, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not the interest component, thereof) received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (1) the direct costs relating to such Asset Sale and the sale or other disposition of any such non-cash consideration, including, without limitation, legal, accounting, investment banking and brokerage fees, and sales commissions, and any relocation expenses incurred as a result thereof, (2) taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (3) amounts required to be applied to the repayment of Indebtedness or other liabilities secured by a Lien on the asset or assets that were the subject of such Asset Sale or required to be paid as a result of such sale, (4) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, (5) in the case of any Asset Sale by a Restricted Subsidiary of the Issuer, payments to holders of Equity Interests in such Restricted Subsidiary in such capacity (other than such Equity Interests held by the Issuer or any Restricted Subsidiary thereof) to the extent that such payment is required to permit the distribution of such proceeds in respect of the Equity Interests in such Restricted Subsidiary held by the Issuer or any Restricted Subsidiary thereof and (6) appropriate amounts to be provided by the Issuer or its Restricted Subsidiaries as a reserve against liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in accordance with GAAP; provided that (a) excess amounts set aside for payment of taxes pursuant to clause (2) above remaining after such taxes have been paid in full or the statute of limitations therefor has expired and (b) amounts initially held in reserve pursuant to clauses (4) and (6) no longer so held, will, in the case of each of subclause (a) and (b), at that time become Net Proceeds.

        "Non-Recourse Debt" means Indebtedness:

  (1)
  as to which neither the Issuer nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) other than a pledge of the Equity Interests of the Unrestricted Subsidiary that is the obligor thereunder, (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

  (2)
  no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of the Issuer or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

  (3)
  as to which either (a) the explicit terms provide that there is no recourse against any of the assets of the Issuer or any Restricted Subsidiary thereof or (b) the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Issuer or any of its Restricted Subsidiaries, in each case other than recourse against the Equity Interests of the Unrestricted Subsidiary that is the obligor thereunder.

        "Note Guarantee" means a Guarantee of the Notes pursuant to the Indenture.

        "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Officer" means, with respect to any Person, the Chairman of the Board, the President, the Chief Financial Officer, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of such Person.

        "Officers' Certificate" means a certificate signed on behalf of the Issuer by at least two Officers of the Issuer, one of whom must be the principal executive officer, the principal financial officer or the principal accounting officer of the Issuer, that meets the requirements of the Indenture.

        "Opinion of Counsel" means an opinion from legal counsel, who may be counsel to or an employee of the Issuer, or other counsel who is reasonably acceptable to the Trustee, that meets the requirements of the Indenture.

        "Original Issue Date" means the date of issuance of the Initial Notes.

        "Original Offering Memorandum" means the final offering memorandum, dated September 4, 2014, relating to the issuance of the Initial Notes. You may obtain a copy of the Original Offering Memorandum without charge by writing the Company at the address set forth under "Where You Can Find Additional Information."

        "Permitted Business" means any business conducted or proposed to be conducted (as described in the Original Offering Memorandum) by the Issuer and its Restricted Subsidiaries on the Original Issue Date and other businesses reasonably related thereto or a reasonable extension or expansion thereof.

        "Permitted Investments" means:

  (1)
  any Investment in the Issuer or in a Restricted Subsidiary of the Issuer;

  (2)
  any Investment in Cash Equivalents;

  (3)
  any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person, if as a result of such Investment:

  (a)
  such Person becomes a Restricted Subsidiary of the Issuer; or

  (b)
  such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer;

  (4)
  any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales;"

  (5)
  Hedging Obligations that are Incurred for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes;

  (6)
  any Investment acquired by the Issuer or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, settlement, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

  (7)
  extensions of trade credit and advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of the Issuer or its Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business;

  (8)
  Investments consisting of purchases and acquisitions of real estate and improvements, inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

  (9)
  commission, payroll, travel and similar advances to officers and employees of the Issuer or any of its Restricted Subsidiaries that are expected at the time of such advance ultimately to be recorded as an expense in conformity with GAAP;

  (10)
  Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

  (11)
  other Investments in any Person other than any Unrestricted Subsidiary of the Issuer (provided that any such Person is either (i) not an Affiliate of the Issuer or (ii) is an Affiliate of the Issuer (A) solely because the Issuer, directly or indirectly, owns Equity Interests in, or controls, such Person or (B) engaged in bona fide business operations and is an Affiliate solely because it is under common control with the Issuer) having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (11) since the Original Issue Date, not to exceed the greater of (x) 5.0% of Total Assets and (y) $50.0 million at the time of such Investment; provided, however, that if an Investment pursuant to this clause (11) is made in any Person that is not a Restricted Subsidiary of the Issuer at the date of the making of the Investment and such Person becomes a Restricted Subsidiary of the Issuer after such date, such Investment will thereafter be deemed to have been made pursuant to clause (1) above, and will cease to have been made pursuant to this clause (11);

  (12)
  Investments in Bank Equity Interests received as a qualified patronage distribution from CoBank, ACB as permitted by the Credit Agreement; and

  (13)
  Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (13) since the Original Issue Date, not to exceed $5.0 million (but, to the extent that any Investment made pursuant to this clause (13) since the Original Issue Date is sold or otherwise liquidated for cash or designated as a Restricted Subsidiary, minus the lesser of (a) the cash return of capital with respect to such Investment (less the cost of disposition, if any) or the Fair Market Value of such Unrestricted Subsidiary at the time of redesignation, as applicable and (b) the initial amount of such Investment).

        "Permitted Liens" means:

  (1)
  Liens securing obligations in an amount when created or Incurred, together with the amount of all other obligations secured by a Lien under this clause (1) at that time outstanding (and any Permitted Refinancing Indebtedness Incurred in respect thereof), not to exceed the greater of (A) the sum of (i) the amount of Indebtedness Incurred and outstanding at such time under clause (1) of the second paragraph of the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness" plus (ii) the amount of Indebtedness available for Incurrence at such time under clause (1) of the second paragraph of the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness" and (B) the product of (x) 3.00 and (y) the Issuer's Consolidated Cash Flow for the most recent four fiscal quarters for which internal financial statements are available at such time, which Consolidated Cash Flow will be calculated on a pro forma basis in the manner set out in clause (a) of the definition of "Consolidated Leverage Ratio;"

  (2)
  Liens in favor of the Issuer or any Guarantor;

  (3)
  Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness;" provided that any such Lien (i) covers only the assets acquired, constructed or improved with such Indebtedness and (ii) is created within 180 days of such acquisition, construction or improvement;

  (4)
  Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Issuer or any Restricted Subsidiary thereof; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Issuer or the Restricted Subsidiary;

  (5)
  Liens on property existing at the time of acquisition thereof by the Issuer or any Restricted Subsidiary thereof; provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than the property so acquired by the Issuer or the Restricted Subsidiary;

  (6)
  Liens securing the Notes and the Note Guarantees in respect thereof;

  (7)
  Liens existing on the Original Issue Date (excluding any such Liens securing Indebtedness under the Credit Agreement);

  (8)
  Liens securing Permitted Refinancing Indebtedness; provided that such Liens do not extend to any property or assets other than the property or assets that secure the Indebtedness being refinanced;

  (9)
  pledges of Equity Interests of an Unrestricted Subsidiary securing Non-Recourse Debt of such Unrestricted Subsidiary;

  (10)
  Liens on cash or Cash Equivalents securing Hedging Obligations of the Issuer or any of its Restricted Subsidiaries (a) that are Incurred for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes, or (b) securing letters of credit that support such Hedging Obligations;

  (11)
  Liens incurred or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance or other social security obligations;

  (12)
  Liens, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of Indebtedness), leases, or other similar obligations arising in the ordinary course of business;

  (13)
  survey exceptions, encumbrances, easements or reservations of, or rights of others for, rights of way, zoning or other restrictions as to the use of properties, and defects in title which, in the case of any of the foregoing, were not incurred or created to secure the payment of Indebtedness, and which in the aggregate do not materially adversely affect the value of such properties or materially impair the use for the purposes of which such properties are held by the Issuer or any of its Restricted Subsidiaries;

  (14)
  judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

  (15)
  Liens, deposits or pledges to secure public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds or obligations; and Liens, deposits or pledges in lieu of such bonds or obligations, or to secure such bonds or obligations, or to secure letters of credit in lieu of or supporting the payment of such bonds or obligations;

  (16)
  Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Issuer or any Subsidiary thereof on deposit with or in possession of such bank;

  (17)
  any interest or title of a lessor, licensor or sublicensor in the property subject to any lease, license or sublicense (other than any property that is the subject of a Sale Leaseback Transaction);

  (18)
  Liens for taxes, assessments and governmental charges not yet delinquent or being contested in good faith and for which adequate reserves have been established to the extent required by GAAP;

  (19)
  Liens imposed by law, including carriers', warehousemen's, mechanics', landlords', materialmen's and repairmen's or other like Liens, in each case for sums not yet overdue for a period of more than 60 days or that are bonded or being contested in good faith by appropriate proceedings;

  (20)
  Liens on specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

  (21)
  Liens arising from precautionary UCC financing statements regarding operating leases or consignments;

  (22)
  CoBank, ACB's statutory Lien on the Issuer's Bank Equity Interests;

  (23)
  Liens to secure Indebtedness permitted by clause (15) of the second paragraph of the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness;" and

  (24)
  Liens securing obligations that do not exceed $50.0 million at any one time outstanding.

        "Permitted Refinancing Indebtedness" means any Indebtedness of the Issuer or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Issuer or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

  (1)
  the amount of such Permitted Refinancing Indebtedness does not exceed the amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued and unpaid interest thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing and such reasonable expenses incurred in connection therewith);

  (2)
  such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

  (3)
  if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes or the Note Guarantees, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of the Notes and is subordinated in right of payment to the Notes or the Note Guarantees, as applicable, on terms at least as favorable, taken as a whole, to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

  (4)
  if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is pari passu in right of payment with the Notes or any Note Guarantees, such Permitted

    Refinancing Indebtedness is pari passu with, or subordinated in right of payment to, the Notes or such Note Guarantees; and

  (5)
  such Indebtedness is Incurred either (a) by the Issuer or any Guarantor or (b) by the Restricted Subsidiary that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

        "Preferred Stock" means, with respect to any Person, any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions upon liquidation.

        "Replacement Assets" means (1) non-current assets (including any such assets acquired by capital expenditures) that will be used or useful in a Permitted Business or (2) substantially all the assets of a Permitted Business or the Voting Stock of any Person engaged in a Permitted Business that is or will become on the date of acquisition thereof a Restricted Subsidiary of the Issuer.

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" of a Person means any Subsidiary of such Person (or if no such Person is specified, the Issuer) that is not an Unrestricted Subsidiary.

        "S&P" means Standard & Poor's Investors Ratings Services or any of it successors or assigns that is a "nationally recognized statistical rating organization" within the meaning of Section 3(62) of the Exchange Act.

        "Sale and Leaseback Transaction" means, with respect to any Person, any transaction involving any of the assets or properties of such Person whether now owned or hereafter acquired, whereby such Person sells or otherwise transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which such Person intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

        "Significant Subsidiary" means any Restricted Subsidiary that would constitute a "significant subsidiary" within the meaning of Article 1 of Regulation S-X of the Securities Act.

        "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

        "Subordinated Debt" means any Indebtedness of the Issuer or any Guarantor which is subordinated in right of payment to the Notes or the related Note Guarantees, as applicable, pursuant to a written agreement to that effect.

        "Subsidiary" means, with respect to any specified Person:

  (1)
  any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

  (2)
  any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

        "Total Assets" means the total assets of the Issuer and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of the Issuer prepared in conformity with GAAP but excluding the value of any outstanding Restricted Investments or Investments made under clause (11) of the definition of Permitted Investments.

        "Transaction Fees" means, without duplication, all non- recurring transaction fees, charges and other amounts related to (a) the Indenture (including any amendment or other modification thereof), (b) any Acquisition (including, without limitation, the cost of obtaining a fairness opinion and prepaid premiums with respect to directors' and officers' insurance, but excluding all amounts otherwise included in accordance with GAAP in determining Consolidated Cash Flow) and (c) the incurrence, prepayment or repayment of Indebtedness permitted under the Indenture (including premiums, make whole or penalty payments in connection therewith).

        "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the date fixed for prepayment (or, if such Statistical Release is no longer published, any publicly available source for similar market data)) most nearly equal to the then remaining term of the Notes to October 1, 2017; provided, however, that if the then remaining term of the Notes to October 1, 2017, is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate will be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the then remaining term of the Notes to October 1, 2017, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

        "Unrestricted Subsidiary" means any Subsidiary of the Issuer that is designated by the Board of Directors of the Issuer as an Unrestricted Subsidiary pursuant to a Board Resolution in compliance with the covenant described under the caption "—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries," and any Subsidiary of such Subsidiary.

        "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is ordinarily entitled to vote in the election of the Board of Directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

  (1)
  the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

  (2)
  the then outstanding principal amount of such Indebtedness.

BOOK-ENTRY; DELIVERY AND FORM

The Global Notes

        We will initially issue the Exchange Notes in the form of one or more registered notes in global form, without interest coupons (collectively, the "Global Notes"). The Global Notes will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co. as nominee of DTC, or will remain in the custody of the trustee pursuant to the FAST Balance Certificate between DTC and the trustee. Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. You may hold your beneficial interests in a Global Note directly through DTC if you have an account with DTC or indirectly through organizations which have accounts with DTC. Beneficial interest in a Global Note may not be exchanged for notes in physical, certificated form ("Certificated Notes") except in the limited circumstances described below. All interests in a Global Note may be subject to the procedures and requirements of DTC.

Certain Book-Entry Procedures for the Global Notes

        The descriptions of the operations and procedures of DTC set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. We do not take any responsibility for these operations or procedures, and investors are urged to contact the system or its participants directly to discuss these matter.

        DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with the DTC (collectively, the "participants") and to facilitate the clearance and settlement of securities transactions amongst its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers (including the initial purchaser under the purchase agreement), banks, trust companies, clearing corporations and certain other organizations. Indirect access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies (collectively, the "indirect participants") that clear through or maintain a custodial relationship with a participant, whether directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.

        We expect that pursuant to procedures established by DTC, upon the deposit of a Global Note with DTC, DTC will credit, on its book-entry registration and transfer system, the amount represented by such Global Note to the accounts of participants. Ownership of beneficial interests in a Global Note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participant's interests), the participants and the indirect participants (with respect to the owners of beneficial interests in the Global Note other than participants).

        The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Accordingly, the ability to transfer interests in the Exchange Notes represented by a Global Note to such persons may be limited. In addition, because DTC can act on behalf of its participants, who in turn act on behalf of persons who hold interest through participants, the ability of a person having an interest in Exchange Notes represented by a Global Note to pledge or transfer such interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

        So long as DTC, or its nominee, is the registered holder and owner of the Global Notes, DTC or such nominee, as the case may be, will be considered the sole legal owner and holder of the Exchange Notes evidenced by the Global Note for all purposes under the indenture. Except as set forth below, as an owner of a beneficial interest in a Global Note, you will not be entitled to have the Exchange Note represented by such Global Note registered in your name, will not receive or be entitled to receive physical delivery of Certificated Notes and will not be considered to be the owner or holder thereof under the indenture for any purpose, including with respect to giving direction, instruction or approval to the Trustee thereunder. Accordingly, each holder owning a beneficial interest in a Global Note must rely on the procedures of DTC and, if such holder is not a participant or indirect participant, on the procedures of the participant through which such holder owns its interest, to exercise any rights of a holder of Exchange Notes under the indenture or such Global Note. We understand that under existing industry practice, in the event an owner of a beneficial interest in a Global Note desires to take any action that DTC, as the holder of such Global Note, is entitled to take, DTC would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Exchange Notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such notes.

        We will make payments of principal of, premium, if any, and interest on Exchange Notes represented by a Global Note registered in the name of and held by DTC or its nominee on the applicable record date to or at the direction of DTC or its nominee, as the case may be, as the registered owner and holder of the Global Notes representing such Exchange Notes under the indenture. Under the terms of the indenture, we and the trustee may treat the persons in whose names the Exchange Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on the Exchange Notes will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Exchange Notes, as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in a Global Note held through such participants or indirect participants be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Notes or for other aspects of the relationship between DTC and its participants or indirect participants or the participants or indirect participants and the owners of beneficial interests in a Global Note owning through such participants.

        Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

Certificated Notes

        A Global Note is exchangeable for Certificated Notes, if:

  (1)
  DTC (a) notifies the Issuer that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act, and in each case the Issuer fails to appoint a successor depositary;

  (2)
  the Issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of Certificated Notes (DTC has advised the Issuer that, in such event, under its current practices,

    DTC would notify its participants of the Issuer's request, but will only withdraw beneficial interests from a Global Note at the request of each DTC participant); or

  (3)
  there will have occurred and be continuing a Default or Event of Default with respect to the Notes and upon request from DTC.

        In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

        Neither we nor the trustee shall be liable for any delay by DTC or any participant or indirect participant in identifying the beneficial owners of the related Exchange Notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Exchange Notes to be issued).

CERTAIN U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS

        The following is a discussion of certain U.S. federal income and estate tax consequences of the purchase, ownership, and disposition of the Notes. The discussion applies only to Notes held as capital assets (generally, property held for investment) and acquired at the price indicated on the cover of this prospectus. The summary does not address special classes of holders of Notes, such as dealers in securities or currencies, insurance companies, tax exempt entities, persons that hold a Note in connection with an arrangement that completely or partially hedges the Note, securities traders that use a mark- to-market method of accounting, banks or other financial institutions, persons liable for the alternative minimum tax, persons holding Notes as part of a conversion transaction, a constructive sale or a straddle, certain former citizens or residents of the United States, entities that are treated as partnerships for U.S. federal income tax purposes, or U.S. Holders (as defined below) whose functional currency is not the U.S. dollar. If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds Notes, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. A partner of a partnership holding Notes should consult its own tax advisers.

        The summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), and Treasury regulations, rulings and judicial decisions thereunder, all as of the date of this prospectus, and all of which are subject to change, possibly on a retroactive basis. Moreover, there is no assurance that the Internal Revenue Service ("IRS") will not challenge any of the conclusions reached herein. As a result, we cannot assure you that the U.S. federal income tax consequences described in this summary will not be challenged by the IRS or will be sustained by a court if challenged by the IRS.

        Prospective purchasers of Notes should consult their own tax advisors concerning the U.S. federal income and estate tax and any state or local income or franchise tax consequences in their particular situations, as well as any consequences under the laws of any other taxing jurisdiction.

        For a discussion of the U.S. federal income tax consequences of participation in the exchange offer, see "The Exchange Offer—Tax Consequences of the Exchange Offer."

U.S. Holders

        For purposes of this discussion, a "U.S. Holder" means a beneficial owner of a Note that is, for U.S. federal income tax purposes (i) an individual who is a citizen or resident of the United States, (ii) a corporation or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any State of the United States or the District of

Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source and (iv) a trust, if either (A) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) a valid election is in effect under applicable Treasury regulations to treat such trust as a U.S. person. If you are neither a U.S. Holder, nor a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) you should refer to "—Non-U.S. Holders" below.

  Payments of Interest

        It is expected, and the following discussion assumes, that the Notes will not be considered issued with original issue discount ("OID") for U.S. federal income tax purposes. Accordingly, payments of stated interest on a Note will be taxable to a U.S. Holder as ordinary interest income at the time they are received or accrued, depending on the U.S. Holder's regular method of accounting for U.S. federal income tax purposes.

  Contingent Payments

        In certain circumstances described in the applicable registration rights agreement, the interest rate of the Notes may increase, and that possibility could cause the Notes to be treated as contingent payment debt instruments. See "The Exchange Offer." According to the applicable Treasury regulations, certain contingencies will not cause a debt instrument to be treated as a contingent payment debt instrument if each such contingency, as of the date of issuance, is either remote or incidental. Although the matter is not free from doubt, we intend to take the position that the possibility of these additional payments will not cause the Notes to be treated as contingent payment debt instruments under the applicable Treasury regulations. Because of the lack of directly applicable authority, however, we can provide no assurance that the Notes will not be treated as contingent payment debt instruments. Our position that the Notes are not contingent payment debt instruments is binding on each U.S. Holder unless such holder discloses its contrary position to the IRS in the manner required by applicable Treasury regulations.

        Our position that the Notes are not contingent payment debt instruments is not, however, binding on the IRS. If the IRS were to successfully challenge our position, and the Notes were treated as contingent payment debt instruments, U.S. Holders would be required, among other potential adverse consequences, to accrue interest income at a rate slightly higher than the stated interest rate on the Notes (regardless of such U.S. Holder's regular method of accounting for U.S. federal income tax purposes), and to treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange or redemption of a Note. U.S. Holders are urged to consult their own tax advisors regarding the possibility that the Notes may be contingent payment debt instruments. The balance of this discussion assumes that the Notes are not treated as contingent payment debt instruments.

  Disposition of the Notes

        A U.S. Holder generally will recognize gain or loss upon the sale, retirement or other taxable disposition of a Note equal to the difference between the amount realized (less an amount equal to any accrued and unpaid interest, which will be taxable as ordinary interest income, as discussed above, to the extent not previously included in income by the U.S. Holder) and the U.S. Holder's adjusted tax basis in the Note at such time. A U.S. Holder's adjusted tax basis in a Note will generally equal the cost of such Note to the U.S. Holder, excluding any pre-issuance accrued interest and decreased by any amortized bond premium . The amount realized will equal the sum of cash and the fair market value of any other property received on the sale, retirement or other taxable disposition of the Note. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder's holding period of the Note exceeds one year. Net long-term capital gain of non-corporate U.S.

Holders, including individuals, is currently eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations under the Code.

  Backup Withholding and Information Reporting

        A U.S. Holder may be subject to backup withholding on interest payments received on the Notes or on the proceeds received upon the sale, retirement or other taxable disposition of such Notes. Certain U.S. Holders (including, among others, corporations and certain tax-exempt organizations) generally are not subject to backup withholding. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt from backup withholding and:

  •
  fails to furnish its taxpayer identification number ("TIN"), which, for an individual, is ordinarily his or her social security number;

  •
  furnishes an incorrect TIN;

  •
  is notified by the IRS that such holder is subject to backup withholding because it has failed to properly report payments of interest or dividends; or

  •
  fails to certify, under penalties of perjury, that it has furnished its correct taxpayer identification number and that the IRS has not notified the U.S. Holder that it is subject to backup withholding.

        U.S. Holders should consult their personal tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. Backup withholding is not an additional tax, and taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund, if they timely provide certain information to the IRS.

        In general, information reporting requirements will apply to payments of principal and interest on a Note and the proceeds of the sale of a Note before maturity within the United States to non-exempt U.S. Holders.

  Medicare Tax on Net Investment Income

        A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. Holder's "net investment income" (in the case of individuals) or "undistributed net investment income" (in the case of estates and trusts) for the relevant taxable year and (2) the excess of the U.S. Holder's "modified adjusted gross income" (in the case of individuals) or "adjusted gross income" (in the case of estates and trusts) for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual's circumstances). A U.S. Holder's net investment income generally will include its interest income on the Notes and its net gains from the disposition of the Notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. Holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the Notes.

Non-U.S. Holders

        As used herein, a "Non-U.S. Holder" is a beneficial owner of a Note that, for U.S. federal income tax purposes, is neither a U.S. Holder nor a partnership (including an entity treated as a partnership for U.S. federal income tax purposes).

  Payments of Interest

        If the interest income on the Notes is not effectively connected with the conduct of a trade or business within the United States (and if certain tax treaties apply, such interest is not attributable to a permanent establishment or fixed base in the United States) as described below, then payments of such interest by us or any paying agent to a Non-U.S. Holder will not be subject to withholding of U.S. federal income tax under the "portfolio interest" exemption if the Non-U.S. Holder (1) does not actually or constructively own 10% or more of the combined voting power of all classes of our stock, (2) is not a bank treated as receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business, (3) is not a controlled foreign corporation related to us directly or constructively through stock ownership and (4) provides appropriate certification.

        Under current law, the certification requirement will be met if either:

  •
  In accordance with specified procedures, the Non-U.S. Holder provides to us or our paying agent an IRS Form W-8BEN or IRS Form W-8BEN-E (or a suitable substitute or successor form) that is signed under penalties of perjury, includes its name and address, and contains a certification that the holder is not a U.S. person; or

  •
  (a) the Non-U.S. Holder provides an IRS Form W-8BEN or IRS Form W-8BEN-E (or a suitable substitute or successor form), signed under the penalties of perjury, to an institution such as a securities clearing organization, bank, or other financial institution who holds customers' securities in the ordinary course of its trade or business and holds the Notes on behalf of a beneficial owner, and (b) the institution certifies to us, or our paying agent, under the penalties of perjury, that such statement has been received by it from the beneficial owner, directly or through another intermediary financial institution, and furnishes us or our paying agent with a copy thereof.

        The applicable Treasury regulations provide alternative documentation procedures for satisfying the certification requirement described above. Such regulations add intermediary certification options for certain qualifying agents.

        Interest payments to a Non-U.S. Holder that do not qualify for the portfolio interest exemption will be subject to U.S. withholding tax at a 30% rate unless (A) such holder provides a properly completed IRS Form W-8BEN or IRS Form W-8BEN-E (or other appropriate form) claiming an exemption from or reduction in withholding under an applicable tax treaty, or (B) such interest is effectively connected with such holder's conduct of a U.S. trade or business (and, if certain tax treaties apply, is attributable to a permanent establishment or fixed base in the United States) and such holder provides a properly completed IRS Form W-8ECI (or other appropriate form).

  Disposition of the Notes

        A Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax on any gain realized on the sale, retirement or other taxable disposition of a Note unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder (and, if certain tax treaties apply, is attributable to a permanent establishment or fixed base in the United States) as described below, or (ii) in the case of a Non-U.S. Holder who is an individual, such Non- U.S. Holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition and certain other conditions are met (in which case the such Non-U.S. Holder will be subject to a 30% U.S. federal income tax on gain (reduced by certain capital losses) unless an applicable tax treaty provides otherwise).

  Effectively Connected Income or Gain

        If any income or gain on the Notes is "effectively connected with the conduct of a trade or business within the United States" by a Non-U.S. Holder (and if an applicable treaty applies, such income or gain is attributable to a permanent establishment or fixed base in the United States of such Non-U.S. Holder), such income or gain will be subject to U.S. federal income tax essentially in the same manner as if the Notes were held by a U.S. Holder, as discussed above, unless an applicable income tax treaty provides otherwise. In the case of a corporate Non-U.S. Holder, the portion of its earnings and profits effectively connected with the conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, attributable to such holder's permanent establishment or fixed base in the United States) may also be subject to the branch profits tax, currently equal to 30% (or a reduced rate, if specified by an applicable income tax treaty) of its effectively connected earnings and profits.

  Backup Withholding and Information Reporting

        U.S. information reporting requirements and backup withholding will not apply to payments of principal and interest on a Note to a Non-U.S. Holder provided that a certification of Non-U.S. Holder status, as discussed above under "—Payments of Interest on the Notes," has been received and neither the Company nor its paying agent has actual knowledge that the payee is not a Non-U.S. Holder. However, information reporting on an IRS Form 1042-S may still apply with respect to interest payments and payments of proceeds from a sale of a Note effected at a U.S. office of a broker.

        Information reporting requirements and backup withholding will generally not apply to any payment of the proceeds of the sale of a Note effected outside the United States by a foreign office of a "broker" (as defined in applicable Treasury regulations), provided that such broker (1) is not a U.S. person, (2) derives less than 50% of its gross income for certain periods from the conduct of a trade or business in the United States, (3) is not a controlled foreign corporation as to the United States and (4) is not a foreign partnership doing business in the United States or in which U.S. persons own more than 50% of the income or capital interests (a person described in (1), (2), (3) and (4) being hereinafter referred to as a "foreign controlled person"). Payment of the proceeds of the sale of a Note effected outside the United States by a foreign office of any broker that is not a foreign controlled person will generally not be subject to backup withholding, but will generally be subject to information reporting requirements unless such broker has documentary evidence in its records that the beneficial owner is a Non-U.S. Holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption.

        Non-U.S. Holders should consult their own tax advisors regarding application of withholding and backup withholding in their particular circumstance and the availability of any procedure for obtaining an exemption from withholding, information reporting and backup withholding under current Treasury regulations. Backup withholding is not an additional tax and taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.

  FATCA Withholding

        Provisions commonly referred to as "FATCA" impose withholding tax at a rate of 30% on payments of U.S.-source interest, and, after December 31, 2016, on sales or redemption proceeds, in each case, paid to (i) "foreign financial institutions" (which generally includes investment funds) unless the institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities information regarding U.S. account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or meets other exemptions and (ii) a foreign entity that is not a financial institution, unless such entity provides the withholding agent with a certification identifying the substantial U.S. owners of the entity (as defined for this purpose) or meets other exemptions. An intergovernmental agreement between the United States and the entity's jurisdiction may modify these requirements. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Prospective investors should consult their tax advisers regarding the effects of FATCA on their investment in the Notes.

  U.S. Federal Estate Tax

        If you are an individual and are not a U.S. citizen or a resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of your death, your Notes generally will not be subject to the U.S. federal estate tax, unless, at the time of your death:

  •
  you actually or constructively own 10% or more of the total combined voting power of all of our outstanding stock; or

  •
  your interest on the Notes is effectively connected with your conduct of a U.S. trade or business.

CERTAIN ERISA CONSIDERATIONS

General

        The U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA"), imposes certain requirements on employee benefit plans subject to Title I of ERISA and on entities that are deemed to hold the assets of such plans ("ERISA Plans"), and on those persons who are fiduciaries with respect to ERISA Plans. Investments by ERISA Plans are subject to ERISA's general fiduciary requirements, including, but not limited to, the requirement of investment prudence and diversification and the requirement that an ERISA Plan's investments be made in accordance with the documents governing the plan.

        Section 406 of ERISA and Section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), prohibit certain transactions involving the assets of an ERISA Plan (as well as those plans that are not subject to ERISA but which are subject to Section 4975 of the Code, such as individual retirement accounts, or an entity deemed to hold the assets of such plans (together with ERISA Plans, "Plans")) and certain persons (referred to as "parties in interest" or "disqualified persons") having certain relationships to such Plans, unless a statutory or administrative exemption is applicable to the transaction. A party in interest or disqualified person who engages in a prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code.

        Any Plan fiduciary which proposes to cause a Plan to purchase the Notes should consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and Section 4975 of the Code to such an investment, and to confirm that such purchase and holding will not constitute or result in a non-exempt prohibited transaction or any other violation of an applicable requirement of ERISA.

        Non-U.S. plans, governmental plans as defined in Section 3(32) of ERISA and church plans as defined in Section 3(33) of ERISA that have not made an election under Section 401(d) of the Code, while not subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of ERISA and Section 4975 of the Code, may nevertheless be subject to non-US, state, local or other federal laws or regulations that are similar to the foregoing provisions of ERISA and the Code ("Similar Law"). Fiduciaries of any such plans should consult with their counsel before purchasing the

Notes to determine the need for, and the availability, if necessary, of any exemptive relief under any such law or regulations.

Prohibited Transaction Exemptions

        The fiduciary of a Plan that proposes to purchase and hold any Notes should consider, among other things, whether such purchase and holding may involve (i) the direct or indirect extension of credit to a party in interest or a disqualified person, (ii) the sale or exchange of any property between a Plan and a party in interest or a disqualified person, or (iii) the transfer to, or use by or for the benefit of, a party in interest or disqualified person, of any Plan assets. Such parties in interest or disqualified persons could include, without limitation, the Company, the initial purchasers, the agents or any of their respective affiliates. Depending on the satisfaction of certain conditions which may include the identity of the Plan fiduciary making the decision to acquire or hold the Notes on behalf of a Plan, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code (relating to certain transactions by non-fiduciary service providers), Prohibited Transaction Class Exemption ("PTCE") 84-14 (relating to transactions effected by a "qualified professional asset manager"), PTCE 90-1 (relating to investments by insurance company pooled separate accounts), PTCE 91-38 (relating to investments by bank collective investment funds), PTCE 95-60 (relating to investments by insurance company general accounts) or PTCE 96-23 (relating to transactions directed by an in-house asset manager) (collectively, the "Class Exemptions") could provide an exemption from the prohibited transaction provisions of ERISA and the Code. However, there can be no assurance that any of these Class Exemptions or any other exemption will be available with respect to any particular transaction involving the notes. Moreover, the exemptions do not provide relief from the prohibitions in ERISA and the Code on self-dealing.

        By its purchase of a Note, the purchaser thereof will be deemed to have represented and warranted that either :

            (i)  no assets of a Plan or non-U.S., governmental or church plan have been used to acquire such Note or an interest therein or (ii) the purchase and holding of such Note, or an interest therein, by such person do not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of Similar Law.

        Each Plan fiduciary (and each fiduciary for non-U.S., governmental or church plans subject to Similar Law) should consult with its legal advisor concerning the potential consequences to the plan under ERISA, Section 4975 of the Code or such Similar Laws of an investment in the notes.

 PLAN OF DISTRIBUTION

        If you want to participate in the exchange offer, you must represent, among other things, that:

  •
  any Exchange Notes to be received by you will be acquired in the ordinary course of your business;

  •
  you are not engaged in, and do not intend to engage in, and you have no arrangement or understanding with any person to participate in, the distribution (within the meaning of the Securities Act) of the Exchange Notes;

  •
  you are not an "affiliate" (as defined in Rule 405 under the Securities Act) of us or, if you are such an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act, to the extent applicable; and

  •
  you are not acting on behalf of any person who could not truthfully make the foregoing representations.

        If you fail to satisfy any of these conditions, you cannot rely on the position of the SEC set forth in the no-action letters issued to third parties not related to us referred to above under "The Exchange Offer—Resale of the Exchange Notes" and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the Exchange Notes. Each broker-dealer that holds Original Notes and that were acquired for its own account as a result of market-making activities or other trading activities may exchange such Original Notes for Exchange Notes pursuant to the exchange offer; however, such broker-dealer may be deemed to be an "underwriter" within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by such broker-dealer to satisfy such prospectus delivery requirement. We have agreed in the registration rights agreement to keep the exchange offer registration statement of which this prospectus forms a part continuously effective, supplemented and amended as required by the registration rights agreement to the extent necessary to ensure that it is available for resales of the Exchange Notes acquired by broker-dealers for their own accounts, if requested by one or more broker-dealers, as a result of market-making activities or other trading activities, and to ensure that it conforms with the requirements of the registration rights agreement, the Securities Act and the policies, rules and regulations of the SEC as announced from time to time, for a period ending on the earlier of (i) 180 days after the consummation of the exchange offer and (ii) the date on which all broker-dealers have disposed of all their registrable securities. In addition, until                         , 2015, all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

        We will not receive any proceeds from any sale of Exchange Notes. Exchange Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        During the 180-day (or shorter as provided in the second paragraph of this section) period, we will promptly provide sufficient copies of this prospectus and any amendment of the exchange offer supplement to this prospectus to any broker-dealer that requests such documents.

        We have agreed to pay all expenses incident to this exchange offer (including the expenses of one counsel) other than discounts, commissions or transfer taxes of any brokers or dealers and will indemnify the holders of the Original Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        Certain legal matters in connection with the Exchange Notes and the guarantees have been passed upon for the Company and the Guarantors by Schiff Hardin LLP, Chicago, Illinois.

 EXPERTS

        The consolidated financial statements of Consolidated Communications Holdings, Inc. appearing in Consolidated Communications Holdings, Inc.'s Current Report on Form 8-K filed on August 10, 2015, and the effectiveness of Consolidated Communications Holdings, Inc.'s internal control over financial reporting as of December 31, 2014, have been audited by Ernst & Young, LLP independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance on their report given on their authority as experts in accounting and auditing.

        The consolidated financial statements of Enventis Corporation (formerly, Hickory Tech Corporation) as of December 31, 2013 and 2012, and for the years then ended, and the adjustments to apply the change in segment reporting presentation reflected in the 2011 financial statements described in Note 6 (not separately included in or incorporated by reference in this Prospectus), appearing in Enventis Corporation's Annual Report (Form 10-K) for the year ended December 31, 2013, and the effectiveness of Enventis Corporation's internal control over financial reporting as of December 31, 2013, have been audited by Moss Adams LLP, independent registered public accounting firm, as set forth in its reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference and in reliance upon such reports given on the authority of such firm as experts in accounting and auditing. Moss Adams LLP has not audited, reviewed or performed any procedures with respect to the unaudited consolidated financial statements of Enventis as of and for the three-month and nine-month periods ended September 30, 2014, included in this Prospectus.

        The consolidated financial statements of income, comprehensive income, shareholders' equity and cash flows, for the year ended December 31, 2011, before the effects of the adjustments to apply the change in segment reporting presentation described in Note 6, contained in Enventis Corporation's Annual Report (10-K) for the year ended December 31, 2013 have been audited by Grant Thornton LLP, an independent registered public accounting firm. The adjustments to those financial statements to apply the change in segment reporting presentation described in Note 6 have been audited by Moss Adams LLP, an independent registered public accounting firm. The consolidated financial statements of income, comprehensive income, shareholders' equity, and cash flows for the year ended December 31, 2011 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2013, have been so incorporated in reliance on the reports of (i) Grant Thornton LLP solely with respect to those financial statements before the effects of the adjustments to apply the change in segment reporting described in Note 6 and (ii) Moss Adams LLP solely with respect to the adjustments to those financial statements to apply the change in segment reporting described in Note 6, given on the authority of such firms as experts in accounting and auditing.

        The financial statements of Pennsylvania RSA No. 6 (II) Limited Partnership as of December 31, 2014, and for the year ended December 31, 2014 and the financial statements of GTE Mobilnet of Texas #17 Limited Partnership as of December 31, 2014 and for the year ended December 31, 2014 appearing in Consolidated Communications Holdings, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2014, have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        The financial statements of Pennsylvania RSA No. 6 (II) Limited Partnership which comprise the balance sheets as of December 31, 2012, and the related statements of operations, changes in partners' capital, and cash flows for the year ended December 31, 2012, incorporated by reference in this Prospectus by reference from Consolidated Communications Holdings, Inc.'s Annual Report on

Form 10-K for the year ended December 31, 2014, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        We have not authorized any dealer or salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not constitute an offer to sell or buy any securities in any jurisdiction where it is unlawful. The information in this prospectus is current only as of the date of this prospectus unless the information specifically indicates that another date applies.

        Until                    , 2015, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

CONSOLIDATED COMMUNICATIONS, INC.

OFFER TO EXCHANGE
$500,000,000 OF 6.50% SENIOR NOTES DUE 2022
FOR
$500,000,000 OF 6.50% SENIOR NOTES DUE 2022
WHICH HAVE BEEN REGISTERED
UNDER THE SECURITIES ACT OF 1933, AS AMENDED

UNCONDITIONALLY GUARANTEED BY
CONSOLIDATED COMMUNICATIONS HOLDINGS, INC. AND
CERTAIN SUBSIDIARIES OF CONSOLIDATED
COMMUNICATIONS, INC.

PROSPECTUS

                    , 2015

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

        Consolidated Communications Holdings, Inc. ("Consolidated") is incorporated under the laws of the State of Delaware. Section 145 ("Section 145") of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (the "DGCL"), provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

        Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

        Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the directors' duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or (iv) for any transaction from which the director derived an improper personal benefit.

        Consolidated's amended and restated certificate of incorporation provides that, to the fullest extent permitted by the DGCL and except as otherwise provided in Consolidated's amended and restated bylaws, none of Consolidated's directors will be liable to Consolidated or its stockholders for monetary damages for a breach of fiduciary duty. In addition, Consolidated's amended and restated certificate of incorporation permits indemnification of any person who was or is made, or threatened to be made, a party to any action, suit or other proceeding, whether criminal, civil, administrative or investigative, because of his or her status as a director or officer of Consolidated, or service as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise at Consolidated's request to the fullest extent authorized under the DGCL against all expenses, liabilities and losses reasonably incurred by such person. Further, Consolidated's amended and restated bylaws provide that such indemnification must be provided to directors and officers, and further provide that Consolidated may purchase and maintain insurance on Consolidated's own behalf and on behalf of any other person who is or was a director, officer or agent of Consolidated or was serving at Consolidated's request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Consolidated maintains such insurance.

        The charters and other organizational documents of each of the Company and the subsidiary guarantor registrants allow for indemnification of the directors and officers thereof to the fullest extent permissible under applicable law. Furthermore, as directors and officers of subsidiaries of Consolidated, the directors and officers of each of the Company and the subsidiary guarantor registrant's are entitled to indemnification by Consolidated to the same extent as directors and officers of Consolidated and are covered by Consolidated's directors' and officers' liability insurance to the same extent as directors and officers of Consolidated.

Item 21.    Exhibits and Financial Statement Schedules

        The Exhibits filed herewith are set forth on the Exhibit Index filed as part of this registration statement.

Item 22.    Undertakings

(a)
Each of the undersigned Registrants hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

          (5)   That, for the purpose of determining liability of the Registrants under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, each of the undersigned Registrants undertakes that in a primary offering of securities of the undersigned Registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, each of the undersigned Registrants will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

              (i)  Any preliminary prospectus or prospectus of the undersigned Registrants relating to the offering required to be filed pursuant to Rule 424;

             (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrants or used or referred to by the undersigned Registrants;

            (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrants or their securities provided by or on behalf of the undersigned Registrants; and

            (iv)  Any other communication that is an offer in the offering made by the undersigned Registrants to the purchaser.

        (b)   Each of the undersigned Registrants hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Consolidated Communications Holdings, Inc.'s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Each of the undersigned Registrants hereby undertakes:

          (1)   That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

          (2)   That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (d)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of any Registrant pursuant to the foregoing provisions, or otherwise, the undersigned Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by any Registrant of expenses incurred or paid by a director, officer or controlling person of such Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (e)   Each of the undersigned Registrants hereby undertakes:

          (1)   To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (2)   To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Consolidated Communications, Inc., has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mattoon, State of Illinois, on this 3rd day of September, 2015.

CONSOLIDATED COMMUNICATIONS, INC.
By:	/s/ STEVEN L. CHILDERS
	Name:	Steven L. Childers
	Title:	Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed effective September 3, 2015 by the following persons in the capacities and on the dates indicated.

Title		Date

* C. Robert Udell Jr.		President and Chief Executive Officer (Principal Executive Officer)	September 3, 2015
/s/ STEVEN L. CHILDERS Steven L. Childers		Chief Financial Officer (Principal Financial and Accounting Officer)	September 3, 2015
* Robert J. Currey		Director	September 3, 2015
* Steven J. Shirar		Director	September 3, 2015
* Matthew Smith		Director	September 3, 2015
*By:	/s/ STEVEN L. CHILDERS Steven L. Childers Attorney-in-Fact

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mattoon, State of Illinois, on this 3rd day of September 2015.

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.
By:	/s/ STEVEN L. CHILDERS
	Name:	Steven L. Childers
	Title:	Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed effective September 3, 2015 by the following persons in the capacities and on the dates indicated.

Title	Date

* C. Robert Udell Jr.	President and Chief Executive Officer; Director (Principal Executive Officer)	September 3, 2015
/s/ STEVEN L. CHILDERS Steven L. Childers	Chief Financial Officer (Principal Financial and Accounting Officer)	September 3, 2015
* Robert J. Currey	Executive Chariman and Director	September 3, 2015
* Thomas A. Gerke	Director	September 3, 2015
* Richard A. Lumpkin	Director	September 3, 2015
* Roger H. Moore	Director	September 3, 2015
* Dale E. Parker	Director	September 3, 2015

Title		Date

* Maribeth S. Rahe		Director	September 3, 2015
* Timothy D. Taron		Director	September 3, 2015
*By:	/s/ STEVEN L. CHILDERS Steven L. Childers Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, each of the companies listed below has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mattoon, State of Illinois, on this 3rd day of September, 2015.

CABLE NETWORK, INC.
CONSOLIDATED COMMUNICATIONS ENTERPRISE SERVICES, INC.
CONSOLIDATED COMMUNICATIONS OF FORT BEND COMPANY
CONSOLIDATED COMMUNICATIONS OF TEXAS COMPANY
CONSOLIDATED COMMUNICATIONS SERVICES COMPANY
CRYSTAL COMMUNICATIONS, INC.
ENTERPRISE INTEGRATION SERVICES, INC.
ENVENTIS CORPORATION
ENVENTIS TELECOM, INC.
HEARTLAND TELECOMMUNICATIONS COMPANY OF IOWA
IDEAONE TELECOM INC.
MANKATO CITIZENS TELEPHONE COMPANY
MID-COMMUNICATIONS, INC.
NATIONAL INDEPENDENT BILLING, INC.
SUREWEST KANSAS, INC.
SUREWEST TELEPHONE
SUREWEST TELEVIDEO
By:	/s/ STEVEN L. CHILDERS
	Name:	Steven L. Childers
	Title:	Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed effective September 3, 2015 by the following persons in the capacities and on the dates indicated.

Title	Date

* C. Robert Udell Jr.	President and Chief Executive Officer (Principal Executive Officer)	September 3, 2015
/s/ STEVEN L. CHILDERS Steven L. Childers	Chief Financial Officer (Principal Financial and Accounting Officer)	September 3, 2015
* Robert J. Currey	Director	September 3, 2015

Title		Date

* Steven J. Shirar		Director	September 3, 2015
* Matthew Smith		Director	September 3, 2015
*By:	/s/ STEVEN L. CHILDERS Steven L. Childers Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Consolidated Communications of Pennsylvania Company, LLC, has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mattoon, State of Illinois, on this 3rd day of September 2015.

CONSOLIDATED COMMUNICATIONS OF PENNSYLVANIA COMPANY, LLC SUREWEST FIBER VENTURES, LLC
By:	/s/ STEVEN L. CHILDERS
	Name:	Steven L. Childers
	Title:	Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed effective September 3, 2015 by the following persons in the capacities and on the dates indicated.

Title		Date

* C. Robert Udell Jr.		President and Chief Executive Officer of Consolidated Communications Enterprise Services, Inc., its sole member (Principal Executive Officer)	September 3, 2015
/s/ STEVEN L. CHILDERS Steven L. Childers		Chief Financial Officer of Consolidated Communications Enterprise Services, Inc., its sole member (Principal Financial and Accounting Officer)	September 3, 2015
* Robert J. Currey		Director of Consolidated Communications Enterprise Services, Inc., its sole member	September 3, 2015
* Steven J. Shirar		Director of Consolidated Communications Enterprise Services, Inc., its sole member	September 3, 2015
* Matthew Smith		Director of Consolidated Communications Enterprise Services, Inc., its sole member	September 3, 2015
*By:	/s/ STEVEN L. CHILDERS Steven L. Childers Attorney-in-Fact

EXHIBIT INDEX

	Index		Exhibits
4.	Instruments defining the rights of security holders	4.1	Indenture, dated as of September 18, 2014, between Consolidated Communications, Inc. (as successor to Consolidated Communications Finance II Co.) and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.1 to Consolidated Communications Holdings, Inc.'s Current Report on Form 8-K dated September 18, 2014)
		4.2
			First Supplemental Indenture, dated as of October 16, 2014, among Consolidated Communications Holdings, Inc., Consolidated Communications, Inc., Consolidated Communications Enterprise Services, Inc., Consolidated Communications of Fort Bend Company, Consolidated Communications of Pennsylvania Company, LLC, Consolidated Communications Services Company, Consolidated Communications of Texas Company, SureWest Communications, SureWest Fiber Ventures, LLC, SureWest Kansas, Inc., SureWest Long Distance, SureWest Telephone, SureWest TeleVideo, and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 4.1 to Consolidated Communications Holdings, Inc.'s Current Report on Form 8-K dated October 16, 2014)
		4.3
			Second Supplemental Indenture, dated as of November 14, 2014, among Consolidated Communications, Inc., Enventis Corporation, Cable Network, Inc., Crystal Communications, Inc., Enventis Telecom, Inc., Heartland Telecommunications Company of Iowa, Inc., Mankato Citizens Telephone Company, Mid-Communications, Inc., National Independent Billing, Inc., IdeaOne Telecom Inc. and Enterprise Integration Services, Inc., and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 4.2 to Consolidated Communications Holdings, Inc.'s Current Report on Form 8-K dated November 14, 2014)

Index		Exhibits
	4.4	Third Supplemental Indenture, dated as of June 8, 2015, among Consolidated Communications Enterprise Services; Consolidated Communications of Fort Bend Company; Consolidated Communications of Pennsylvania Company, LLC; Consolidated Communications Services Company; Consolidated Communications of Texas Company; SureWest Fiber Ventures, LLC; SureWest Kansas, Inc.; SureWest Telephone; SureWest TeleVideo; Cable Network, Inc.; Crystal Communications, Inc.; Enterprise Integration Services, Inc.; Enventis Corporation; Enventis Telecom, Inc.; Heartland Telecommunications Company of Iowa; IdeaOne Telecom, Inc.; Mankato Citizens Telephone Company; Mid-Communications, Inc.; and National Independent Billing, Inc.; Consolidated Communications Holdings, Inc.; Consolidated Communications, Inc.; and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.1 to Consolidated Communications Holdings, Inc.'s Current Report on Form 8-K dated June 8, 2015)
	4.5	Form of 6.50% Senior Note due 2022 (incorporated by reference to Exhibit A to Exhibit 4.1 to Consolidated Communications Holdings, Inc.'s Current Report on Form 8-K dated September 18, 2014)
4.6
Registration Rights Agreement, dated as of September 18, 2014, between Consolidated Communications, Inc. (as successor to Consolidated Communications Finance II Co.) and Morgan Stanley & Co. LLC (incorporated by reference to Exhibit 4.4 to Consolidated Communications Holdings, Inc.'s Current Report on Form 8-K dated September 18, 2014)

Index		Exhibits
	4.7	Joinder to Registration Rights Agreement, dated as of October 16, 2014, by Consolidated Communications Holdings, Inc., Consolidated Communications, Inc., Consolidated Communications Enterprise Services, Consolidated Communications of Fort Bend Company, Consolidated Communications of Pennsylvania Company, LLC, Consolidated Communications Services Company, SureWest Communications, SureWest Fiber Ventures, LLC, SureWest Kansas, Inc., SureWest Long Distance, SureWest Telephone, and SureWest TeleVideo (incorporated by reference to Exhibit 4.3 to Consolidated Communications Holdings, Inc.'s Current Report on Form 8-K dated October 16, 2014)
4.8
Joinder to Registration Rights Agreement, dated as of November 14, 2014, by Enventis Corporation, Cable Network, Inc., Crystal Communications, Inc., Enventis Telecom, Inc., Heartland Telecommunications Company of Iowa, Inc., Mankato Citizens Telephone Company, Mid-Communications, Inc., National Independent Billing, Inc., IdeaOne Telecom Inc. and Enterprise Integration Services, Inc. (incorporated by reference to Exhibit 4.3 to Consolidated Communications Holdings, Inc.'s Current Report on Form 8-K dated November 14, 2014)
4.9
Registration Rights Agreement, dated as of June 8, 2015, among Consolidated Communications Holdings, Inc., Consolidated Communications, Inc., Consolidated Communications Enterprise Services; Consolidated Communications of Fort Bend Company; Consolidated Communications of Pennsylvania Company, LLC; Consolidated Communications Services Company; Consolidated Communications of Texas Company; SureWest Fiber Ventures, LLC; SureWest Kansas, Inc.; SureWest Telephone; SureWest TeleVideo; Cable Network, Inc.; Crystal Communications, Inc.; Enterprise Integration Services, Inc.; Enventis Corporation; Enventis Telecom, Inc.; Heartland Telecommunications Company of Iowa; IdeaOne Telecom, Inc.; Mankato Citizens Telephone Company; Mid-Communications, Inc.; and National Independent Billing, Inc. and Morgan Stanley & Co. LLC (incorporated by reference to Exhibit 4.2 to our Current Report on Form 8-K dated June 8, 2015)

	Index		Exhibits
5.	Opinion regarding legality	5.1	Opinion of Schiff Hardin LLP*
12.	Statements re computation of ratios	12.1	Statement of computation of ratio of earnings to fixed charges*
23.	Consents of experts and counsel	23.1	Consent of Ernst & Young LLP
		23.2	Consent of Ernst & Young LLP
		23.3	Consent of Grant Thornton LLP
		23.4	Consent of Deloitte & Touche LLP
		23.5	Consent of Moss Adams LLP
		23.6	Consent of Schiff Hardin LLP (included in its opinion filed as Exhibit 5.1)
24.	Power of Attorney	24.1	Powers of Attorney*
25.	Statement of eligibility of trustee	25.1	Form T-1 Statement of Eligibility of Wells Fargo Bank, National Association to act as trustee with respect to the 6.50% Senior Notes due 2022*
99.1	Additional exhibits	99.1	Form of Letter of Transmittal*
		99.2	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees*
		99.3	Form of Letter to Clients*

*
Previously filed.